UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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PERICOM SEMICONDUCTOR CORPORATION

(Name of the Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 30, 2015

Dear Shareholder:

You are invited to attend a special meeting of shareholders of common stock of Pericom Semiconductor Corporation, a California corporation (“Pericom,” “we,” “us” or “our”), to be held on November 20, 2015, at 9:00 am local time, at 1545 Barber Lane, Milpitas, California 95035.

At the special meeting, you will be asked to consider and vote upon a proposal to approve a merger agreement pursuant to which Pericom would be acquired by Diodes Incorporated. We entered into this merger agreement on September 2, 2015. If the merger is completed, you will be entitled to receive $17.00 in cash, without interest and less any applicable withholding taxes, for each share of Pericom common stock that you own. At the special meeting, you will also be asked to consider and vote upon, on a non-binding, advisory basis, certain compensation that will or may become payable to our named executive officers that is based on or otherwise relates to the merger.

After careful consideration, the board of directors of Pericom unanimously determined that the merger, on the terms and subject to the conditions set forth in the merger agreement, is fair to, and in the best interests of, Pericom and its shareholders and unanimously approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement in accordance with the requirements of California law.

The board of directors of Pericom unanimously recommends that you vote “FOR” the approval of the merger agreement and the merger, “FOR” the proposal to adjourn the special meeting to solicit additional votes to approve the merger agreement and the merger, if necessary or appropriate, and “FOR” the non-binding, advisory proposal to approve certain compensation that will or may become payable to our named executive officers that is based on or otherwise relates to the merger.

Your vote is important. If you do not vote or do not instruct your broker, bank or nominee how to vote, it will have the same effect as voting “AGAINST” the merger agreement and the merger. It is important that your shares be represented and voted whether or not you plan to attend the special meeting in person. You may vote by completing and mailing the enclosed proxy card. Voting by written proxy will ensure your shares are represented at the special meeting.

Sincerely,

Alex C. Hui

Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger or the merger agreement, passed upon the merits or fairness of the merger, or passed upon the adequacy or accuracy of the disclosure in the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated October 30, 2015 and is first being mailed to shareholders on or about November 2, 2015.

PERICOM SEMICONDUCTOR CORPORATION

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held on November 20, 2015

To the Shareholders of Pericom Semiconductor Corporation:

We will hold an special meeting of the shareholders of Pericom Semiconductor Corporation, a California corporation (“Pericom”, “we,” “us” or “our”), at 9:00 am local time on November 20, 2015, at 1545 Barber Lane, Milpitas, California 95035. We will consider and act on the following proposals at the special meeting.

1.	To approve the Agreement and Plan of Merger, dated as of September 2, 2015 (the “Merger Agreement”), by and among Diodes Incorporated, a Delaware corporation (“Diodes”), PSI Merger Sub, Inc., a California corporation and a wholly owned subsidiary of Diodes (“Merger Sub”) and Pericom, and the merger of Merger Sub with and into Pericom (the “Merger”), with Pericom surviving the Merger as a direct wholly owned subsidiary of Diodes pursuant thereto (the “Merger Proposal”). Pursuant to the terms of the Merger Agreement, each outstanding share of Pericom common stock, excluding shares owned by shareholders who have exercised dissenters’ rights under California law, and shares owned by Pericom, Diodes, Merger Sub or any of their respective direct or indirect wholly owned subsidiaries, will be cancelled and converted into the right to receive $17.00 in cash, without interest and less any applicable withholding taxes (the “Merger Consideration”);

2.	To adjourn the special meeting to solicit additional votes to approve the Merger Proposal, if necessary or appropriate (the “Adjournment Proposal”); and

3.	To approve on a non-binding, advisory basis, certain compensation that will or may become payable to our named executive officers that is based on or otherwise relates to the Merger (the “Golden Parachute Compensation Proposal”), as disclosed pursuant to Item 402(t) of Regulation S-K in “The Merger—Interests of Our Directors and Executive Officers in the Merger—Golden Parachute Compensation” beginning on page 59 of the accompanying proxy statement.

The accompanying proxy statement and its annexes, including all documents incorporated by reference into the accompanying proxy statement, more fully describes these items of business. We urge you to read this information carefully.

The board of directors of Pericom unanimously recommends that you vote (1) “FOR” the Merger Proposal; (2) “FOR” the Adjournment Proposal; and (3) “FOR” the Golden Parachute Compensation Proposal. The approval by Pericom shareholders of the Merger Proposal is required to complete the Merger described in the accompanying proxy statement.

Only shareholders of record of shares of Pericom common stock at the close of business on September 22, 2015, the record date for the special meeting, are entitled to notice of and to vote at the special meeting and any adjournments or postponements of the special meeting. If you have any questions concerning the Merger, the special meeting or the accompanying proxy statement, need help voting your shares of Pericom common stock, or would like additional copies, without charge, of the enclosed proxy statement or proxy card, please contact Pericom’s proxy solicitor, MacKenzie Partners, Inc., using the information below:

Toll-free: (800) 322-2885

Collect: (212) 929-5500

Email: proxy@mackenziepartners.com

Your vote is very important. It is important that your shares be represented and voted whether or not you plan to attend the special meeting in person. You may vote by completing and mailing the proxy card enclosed with the proxy statement. If your shares are held in “street name,” meaning your shares are held of record by a broker, bank or other nominee, you should instruct your broker, bank or nominee how to vote your shares using the voting instruction form furnished by your broker, bank or nominee. Submitting a proxy by mailing a proxy card will ensure your shares are represented at the special meeting. If you do not vote or do not instruct your broker, bank or nominee how to vote, it will have the same effect as voting against the Merger Proposal.

Please vote promptly whether or not you expect to attend the Pericom special meeting.

By Order of the Board of Directors,

Chi-Hung (John) Hui
Senior Vice President, Research and Development and Secretary

Milpitas, California

Dated: October 30, 2015

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

AND THE SPECIAL MEETING

The following questions and answers briefly address some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a shareholder of Pericom Semiconductor Corporation. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement. We encourage you to read this proxy statement, including the annexes, in its entirety because it explains the proposed merger, the documents related to the merger and other related matters. In this proxy statement, the terms “Company,” “we,” “our,” “ours,” “us” and “Pericom” refer to Pericom Semiconductor Corporation. We refer to Diodes Incorporated as “Parent” or “Diodes” and PSI Merger Sub, Inc. as “Merger Sub.”

Q:	Why am I receiving this proxy statement and proxy card?

A:	You are receiving this proxy statement and proxy card because, as of September 22, 2015 (the “Record Date”), the record date for the determination of shareholders entitled to notice of and to vote at the special meeting, you owned shares of our common stock, no par value (the “Company Common Stock”). We have entered into the Agreement and Plan of Merger, dated as of September 2, 2015, by and among the Company, Diodes and Merger Sub (the “Merger Agreement”). Pursuant to the Merger Agreement, subject to the approval of the Merger by our shareholders and the satisfaction of other conditions to the completion of the merger specified in the Merger Agreement, Merger Sub will be merged with and into Pericom (the “Merger”), with Pericom surviving as a wholly owned subsidiary of Diodes, and the Company Common Stock will be delisted from the NASDAQ Global Select Market (“NASDAQ”). A copy of the Merger Agreement is attached to this proxy statement as Annex A.

In order to complete the Merger, our shareholders must vote to approve the Merger Proposal (as defined below). We will hold a special meeting of our shareholders to obtain this approval. Our board of directors (the “Company Board”) is providing this proxy statement to give you information for use in determining how to vote on the proposals submitted to the shareholders at the special meeting. You should read this proxy statement and the annexes incorporated by reference herein carefully. The enclosed proxy card and voting instructions allow you, as our shareholder, to have your shares voted at the special meeting without attending the special meeting. Your proxy is being solicited by the Company Board.

Your vote is very important. If you do not vote or do not instruct your broker, bank or nominee how to vote, it will have the same effect as voting “AGAINST” the Merger Proposal (as defined below). We encourage you to submit your proxy as soon as possible.

Q:	As a holder of Company Common Stock, what will I be entitled to receive in the Merger?

A:	Upon the completion of the Merger, each share of Company Common Stock outstanding immediately prior to the effective time of the Merger, excluding shares owned by shareholders who have exercised dissenters’ rights under Chapter 13 of the General Corporation Law of the State of California (the “CGCL”), a copy of which is attached to this proxy statement as Annex D, and shares owned by Pericom, Diodes, Merger Sub or any of their respective direct or indirect wholly owned subsidiaries (the “Excluded Shares”), will be automatically cancelled and converted into the right to receive $17.00 payable net in cash, without interest and less any applicable withholding taxes. For example, if you own 100 shares of Company Common Stock, you will be entitled to receive $1,700 in cash, without interest, less any applicable withholding taxes, in exchange for your shares. Any withheld amounts will be treated for all purposes as having been paid to the holder of Company Common Stock in respect of whose shares the withholding was made.

Q:	What will holders of Pericom equity awards receive in the Merger?

A:

Unvested Stock Options. Each option to purchase Company Common Stock (each, a “Company Option”) that is unvested as of the effective time of the Merger and which is held by an individual who is rendering continuous service to Pericom or its subsidiaries through the effective time of the Merger and who is eligible to be included on a registration statement filed by Parent on Form S-8 (a “Continuing Service Provider”) will be cancelled and replaced with an award of restricted stock units covering shares of Parent common stock (“Parent RSUs”) on generally the same terms and conditions as previously applied to each such unvested Company Option, except that such Parent RSU award will cover that whole number of shares of Parent common stock (rounded down) equal to the product of (i) the total number of shares subject to such unvested Company Option and (ii) the excess, if any, of $17.00 over the exercise price per share subject to such unvested Company Option and then divided by (iii) the volume weighted average price of Parent common stock on NASDAQ for a twenty trading day period, starting with the opening of trading on the twenty-first trading day prior to the closing date of the Merger to the closing of trading on the second to last trading day prior to the closing date of the Merger, as reported by Bloomberg and determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours (the “VWAP of Parent Stock”). With respect to any Parent RSUs granted to holders of unvested Company Options, Parent will defend, indemnify and holder harmless in full each such holder of Parent RSUs for any taxes imposed on such holder under Section 409A of the Code arising from the conversion of the unvested Company Options into Parent RSUs.

Vested Stock Options. Each Company Option that is vested as of the effective time of the Merger will be cancelled and, in exchange therefor, each former holder of such cancelled vested Company Option will be entitled to receive a payment in cash in an amount equal to the product of (i) the total number of unexercised shares subject to such vested Company Option and (ii) the excess, if any, of $17.00 over the exercise price per share of such vested Company Option (the “Option Payment”). In addition, each Company Option that is unvested as of the effective time of the Merger which is held by an individual who is rendering continuous service to Pericom or its subsidiaries through the effective time of the Merger but who is not eligible to be included on a registration statement filed by Parent on Form S-8 (a “Non-Continuing Service Provider”) will vest as of immediately prior to the effective time of the Merger and be treated as a vested Company Option.

Unvested Restricted Stock Units. Each outstanding award of restricted stock units or performance share units (each, a ‘‘Company RSU’’) that is not vested prior to the effective time of the Merger that is held by a Continuing Service Provider will be replaced with a Parent RSU, on generally the same terms and conditions (other than performance-vesting requirements which will be deemed satisfied at “maximum” achievement) as applied to each such unvested Company RSU immediately prior to the effective time of the Merger, with respect to the number of shares of Parent common stock, rounded down to the nearest whole share, that is equal to the product of (i) the number of shares of Company Common Stock that were subject to such unvested Company RSU immediately prior to the effective time of the Merger and (ii) the quotient obtained by dividing (x) $17.00 by (y) the VWAP of Parent Stock.

Vested Restricted Stock Units. Each outstanding Company RSU that is vested as of the effective time of the Merger will be cancelled in exchange for the right to receive a payment equal to $17.00 plus the amount of any declared and unpaid dividends in respect of such vested Company RSU (excluding, for the avoidance of doubt, the $0.06 per share regular quarterly cash dividend payable to shareholders of record as of the close of business on August 20, 2015) (the “Vested RSU Payment”). In addition, each Company RSU that is unvested as of the effective time of the Merger held by a Non-Continuing Service Provider will vest (treating for this purpose any performance-based vesting condition to which such Company RSU is subject as having been attained at “maximum” level) and be cancelled in exchange for the right to receive a payment equal to $17.00 (the “Accelerated RSU Payment”).

See the section entitled ‘‘The Merger Agreement—Treatment of Pericom Equity Awards’’ beginning on page 68 of this proxy statement.

Q:	When do you expect the Merger to be completed?

A:	We are working toward completing the Merger as quickly as possible and expect to complete the Merger in the fourth calendar quarter of 2015. However, because there are certain conditions that must be met before completing the Merger, we cannot be certain of the timing of the completion of the Merger.

Q:	What are Pericom shareholders being asked to vote on and why is this approval necessary?

A:	Pericom shareholders are being asked to vote on the following proposals:

1.	To approve the Merger Agreement, a copy of which is attached as Annex A to this document, and to approve the transactions contemplated by the Merger Agreement, including the Merger (the “Merger Proposal”);

2.	To consider and vote upon a proposal to adjourn the special meeting to solicit additional votes to approve the Merger Proposal, if necessary or appropriate (the “Adjournment Proposal”); and

3.	To consider and vote upon, on a non-binding, advisory basis, the compensation to be paid to our named executive officers that is based on or otherwise relates to the Merger (the “Golden Parachute Compensation Proposal”), as disclosed pursuant to Item 402(t) of Regulation S-K in “The Merger—Interests of Our Directors and Executive Officers in the Merger—Golden Parachute Compensation” beginning on page 59 of this proxy statement.

Pericom shareholder approval of the Merger Proposal is required for completion of the Merger. Pericom shareholder approval of the Adjournment Proposal and the Golden Parachute Compensation Proposal are not required for completion of the Merger. No other matters are intended to be brought before the special meeting by Pericom.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, please vote your shares of Company Common Stock as soon as possible so that your shares of Company Common Stock will be represented at the special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares of Company Common Stock are held in “street name” through your broker, bank or other nominee.

Q:	How do I cast my vote?

A:	Before you vote, you should read this proxy statement in its entirety, including its annexes, and carefully consider how the Merger affects you after consulting with your legal, tax, accounting, financial and other advisors.

If you were a holder of record on the Record Date, you may vote in person at the special meeting, by submitting a proxy for the special meeting or by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage paid envelope.

If, as a shareholder of record, you sign, date and mail your proxy and do not indicate how you want to vote, your proxy will be voted “FOR” the Merger Proposal, “FOR” the Adjournment Proposal and “FOR” the Golden Parachute Compensation Proposal.

If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you must provide the record holder of your shares with instructions on how to vote your shares in accordance with the voting instructions provided by your broker, bank or nominee. If you do not provide your broker, bank or nominee with instructions on how to vote your shares, it will not be permitted to vote your shares. These are referred to generally as “broker non-votes.” A broker non-vote occurs when a nominee holding shares for a beneficial owner returns a valid proxy but does not vote on a particular proposal because the nominee does not have discretionary voting authority and has not received instructions from the beneficial owner of the shares. Also, please note that if your shares are held in “street name” and you wish to vote at the special meeting in person, you must bring to the special meeting a legal proxy from the record holder of the shares (your broker, bank or nominee) authorizing you to vote at the special meeting.

Q:	When and where is the special meeting?

A:	The special meeting of our shareholders will convene on November 20, 2015, at 1545 Barber Lane, Milpitas, California 95035.

Q:	Who can vote or submit a proxy to vote and attend the special meeting?

A:	All holders of record of Company Common Stock as of the close of business on the Record Date, are entitled to receive notice of, and to attend and vote or submit a proxy to vote at the special meeting. If your shares are held of record in an account at a brokerage firm, bank or other nominee, such firm, bank or nominee is considered the holder of record of your shares and will forward the proxy notice and materials to you with a voting instruction form explaining how to vote your shares. If you want to attend the special meeting and your shares are held in “street name” through your broker, bank or other nominee, then you must bring to the special meeting a legal proxy from the record holder of the shares (your broker, bank or nominee) authorizing you to vote at the special meeting.

Q:	How does the Company Board recommend that I vote?

A:	The Company Board unanimously recommends that you vote:

•	“FOR” the Merger Proposal,

•	“FOR” the Adjournment Proposal, and

•	“FOR” the Golden Parachute Compensation Proposal.

Q:	Why is the Company Board recommending that I vote “FOR” the Merger Proposal?

A:	After careful consideration, the Company Board unanimously determined that the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, is fair to, and in the best interests of, Pericom and its shareholders and unanimously approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement in accordance with the requirements of the CGCL. In reaching its decision to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and, subject to the terms and conditions of the Merger Agreement, to recommend, to our shareholders, the approval of the Merger Proposal, the Adjournment Proposal and the Golden Parachute Compensation Proposal, the Company Board consulted with our management, as well as our legal and financial advisors, and considered the terms of the Merger Agreement. The Company Board also considered each of the items set forth under “The Merger—Recommendation of the Company Board; Our Reasons for the Merger” beginning on page 41 of this proxy statement.

Q:	Do any of Pericom’s directors or executive officers have interests in the Merger that may differ from those of the shareholders?

A:	Yes. Our directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of the shareholders. See the section entitled “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 56 of this proxy statement. The members of the Company Board were aware of and considered these interests, among other matters, in evaluating the Merger Agreement and the Merger and in recommending that the shareholders vote to approve the Merger.

Q:	How does the per share merger consideration compare to the market price of Pericom Common Stock?

A:	The merger consideration of $17.00 per share of Company Common Stock represents a premium of 39.3 percent compared to $12.20, our volume-weighted average trading price for the thirty trading day period ending September 2, 2015, and a 39.5 percent premium to the closing price of $12.18 on September 2, 2015, the last trading date prior to the public announcement of the Company’s entry into the Merger Agreement.

Q:	What vote of Pericom shareholders is required to approve the Merger Proposal?

A:	As a condition of the Merger and assuming a quorum is present, approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the special meeting. The obligations of us and Diodes to complete the Merger are also subject to the satisfaction or waiver of several other conditions as set forth in the Merger Agreement. If you do not vote or do not instruct your broker, bank or nominee how to vote, it will have the same effect as voting “AGAINST” the Merger Proposal.

Q:	What vote of Pericom shareholders is required to approve the Adjournment Proposal?

A:	The affirmative vote of a majority of the shares of Company Common Stock, present in person or represented by proxy at the special meeting and entitled to vote on the subject matter, is required to approve the Adjournment Proposal, whether or not a quorum is present.

Q:	What vote of Pericom shareholders is required to approve the Golden Parachute Compensation Proposal?

A:	Assuming a quorum is present, the affirmative vote of a majority of the shares of Company Common Stock, present in person or represented by proxy at the special meeting and entitled to vote on the subject matter, is required to approve the Golden Parachute Compensation Proposal. The shareholders’ vote regarding the Golden Parachute Compensation Proposal is an advisory vote, and therefore, is not binding on Pericom or the Company Board or our compensation committee. Since compensation and benefits that may be paid or provided in connection with the Merger are based on contractual arrangements with the named executive officers, the outcome of this advisory vote will not affect the obligation to make these payments and these payments may still be made even if the shareholders do not approve, by non-binding, advisory vote, the Golden Parachute Compensation Proposal.

Q:	How many votes am I entitled to cast for each share of Common Stock I own?

A:	For each share of Company Common Stock that you owned on the Record Date, you are entitled to cast one vote on each matter to be voted upon at the special meeting. As of the Record Date, there were shares of Company Common Stock outstanding and entitled to vote, held by approximately 51 shareholders of record.

Q:	What constitutes a quorum?

A:	The presence in person or by proxy of a majority of the shares of Company Common Stock outstanding and entitled to vote on the Record Date is required for a quorum at the special meeting. Both abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum, but broker non-votes are not counted as shares entitled to vote so will not be counted towards the tabulation of votes cast on proposals presented to shareholders.

Q:	What will happen if I abstain from voting or fail to vote on the proposals or instruct my broker to vote on the proposals?

A:	If you indicate on your proxy that you abstain from voting on a proposal, it will have the same effect as a vote against the Merger Proposal, against the Adjournment Proposal and against the Golden Parachute Compensation Proposal.

If you fail to cast your vote, in person or by proxy card, or fail to give voting instructions to your broker, bank or nominee, it will have the same effect as a vote against the Merger Proposal and it will have no effect on the Adjournment Proposal and the Golden Parachute Compensation Proposal.

Q:	When should I submit my proxy?

A:	You should submit your proxy as soon as possible so that your shares will be voted at the special meeting.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. If you were a shareholder of record on the Record Date, you may revoke your proxy and change your vote, unless noted below at any time before your proxy is voted at the special meeting. You can do this in one of three ways:

•	delivering to our corporate secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked (written revocations may be sent to Pericom Semiconductor Corporation, Attn: Chi-Hung (John) Hui, Corporate Secretary, 1545 Barber Lane, Milpitas, CA 95035);

•	signing and delivering a new paper proxy, relating to the same shares and bearing a later date than the original proxy; or

•	attending the special meeting and voting in person (although attendance at the special meeting will not, by itself, revoke a proxy).

If you have instructed a broker, bank or other nominee to vote your shares, you must follow the directions received from your broker, bank or other nominee to change those instructions.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card.

In order to ensure that all of your shares are voted at the special meeting, please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	What rights will be available for dissenting shareholders?

A:	Pericom shareholders who vote their shares of Company Common Stock “AGAINST” the Merger Proposal and who properly demand the purchase of such shares in accordance with Chapter 13 of the CGCL will not have those shares converted into the right to receive the merger consideration of $17.00 per share otherwise payable for shares of Company Common Stock at the effective time of the Merger. Those shares will instead be converted into the right to receive such consideration as may be determined to be due pursuant to Chapter 13 of the CGCL (any such shares, “Dissenting Shares”), which may ultimately be more than, less than, or equal to $17.00 per share. A copy of Chapter 13 of the CGCL is attached to this proxy statement as Annex D. See the section entitled “The Merger—Dissenters’ Rights” beginning on page 63 of this proxy statement.

Q:	Is the Merger expected to be taxable to me?

A:

The Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder (as defined in “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 60 of this proxy statement) whose shares of Company Common Stock are cancelled and converted into cash in the Merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the holder’s adjusted tax basis in such shares. A non-U.S. holder (as defined in “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 60 of this proxy statement) whose shares of Company Common Stock are cancelled and converted into cash in the Merger will generally not be required to recognize gain or loss for U.S. federal income tax purposes unless the non-U.S. holder has certain connections to the United States.

You should read “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 60 of this proxy statement for a more complete discussion of the U.S. federal income tax consequences of the Merger.

Because individual circumstances may differ, you should consult your tax advisor to determine the particular U.S. federal, state, local and/or foreign tax consequences of the Merger to you.

Q:	Should I send in my share certificates now?

A:	No. After the Merger is completed, you will be sent a letter of transmittal with written instructions for exchanging your share certificates or shares in book-entry form for the merger consideration. These instructions will tell you how and where to send in your certificates for your merger consideration. You will receive your cash payment after the paying agent receives your share certificates and any other documents requested in the instructions.

Q:	What should I do if I have lost my share certificates?

A:	If you have lost your share certificates, please contact our transfer agent, Computershare Investor Services at 1-781-575-2000, to obtain replacement certificates. You may be required to sign an indemnity agreement and post a bond in respect of any lost share certificates.

Q:	What happens if the Merger is not completed?

A:	If our shareholders do not approve the Merger Proposal or if the Merger is not completed for any other reason, our shareholders will not receive any payment for their shares of Company Common Stock in connection with the Merger. Instead, we would remain an independent public company, shares of Company Common Stock would continue to be listed and traded on NASDAQ and we would continue to make annual, quarterly and other filings with the U.S. Securities and Exchange Commission (the “SEC”). Under specified circumstances, we may be required to pay Diodes a termination fee of up to $15.0 million as described in “The Merger Agreement—Transaction Expenses and Termination Fees” beginning on page 82 of this proxy statement.

Q:	What happens if I sell my shares of Common Stock before the special meeting?

A:	The Record Date is earlier than the date of the special meeting and the date that the Merger is expected to be completed. If you transfer your shares of Company Common Stock after the Record Date, but before the special meeting, you will retain your right to vote at the special meeting, but will transfer the right to receive the merger consideration of $17.00 per share in payable net in cash, without interest, less any applicable withholding taxes, to be received by our shareholders in the Merger. The merger consideration is payable only to those shareholders who hold their shares as of immediately prior to the effective time of the Merger.

Q:	Who can help answer my questions?

A:	If you have any questions about the Merger or how to submit your proxy, please contact our proxy solicitor, MacKenzie Partners, Inc., using the information below. If you would like additional copies, without charge, of this proxy statement or the enclosed proxy card, you should contact our proxy solicitor at:

Toll-free: (800) 322-2885

Collect: (212) 929-5500

Email: proxy@mackenziepartners.com

SUMMARY

This summary, together with the preceding section of this proxy statement entitled “Questions and Answers About the Merger and the Special Meeting,” highlights selected information from this proxy statement and may not contain all of the information that is important to you as a shareholder of Pericom or that you should consider before voting on the Merger Proposal. To better understand the Merger, you should read carefully this entire proxy statement and all of its annexes, including the Merger Agreement, which is attached as Annex A, before voting on the Merger Proposal. In addition, we incorporate by reference important business and financial information about Pericom in this document and you are encouraged to review all such information incorporated by reference herein. Each item in this summary includes a page reference directing you to a more complete description of that item. You may obtain without charge copies of documents incorporated by reference into this proxy statement by following the instructions under “Where You Can Find More Information” beginning on page 89 of this proxy statement.

The Companies (page 27)

Pericom

Pericom Semiconductor Corporation

1545 Barber Lane

Milpitas, CA 95035

(408) 232-9100

www.pericom.com

Pericom designs, develops and markets high-performance integrated circuits (“ICs”) and frequency control products (“FCPs”) used in many of today’s advanced electronic systems. Pericom’s IC products include functions that support the connectivity, timing and signal conditioning of high-speed parallel and serial protocols that transfer data among a system’s microprocessor, memory and various peripherals, such as displays and monitors, and between interconnected systems. Pericom’s FCPs are electronic components that provide frequency references such as crystals and oscillators for computer, communication and consumer electronic products. Pericom’s analog, digital and mixed-signal ICs, together with our FCP products enable higher system bandwidth and signal quality, resulting in better operating reliability, signal integrity, and lower overall system cost in applications such as notebook computers, servers, network switches and routers, storage area networks, digital TVs, cell phones, GPS and digital media players.

For additional information about Pericom and our business, see the section entitled “Where You Can Find More Information” beginning on page 89 of this proxy statement.

Diodes

Diodes Incorporated

4949 Hedgcoxe Road, Suite 200

Plano, TX 75024

(972) 987-3900

www.diodes.com

Diodes is a leading global manufacturer and supplier of high-quality, application-specific standard products within the broad discrete, logic and analog semiconductor markets, serving the consumer electronics, computing, communications, industrial and automotive markets. Diodes’ primary focus is on low pin count semiconductor devices with one or more active and/or passive components. Diodes’ products include diodes, rectifiers, transistors, MOSFETs, protection devices, functional specific arrays, single gate, dual gate and standard logic, amplifiers and comparators, Hall-effect and temperature sensors, power management devices, including LED drivers, AC-DC and DC-DC switching, linear voltage regulators, and voltage references along with special function devices, such as USB power switches, load switches, voltage supervisors, and motor controllers. These products are sold primarily throughout Asia, North America and Europe. For additional information about Diodes and its business, see the documents that Diodes files from time to time with the SEC.

Merger Sub

PSI Merger Sub, Inc.

c/o Diodes Incorporated

4949 Hedgcoxe Road, Suite 200

Plano, TX 75024

(972) 987-3900

www.diodes.com

PSI Merger Sub, Inc., a California corporation and a wholly owned subsidiary of Diodes, was organized solely for the purpose of entering into the Merger Agreement with Pericom and completing the Merger and has not conducted any business operations other than those incident to its formation and the transactions contemplated by the Merger Agreement. If the Merger is completed, Merger Sub will cease to exist by operation of law following its merger with and into Pericom.

The Merger (page 27)

Pursuant to the terms of the Merger Agreement that is described in this proxy statement and attached as Annex A, Pericom will be acquired by Diodes. We encourage you to carefully read in its entirety the Merger Agreement, which is the principal document governing the Merger.

The Merger Agreement provides that Merger Sub will be merged with and into Pericom, with Pericom continuing as the surviving corporation and a wholly owned subsidiary of Diodes. Upon the completion of the Merger, each share of Company Common Stock outstanding immediately prior to the completion of the Merger (other than shares held by holders who have properly perfected dissenters’ rights under Chapter 13 of the CGCL, a copy of which is attached to this proxy statement as Annex D, or shares held by Pericom or Diodes or their respective subsidiaries), will be converted into the right to receive $17.00 in cash per share, without interest and less any applicable withholding taxes (the “Merger Consideration”).

Treatment of Pericom Equity Awards (page 68)

Unvested Stock Options. Each Company Option that is unvested as of the effective time of the Merger and which is held by a Continuing Service Provider will be replaced with an award of Parent RSUs on generally the same terms and conditions as previously applied to each such unvested Company Option, except that such Parent RSU award will cover that whole number of shares of Parent common stock (rounded down) equal to the product of (i) the total number of shares subject to such unvested Company Option and (ii) the excess, if any, of $17.00 over the exercise price per share subject to such unvested Company Option and then divided by (iii) the VWAP of Parent Stock. With respect to any Parent RSUs granted to holders of unvested Company Options, Parent will defend, indemnify and holder harmless in full each such holder of Parent RSUs for any taxes imposed on such holder under Section 409A of the Code arising from the conversion of the unvested Company Options into Parent RSUs.

Vested Stock Options. Each Company Option that is vested as of the effective time of the Merger will be cancelled and, in exchange therefor, each former holder of such cancelled vested Company Option will be entitled to receive the Option Payment. In addition, each Company Option that is unvested as of the effective time of the Merger which is held by a Non-Continuing Service Provider will vest as of immediately prior to the effective time of the Merger and be treated as a vested Company Option.

Unvested Restricted Stock Units. Each outstanding Company RSU that is not vested prior to the effective time of the Merger that is held by a Continuing Service Provider will be replaced with a Parent RSU on generally the same terms and conditions (other than performance-vesting requirements which will be deemed satisfied at “maximum” achievement) as applied to each such unvested Company RSU immediately prior to the effective time of the Merger, with respect to the number of shares of Parent common stock, rounded down to the nearest whole share, that is equal to the product of (i) the number of shares of Company Common Stock that were subject to such unvested Company RSU immediately prior to the effective time of the Merger and (ii) the quotient obtained by dividing (x) $17.00 by (y) the VWAP of Parent Stock.

Vested Restricted Stock Units. Each outstanding Company RSU that is vested as of the effective time of the Merger will be cancelled in exchange for the right to receive the Vested RSU Payment. In addition, each Company RSU that is unvested as of the effective time of the Merger held by a Non-Continuing Service Provider will vest (treating for this purpose any performance-based vesting condition to which such Company RSU is subject as having been attained at “maximum” level) and be cancelled in exchange for the right to receive the Accelerated RSU Payment.

For a more complete description of the treatment of Company Options and Company RSUs, see the section entitled “The Merger Agreement—Treatment of Pericom Equity Awards’’ beginning on page 68 of this proxy statement.

Treatment of Pericom Employee Stock Purchase Plan (page 69)

Prior to the effective time of the Merger, Pericom’s 2010 Employee Stock Purchase Plan, as amended (the “ESPP”) will be terminated. The rights of participants in the ESPP with respect to any offering period then underway will be determined by setting a final exercise date prior to the effective time of the Merger and treating such final exercise date as the last day of such shortened offering period. On the final exercise date, the funds credited as of such date under the ESPP within the associated accumulated payroll withholding account for each participant under the ESPP will be used to purchase Company Common Stock in accordance with the terms of the ESPP and holders of such purchased shares of Company Common Stock would be eligible to receive the Merger Consideration.

For a more complete description of the treatment of the ESPP, see the section entitled “The Merger Agreement—Treatment of Pericom’s Employee Stock Purchase Plan” beginning on page 69 of this proxy statement.

The Special Meeting (page 19)

The special meeting of Pericom shareholders will be held on November 20, 2015 at 9:00 am local time. At the special meeting, Pericom shareholders will be asked to vote on the proposal to approve the Merger Agreement, the transactions contemplated thereby, including the Merger, the proposal for the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies in the event that there are not sufficient votes in favor of approval of the Merger Agreement at the time of the special meeting, the non-binding advisory proposal on the compensation to be paid to our named executive officers that is based on or otherwise relates to the Merger and any other business that may properly come before the special meeting and any adjournment(s) or postponement(s).

Shareholders Entitled to Vote; Record Date (page 19)

Only holders of record of shares of Company Common Stock on the Record Date may vote at the special meeting. For each share of Company Common Stock that you owned on the Record Date, you are entitled to cast one vote on each matter voted upon at the special meeting. On the Record Date, there were 21,891,319 shares of Company Common Stock entitled to vote at the special meeting.

Quorum and Vote Required (page 20)

A quorum of shareholders is necessary to hold the special meeting. The required quorum for the transaction of business at the special meeting shall exist when the holders of a majority of the shares of Company Common Stock entitled to vote at the special meeting are represented either in person or by proxy. If a quorum is not present at the special meeting, we expect that the special meeting will be adjourned to solicit additional proxies. Abstentions and “broker non-votes” count as present for establishing a quorum.

Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the shares of Company Common Stock entitled to vote at the special meeting. Failure to vote, by proxy or in person, will have the same effect as a vote “AGAINST” the Merger Proposal. The Adjournment Proposal will be approved if a majority of the shares of Company Common Stock, present in person or represented by proxy and entitled to vote on the subject matter, vote in favor of the proposal. The Golden Parachute Compensation Proposal will be approved if a majority of the shares of Company Common Stock, present in person or represented by proxy and entitled to vote on the subject matter, vote in favor of the proposal.

Shares Owned by Our Directors and Executive Officers (page 20)

As of September 22, 2015, the Record Date, our directors and executive officers were entitled to vote approximately 1,791,248 shares of Company Common Stock, or approximately 8.18% of Company Common Stock outstanding on that date. These numbers do not give effect to outstanding stock options, none of which are entitled to vote at the special meeting. Our directors and executive officers have entered into voting agreements obligating them to vote all of their shares of Company Common Stock in favor of the Merger Proposal and any other proposals necessary to consummate the Merger. We currently expect that each of our directors and executive officers will vote their shares in favor of the proposals to be presented at the special meeting.

Market Price (page 85)

Company Common Stock is listed on NASDAQ under the symbol “PSEM.” On September 2, 2015, the last trading date prior to the public announcement of the Company’s entry into the Merger Agreement, Company Common Stock closed at $12.18. On October 29, 2015, the most recent practicable date prior to the date of this proxy statement, the closing price per share of Company Common Stock on NASDAQ was $17.45.

Since the third fiscal quarter of 2015, we have paid quarterly cash dividends on our common stock. The most recent such dividend of $0.06 was declared on August 17, 2015, and was paid to shareholders of record at the close of business on August 20, 2015 on September 3, 2015. Pursuant to the terms of the Merger Agreement, no further dividends will be paid without the prior consent of Diodes.

Recommendation of the Company Board (page 41)

The Company Board unanimously recommends that you vote “FOR” the Merger Proposal, “FOR” the Adjournment Proposal and “FOR” the Golden Parachute Compensation Proposal.

In reaching its decision to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and, subject to the terms and conditions of the Merger Agreement, to recommend the approval of the Merger Proposal, the Adjournment Proposal and the Golden Parachute Compensation Proposal to our shareholders, the Company Board consulted with our management, as well as our legal and financial advisors, and considered the terms of the proposed Merger Agreement and the transactions set forth in the Merger Agreement, as well as other alternative transactions, including contacts and extensive discussions with other potential acquirers.

The Company Board’s reasons for approving the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement; certain factors the Company Board considered in its deliberations in approving Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement; and the Company Board’s recommendation to our shareholders are further discussed in the section entitled “The Merger—Recommendation of the Company Board; Our Reasons for the Merger” beginning on page 41 of this proxy statement.

Interests of Our Directors and Executive Officers in the Merger (page 56)

In considering the recommendation of the Company Board that the shareholders vote to approve the Merger Proposal, the shareholders should be aware that some of our directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of the shareholders generally. Interests of the directors and executive officers may be different from or in addition to the interests of the shareholders for the following reasons, among others:

•	The Merger Agreement provides, as of the effective time of the Merger, for the conversion of (i) all outstanding and unvested Company Options held by Continuing Service Providers into Parent RSUs and (ii) all outstanding and unvested Company RSUs held by Continuing Service Providers into Parent RSUs.

•	The Merger Agreement provides for the cancellation of all outstanding and vested Company Options and Company RSUs at the effective time of the Merger in exchange for the right to receive the Option Payment and the Vested RSU Payment, as applicable.

•	The Merger Agreement provides for the automatic accelerated vesting of all Company Options and Company RSUs that are held by Non-Continuing Service Providers and cancellation in exchange for the right to receive the Option Payment and/or the Accelerated RSU Payment, as applicable.

•	Pursuant to the terms of the Pericom Stock Plans (as defined below), upon certain terminations of employment within the 12 months of a change in control, all outstanding awards assumed or substituted for awards granted pursuant to such plans will accelerate in full.

•	Each of our executive officers is party to an individual Change of Control Agreement (as defined below) that provides for severance benefits in the event of certain qualifying terminations of employment during the 12 month period following the closing date of the Merger.

•	Our directors and executive officers are entitled to continued indemnification, expense advancement and insurance coverage under the Merger Agreement.

These interests are discussed in more detail in the section entitled “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 56 of this proxy statement. The members of the Company Board were aware of the different or additional interests described in such section and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending to the shareholders that the Merger be approved.

Opinion of Cowen and Company, LLC (page 45 and Annex C)

In connection with the Merger, Cowen and Company, LLC (“Cowen”), delivered its opinion to the Company Board, as to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of Company Common Stock in the Merger. The full text of the written opinion of Cowen, dated September 2, 2015, is attached as Annex C to this proxy statement and is incorporated herein by reference. Holders of Company Common Stock are urged to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limitations on the review undertaken by Cowen. The summary of the written opinion of Cowen set forth herein is qualified in its entirety by reference to the full text of such opinion. Cowen’s analyses and opinion were prepared for and addressed to the Company Board and are directed only to the fairness, from a financial point of view, of the Merger Consideration to be received by the shareholders of Pericom in the Merger. Cowen’s opinion is not a recommendation to any shareholder or any other person as to how to vote with respect to the Merger or to take any other action in connection with the Merger or otherwise.

Delisting and Deregistration of Company’s Common Shares (page 60)

If the Merger is completed, the Company Common Stock will no longer be listed on the NASDAQ, we will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we will no longer file periodic reports with the SEC.

The Merger Agreement (page 67)

Conditions to Completion of Merger

The respective obligations of each party to consummate the Merger will be subject to the satisfaction or written waiver at or prior to the effective time of the Merger of each of the following conditions:

•	the Merger Agreement and the Merger will have been approved by Pericom’s shareholders at the special meeting; and

•	there will have been no law enacted, entered, promulgated, enforced or deemed applicable by (i) any state or federal court in the State of California; (ii) any United States federal regulatory or administrative agency (including, without limitation, the U.S. Department of Justice (the “DOJ”) and the U.S. Federal Trade Commission (the “FTC”)); (iii) the Ministry of Commerce of the People’s Republic of China (the “PRC”), the National Development and Reform Commission of the PRC and the State Administration of Foreign Exchange of the PRC; or (iv) any federal or national governmental entity in Taiwan (the governmental entities referred to in clauses (i)-(iv), collectively, the “Specified Governmental Entities”) that is in effect and makes illegal or otherwise prohibits or materially delays the consummation of the Merger, or imposes, effects, implements or requires any material structural remedy.

The obligations of Diodes and Merger Sub to consummate the Merger will be subject to the satisfaction or written waiver at or prior to the effective time of the Merger of each of the following conditions:

•	with specified qualifications and exceptions, the continued truth and correctness of the Company’s representations and warranties contained in the Merger Agreement as of the closing date of the Merger;

•	the Company will have performed and complied in all material respects with the covenants and agreements to be performed or complied with by it under the Merger Agreement;

•	since the date of the Merger Agreement, there will not have occurred and be continuing any change, event, development, condition, occurrence or effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Company;

•	the receipt by Merger Sub of a certificate executed by the Company certifying the satisfaction of the foregoing conditions; and

•	the delivery by the Company to Diodes of an executed Foreign Investment and Real Property Tax Act of 1980 notification letter which states that an interest in the Company is not a real property interest because the Company has not been a “United States real property holding corporation” under Section 897(c)(2) of the Code and a form of notice to the Internal Revenue Service (the “IRS”).

The obligation of the Company to consummate the Merger will be subject to the satisfaction or (to the extent permitted by applicable law) written waiver at or prior to the effective time of the Merger of each of the following conditions:

•	with specified qualifications and exceptions, the continued truth and correctness of Diodes and Merger Sub’s representations and warranties contained in the Merger Agreement as of the closing date of the Merger;

•	each of Diodes and Merger Sub will have performed and complied in all material respects with the covenants and agreements to be performed or complied with by it under the Merger Agreement;

•	the receipt by Company of a certificate executed by Diodes certifying the satisfaction of the foregoing conditions; and

•	the Agreement of Merger will have been filed in accordance with the CGCL shall have been executed and delivered by the Merger Sub.

Non-Solicitation, Acquisition Proposals; Change in Recommendation

The Company is subject to customary restrictions on its ability to solicit alternative acquisition proposals from third parties and to provide information to, and enter into discussions or negotiations with, third parties regarding alternative acquisition proposals. However, prior to the shareholder approval of the Merger, the solicitation restrictions are subject to a customary “fiduciary-out” provision that allows Pericom, under certain circumstances, to provide information to and participate in negotiations or discussions with third parties with respect to an alternative acquisition proposal if it determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable law.

Prior to the Company’s shareholder approval of the Merger, the Company Board may, after satisfying certain notice requirements to Diodes, change its recommendation with respect to the Merger, and Pericom can terminate the Merger Agreement (and pay the $15 million termination fee to Diodes) in order to enter into a superior proposal, if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to do so under certain circumstances specified in the Merger Agreement would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable law. Prior to taking these actions, the Company must provide Diodes with a three business day period (and a subsequent two business day match period) in which to negotiate with the Company, and will negotiate with Diodes in good faith, in order to amend the terms of the proposed transaction such that the acquisition proposal no longer constitutes a superior proposal.

In addition, prior to the Company’s shareholder approval of the Merger, the Company Board may change its recommendation of the Merger for a reason unrelated to an acquisition proposal if it determines in good faith (after consultation with its outside counsel) that, in light of the occurrence of certain intervening events, the failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable law, provided that the Company Board gives Diodes a three business day period in which to negotiate with the Company so as to avoid such recommendation change.

Termination of the Merger Agreement

The Merger Agreement may be terminated and the Merger abandoned by mutual written consent of Diodes, Merger Sub and the Company. In addition, the Merger Agreement may be terminated by either party if:

•	the Merger has not been completed on or before the March 2, 2016 (the “End Date”), provided, that this right to terminate will not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement is the cause of, or results in, the failure of the Merger to be consummated on or before the End Date;

•	the Specified Governmental Entities have enacted, issued, promulgated, enforced or entered an order or taken any other action permanently enjoining or otherwise prohibiting the Merger, which order or other action has or is reasonably expected to have a material adverse effect on the Company and has become final and nonappealable, provided, that this right to terminate will not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement is the cause of, or results in, the issuance, promulgation, enforcement or entry of any such law or order; or

•	the required Pericom shareholder approval is not obtained at the special meeting.

The Merger Agreement may be terminated by the Company if:

•	prior to the Pericom shareholder approval, the Company enters into an alternative acquisition agreement with respect to a superior proposal in accordance with the non-solicitation provisions in the Merger Agreement;

•	there is an uncured inaccuracy in any representation or warranty or breach of any covenant of Diodes or Merger Sub reasonably likely to have a material adverse effect on Diodes or Merger Sub that has not been cured within 30 days of Diodes’ receipt of written notice of such inaccuracy or breach; or

•	all of the mutual or Diodes closing conditions have been satisfied or waived and Diodes fails to close the Merger, provided that the Company must give Diodes at least five business days’ written notice of its intent to terminate the Merger Agreement for Diodes’ failure to close the Merger.

The Merger Agreement may be terminated by Diodes if:

•	at any time prior to the receipt of shareholder approval, if the Company Board (i) effects a change of Company Board’s recommendation, (ii) enters into any alternative acquisition agreement in respect of a superior proposal, (iii) publicly recommends any alternative acquisition proposal, or (iv) if Pericom materially breaches or fails to perform its obligations pertaining to the non-solicitation provisions of the Merger Agreement described in “The Merger Agreement—Non-Solicitation; Acquisition Proposals; Change in Recommendation;” or

•	there is an uncured inaccuracy in any representation or warranty or breach of any covenant of the Company reasonably likely to have a material adverse effect on the Company that has not been cured within 30 days of the Company’s receipt of written notice of such inaccuracy or breach.

Transaction Expenses and Termination Fees

Each party will generally pay its own fees and expenses in connection with the Merger, whether or not the Merger is completed. However, the Company must pay Diodes a termination fee of $15 million if:

•	Diodes terminates the Merger Agreement in connection with a change in recommendation of the Company Board;

•	Diodes terminates the Merger Agreement after the Company enters into an acquisition agreement or publicly announces its intention to enter into an acquisition agreement with respect to a superior proposal;

•	Diodes terminates the Merger Agreement after the Company has materially breached the non-solicitation provisions in the Merger Agreement

•	the Company terminates the Merger Agreement in order to enter into an acquisition agreement with respect to a superior proposal; or

•	the Merger Agreement is terminated by either the Company or Diodes because the Merger has not been consummated before March 2, 2016 and the Pericom shareholder approval was not obtained at the special meeting of the Company’s shareholders and, in each case, prior to such termination an acquisition proposal shall have been publicly announced and not withdrawn, and at any time within twelve months of such termination, the Company enters into an acquisition agreement related to an acquisition proposal and such acquisition proposal is later consummated.

Financing of the Merger (page 66)

Diodes and certain of its subsidiaries, as borrowers and guarantors, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the Lenders named therein are party to a Credit Agreement (the “Diodes Credit Agreement”) dated as of January 8, 2013, as it has been amended prior to September 2, 2015, which initially provided for a $300 million revolving line of credit. On September 2, 2015, the parties to the Diodes Credit Agreement amended the Diodes Credit Agreement to increase the revolving line of credit to $400 million, effective immediately, and to provide for a new $100 million term loan available upon closing of the merger and joinder of Pericom as a guarantor under the Diodes Credit Agreement, and the fulfillment of certain conditions set forth in the Diodes Credit Agreement as amended.

Material U.S. Federal Income Tax Consequences (page 60)

The Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder (as defined in “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 60 of this proxy statement) whose shares of Company Common Stock are cancelled and converted into cash in the Merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the holder’s adjusted tax basis in such shares. A non-U.S. holder (as defined in “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 60 of this proxy statement) whose shares of Company Common Stock are cancelled and converted into cash in the Merger will generally not be required to recognize gain or loss for U.S. federal income tax purposes unless the non-U.S. holder has certain connections to the United States.

See the section entitled “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 60 of this proxy statement for a more complete discussion of the U.S. federal income tax consequences of the Merger. The tax consequences of the Merger to you will depend on your particular tax situation. You should consult your tax advisor for a complete analysis of the U.S. federal, state, local and/or foreign tax consequences of the Merger to you.

Regulatory Matters (page 63)

The Merger Agreement provides that if required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules and regulations promulgated thereunder by the FTC, the Merger cannot be consummated until, among other things, notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the DOJ and all applicable waiting periods have expired or been terminated. However, the parties have determined that such filings are not required under the HSR Act.

Dissenters’ Rights (page 63 and Annex D)

Pericom shareholders who vote their Company Common Stock “AGAINST” the Merger Proposal and who properly demand the purchase of such shares in accordance with Chapter 13 of the CGCL will not be converted into the right to receive consideration otherwise payable to Company Common Stock upon consummation of the Merger, but will instead be converted into the right to receive such consideration as may be determined to be due pursuant to Chapter 13 of CGCL.

Under Chapter 13 of the CGCL, holders of the Company Common Stock must satisfy each of the following requirements to qualify such Company Common Stock as Dissenting Shares: (i) the Company Common Stock must have been outstanding on the Record Date; (ii) the Company Common Stock must have been voted “AGAINST” the Merger Proposal; (iii) the holder of such Company Common Stock must make a written demand that we repurchase such Company Common Stock at Fair Market Value (as defined below), (iv) the holder of such shares of Company Common Stock must submit certificates for endorsement and (v) the holder of such shares of Company Common Stock must comply with all other requirements set forth in Chapter 13 of the CGCL.

A vote “AGAINST” the Merger Proposal does not in and of itself constitute a demand for appraisal under California law. Failure to comply strictly with all of the procedures set forth in Chapter 13 of the CGCL may result in the loss a shareholder’s statutory dissenters’ rights. A copy of Chapter 13 of the CGCL is attached to this proxy statement as Annex D. See the section entitled “The Merger—Dissenters’ Rights.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, the documents to which we refer you in this proxy statement and information included in oral statements or other written statements made or to be made by us or on our behalf may include predictions, estimates and other information that may be considered “forward- looking statements” that do not directly or exclusively relate to historical facts, including, without limitation, statements relating to the completion of the Merger. You can typically identify forward- looking statements by the use of forward-looking words, such as “may,” “should,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast” and other words of similar import. Shareholders are cautioned that any forward-looking statements are not guarantees of future performance. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors.

These risks and uncertainties include, but are not limited to factors and matters described or incorporated by reference in this proxy statement and the following factors: (1) the Company may be unable to obtain shareholder approval as required for the Merger; (2) other conditions to the closing of the Merger may not be satisfied; (3) the Merger may involve unexpected costs, liabilities or delays; (4) the business of the Company may suffer as a result of uncertainty surrounding the Merger; (5) the outcome of any legal proceedings related to the Merger; (6) the Company may be adversely affected by other economic, business, and/or competitive factors; (7) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement and, in certain cases, the payment by us of a termination fee of $15 million; (8) risks that the Merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger or diverts management’s or employees’ attention from ongoing business operations; (9) risks that the Merger disrupts Pericom’s and Diodes’ relationships with its customers, suppliers and channel partners or that the Merger does not result in the benefits to the customers, suppliers and channel partners which Pericom and Diodes expect; and (10) other risks to consummation of the Merger, including the risk that the Merger will not be consummated within the expected time period or at all. Additional factors that may affect the future results of the Company are set forth in filings the Company makes with the SEC from time to time, including its Annual Report on Form 10-K for the year ended June 27, 2015, which is available on the SEC’s website at www.sec.gov.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Except as required by applicable law, the Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date thereof.

THE PERICOM SPECIAL MEETING

General

Your proxy is solicited on behalf of the Company Board for use at our special meeting of shareholders to be held on November 20, 2015, at 9:00 am local time, at 1545 Barber Lane, Milpitas, California 95035, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement and in the accompanying Notice of Special Meeting and any business properly brought before the special meeting. Proxies are solicited to give all shareholders of record an opportunity to vote on matters properly presented at the special meeting. Directions to attend the special meeting can be found on our website at www.pericom.com.

Date, Time and Place of the Special Meeting

We will hold the special meeting on November 20, 2015, at 9:00 am local time, at 1545 Barber Lane, Milpitas, California 95035. On or about November 2, 2015, we commenced mailing this proxy statement and the enclosed form of proxy to our shareholders entitled to vote at our special meeting.

Purpose of the Special Meeting

At the special meeting, we are asking holders of record of the Company Common Stock on September 22, 2015, to consider and vote on the following:

1.	the Merger Proposal;

2.	the Adjournment Proposal; and

3.	the Golden Parachute Compensation Proposal, as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “The Merger—Interests of Our Directors and Executive Officers in the Merger—Golden Parachute Compensation” beginning on page 59 of this proxy statement.

Recommendation of the Company Board

After careful consideration, the Company Board has unanimously determined that the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of Pericom and its shareholders. After such consideration, the Company Board approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement in accordance with the requirements of the CGCL.

Subject to the terms and conditions of the Merger Agreement, the Company Board unanimously recommends that Pericom’s shareholders vote “FOR” the Merger Proposal, “FOR” the Adjournment Proposal and “FOR” the Golden Parachute Compensation Proposal. See the section entitled “The Merger—Recommendation of the Company Board; Our Reasons for the Merger” beginning on page 41 of this proxy statement.

Shareholders Entitled to Vote; Record Date

You may vote at the special meeting if you were a record holder of shares of the Company Common Stock at the close of business on September 22, 2015, the Record Date. For each share of the Company Common Stock that you owned on the Record Date, you are entitled to cast one vote on each matter voted upon at the special meeting. As of the Record Date, there were 21,891,319 shares of the Company Common Stock outstanding and entitled to vote.

Beneficial owners whose stock is held in street name will receive instructions for voting their shares from their broker, bank or other nominee, rather than from our proxy card.

Quorum and Vote Required

A quorum of shareholders is necessary to hold the special meeting. The required quorum for the transaction of business at the special meeting shall exist when the holders of a majority of the shares of Company Common Stock entitled to vote at the special meeting are represented either in person or by proxy. If a quorum is not present at the special meeting, we expect that the special meeting will be adjourned to solicit additional proxies. Abstentions and “broker non-votes,” discussed below, count as shares present for establishing a quorum. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner returns a valid proxy but does not vote on a particular proposal because the nominee does not have discretionary voting authority and has not received instructions from the beneficial owner of the shares. Brokers, banks and other nominees will not have discretionary authority on the Merger Proposal, the Adjournment Proposal or the Golden Parachute Compensation Proposal.

You may vote “FOR” or “AGAINST,” or you may “ABSTAIN” from voting on, the Merger Proposal. Approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the special meeting. Because the vote on the Merger Proposal is based on the total number of shares outstanding, rather than the number of actual votes cast, abstentions and “broker non-votes” will have the same effect as voting against the approval of the Merger Proposal.

You may vote “FOR” or “AGAINST,” or you may “ABSTAIN” from voting on, the Adjournment Proposal. The Adjournment Proposal will be approved if a majority of the shares of Company Common Stock, present in person or represented by proxy and entitled to vote on the subject matter, vote in favor of the proposal, whether or not a quorum is present. Broker non-votes do not count as shares that are entitled to vote so they will have no effect on the Adjournment Proposal although abstentions will have the same effect as a vote against that proposal.

You may vote “FOR” or “AGAINST,” or you may “ABSTAIN” from voting on, the Golden Parachute Compensation Proposal. The non-binding, advisory Golden Parachute Compensation Proposal will be approved if a majority of the shares of Company Common Stock, present in person or represented by proxy and entitled to vote on the subject matter, vote in favor of the proposal. Broker non-votes do not count as shares that are entitled to vote so they will have no effect on the Golden Parachute Compensation Proposal, although abstentions will have the same effect as a vote against that proposal.

A list of our shareholders will be available for review for any purpose germane to the special meeting at 1545 Barber Lane, Milpitas, California 95035 during regular business hours for a period of ten days before the special meeting and will also be available at the special meeting.

Shares Owned by Our Directors and Executive Officers

As of the Record Date, our directors and executive officers were entitled to vote approximately 1,791,248 shares of Common Stock, or approximately 8.18% of our total Common Stock outstanding on that date. These numbers do not give effect to outstanding Stock Options or RSUs, none of which are entitled to vote at the special meeting. Our directors and executive officers have entered into voting agreements obligating them to vote all of their shares of Company Common Stock in favor of the Merger Proposal and any other proposals necessary to consummate the Merger. We currently expect that each of our directors and executive officers will vote their shares in favor of the proposals to be presented at the special meeting.

Voting; Proxies

You may vote in person or by proxy at the special meeting.

Voting in Person

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the special meeting, you must bring to the special meeting a legal proxy from the record holder of the shares (your broker, bank or nominee) authorizing you to vote at the special meeting.

Voting by Proxy

Whether or not you attend the special meeting, you may submit your proxy by completing, dating, signing and returning the enclosed proxy card by mail. All shares of Company Common Stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the shareholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the Merger Proposal, “FOR” the Adjournment Proposal, and “FOR” the Golden Parachute Compensation Proposal.

Only shares of Company Common Stock affirmatively voted for the Merger Proposal, the Adjournment Proposal, and the Golden Parachute Compensation Proposal, and properly executed proxies that do not contain voting instructions, will be counted as votes “FOR” the proposals. Shares of Company Common Stock held by persons who attend the special meeting but abstain from voting in person or by proxy, and shares of Company Common Stock for which we received proxies directing an abstention, will have the same effect as votes “AGAINST” the Merger Proposal, the Adjournment Proposal and the Golden Parachute Compensation Proposal. Shares of Company Common Stock represented by proxies that reflect a “broker non-vote” will be counted for purposes of determining whether a quorum exists, and those shares will have the same effect as votes “AGAINST” the Merger Proposal but, because broker non-votes are not counted as shares entitled to vote, will have no effect on the Adjournment Proposal or the Golden Parachute Compensation Proposal.

Revocation of Proxy

If you are a shareholder of record, you may revoke your proxy, unless noted below, at any time before your proxy is voted at the special meeting by taking any of the following actions:

•	delivering to our corporate secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a new paper proxy, relating to the same shares and bearing a later date than the original proxy; or

•	attending the special meeting and voting in person (although attendance at the special meeting will not, by itself, revoke a proxy).

Written notices of revocation and other communications with respect to the revocation of Pericom proxies should be addressed to:

Pericom Semiconductor Corporation

1545 Barber Lane

Milpitas, CA 95035

Attention: Chi-Hung (John) Hui, Corporate Secretary

If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so. See above regarding how to vote in person if your shares are held in street name.

Solicitation of Proxies

The Company Board is soliciting proxies for the special meeting from the Pericom shareholders. We will bear the entire cost of soliciting proxies from our shareholders. In addition to the solicitation of proxies by delivery of this proxy statement by mail, we will request that brokers, banks and other nominees that hold shares of the Company Common Stock, which are beneficially owned by our shareholders, send Notices of Special Meeting, proxies and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable expenses. We have engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies and provide related advice and informational support for which we will pay a fee of $9,500 plus reimbursement of out-of-pocket expenses. We may also use several of our regular employees, who will not be specially compensated, to solicit proxies from our shareholders, either personally or by telephone, Internet, facsimile or special delivery letter. In addition, Pericom, Diodes and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Pericom’s shareholders in connection with the Merger. The interests of Pericom’s directors and executive officers in connection with the Merger is discussed in more detail in the section entitled “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 56 of this proxy statement. Information regarding the directors and executive officers of Diodes is included in Diodes’ proxy statement for its 2015 annual meeting of stockholders, which was filed with the SEC on April 16, 2015.

Dissenters’ Rights

Any holder of shares of Company Common Stock as of the Record Date may, by complying with the provisions of Chapter 13 of the CGCL, require us to purchase such holder’s shares of Company Common Stock at their Fair Market Value (as defined in the section entitled “The Merger—Dissenters’ Rights” beginning on page 63 of this proxy statement) in lieu of receiving the merger consideration for their shares. The Fair Market Value (as defined in the section entitled “The Merger—Dissenters’ Rights” beginning on page 63 of this proxy statement) of such shares will be determined as of the day of, and immediately prior to, the first public announcement of the terms of the proposed Merger (which occurred on the morning of September 3, 2015), excluding any appreciation or depreciation in consequence of the proposed Merger.

Shareholders of Company Common Stock who vote their Company Common Stock “AGAINST” the Merger Proposal and who properly demand the purchase of such shares in accordance with Chapter 13 of the CGCL will not have such shares converted into the right to receive consideration otherwise payable to holders of Company Common Stock at the effective time of the Merger, but such shares will instead be converted into the right to receive such consideration as may be determined to be due pursuant to Chapter 13 of the CGCL.

Under the CGCL, the shares of Company Common Stock must satisfy each of the following requirements to qualify as Dissenting Shares: (i) such shares of Company Common Stock must have been outstanding on the Record Date; (ii) such shares of Company Common Stock must have been voted “AGAINST” the Merger Proposal; (iii) the holder of such shares of Company Common Stock must make a written demand that is received by us or our transfer agent no later than the date of the special meeting that we repurchase such Company Common Stock at Fair Market Value (as defined in the section entitled “The Merger—Dissenters’ Rights” beginning on page 63 of this proxy statement) and (iv) the holder of such shares of Company Common Stock must submit certificates for endorsement.

A vote “AGAINST” the Merger Proposal does not in and of itself constitute a demand for appraisal under California law. Failure to comply strictly with all of the procedures set forth in Chapter 13 of the CGCL may result in the loss of a shareholder’s statutory dissenters’ rights. A copy of Chapter 13 of the CGCL is attached to this proxy statement as Annex D. Note that it is not sufficient to abstain from voting or for your shares to be subject to a broker non-vote if you wish to exercise your dissenters’ rights. See the section entitled “The Merger—Dissenters’ Rights” beginning on page 63 of this proxy statement.

Adjournments or Postponements

Although it is not currently expected, the special meeting may be adjourned for the purpose of, among other things, soliciting additional proxies, by the vote of the holders of a majority of the shares of Company Common Stock represented at the meeting, whether or not a quorum is present. Any signed proxies received by us for which no voting instructions are provided on such matter will be voted “FOR” the Adjournment Proposal.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of the Company’s Shareholders to be Held on November 20, 2015

A copy of this proxy statement is available, without charge, by written request to Pericom Semiconductor Corporation (Attn: Investor Relations, 1545 Barber Lane, Milpitas, California 95035) or MacKenzie Partners, Inc. (at the address or phone number listed below), or through the Investors section of our website, www.pericom.com, or from the SEC website at www.sec.gov.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact our proxy solicitor, MacKenzie Partners, Inc., at:

Toll-free: (800) 322-2885

Collect: (212) 929-5500

Email: proxy@mackenziepartners.com

PROPOSAL 1

THE MERGER PROPOSAL

The Merger Proposal

Pursuant to the terms of the Merger Agreement that is described in this proxy statement and attached as Annex A, Pericom will be acquired by Diodes. We encourage you to carefully read in its entirety the Merger Agreement, which is the principal document governing the Merger.

The Merger Agreement provides that Merger Sub will be merged with and into Pericom, with Pericom continuing as the surviving corporation and a wholly owned subsidiary of Diodes. Upon the completion of the Merger, each share of Company Common Stock outstanding immediately prior to the completion of the Merger (other than shares held by holders who have properly perfected dissenters’ rights under Chapter 13 of the CGCL, a copy of which is attached to this proxy statement as Annex D, or shares held by Pericom or Diodes or their respective subsidiaries), will be converted into the right to receive $17.00 in cash per share, without interest and less any applicable withholding taxes.

Completion of the Merger is conditioned on approval of the Merger Proposal.

Vote Required and Company Board Recommendation

The Merger Proposal will be approved if the holders of a majority of the shares of Company Common Stock of record as of the close of business on September 22, 2015 vote in favor of the proposal. If you are a Pericom shareholder and you abstain from voting or fail to vote, or fail to instruct your broker, bank or other nominee how to vote on the Merger Proposal, it will have the same effect as a vote cast “AGAINST” the Merger Proposal.

The Company Board recommends a vote “FOR” the Merger Proposal

PROPOSAL 2

AUTHORITY TO ADJOURN THE SPECIAL MEETING

The Adjournment Proposal

If at the special meeting of shareholders, the Company Board determines it is necessary or appropriate to adjourn the special meeting, we intend to move to vote on the Adjournment Proposal. For example, the Company Board may make such a determination if the number of shares of Company Common Stock represented and voting in favor of the Merger Proposal at the special meeting is insufficient to adopt that proposal under the CGCL, in order to enable the Company Board to solicit additional proxies in respect of such proposal. If the Company Board determines that it is necessary or appropriate, we will ask our shareholders to vote only upon the Adjournment Proposal and not the Merger Proposal.

In this proposal, we are asking you to authorize the holder of any proxy solicited by the Company Board to vote in favor of the Adjournment Proposal. If the shareholders approve the Adjournment Proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders that have previously voted. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against the Merger Proposal to defeat that proposal, we could adjourn the special meeting without a vote on the Merger Proposal and seek to convince the holders of those shares to change their votes to votes in favor of the Merger Proposal. Additionally we may seek to adjourn the special meeting if a quorum is not present or otherwise at the discretion of the chairman of the special meeting.

Vote Required and Company Board Recommendation

The Adjournment Proposal will be approved if a majority of the shares of Company Common Stock, present in person or represented by proxy and entitled to vote on the subject matter, vote in favor of the proposal, whether or not a quorum is present.

The Company Board recommends that you vote “FOR” the Adjournment Proposal.

PROPOSAL 3

GOLDEN PARACHUTE COMPENSATION PROPOSAL

Advisory Vote Regarding the Golden Parachute Compensation Proposal

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) of the Exchange Act, we are seeking non-binding, advisory shareholder approval of the compensation that will or may become payable to our named executive officers in connection with the Merger, as disclosed in the section entitled “The Merger—Interests of Our Directors and Executive Officers in the Merger—Golden Parachute Compensation” beginning on page 59 of this proxy statement. The proposal gives Pericom shareholders the opportunity to express their views on the merger-related compensation of the named executive officers. Accordingly, we are requesting shareholders to approve the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the shareholders of Pericom Corporation approve, on a non-binding, advisory basis, certain compensation that will or may become payable to Pericom’s named executive officers in connection with the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K in “The Merger—Interests of Our Directors and Executive Officers in the Merger—Golden Parachute Compensation” beginning on page 59 of Pericom’s proxy statement for the special meeting.”

Because your vote is advisory, it will not be binding upon Pericom, the Company Board, the Company Board’s compensation committee, or Diodes. Further, the underlying plans and arrangements are contractual in nature and are not, by their terms, subject to shareholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Merger is consummated, our named executive officers may become eligible to receive the compensation that is based on or otherwise relates to the Merger in accordance with the terms and conditions applicable to those payments as described in “The Merger—Interests of Our Directors and Executive Officers in the Merger—Golden Parachute Compensation.”

The vote on this non-binding Golden Parachute Compensation Proposal is a vote separate and apart from the vote on the Merger Proposal and the Adjournment Proposal. Accordingly, you may vote “FOR” Merger Proposal and the Adjournment Proposal and vote “AGAINST” or “ABSTAIN” for this Golden Parachute Compensation Proposal (and vice versa).

Vote Required and Company Board Recommendation

The Golden Parachute Compensation Proposal will be approved if a majority of the shares of Company Common Stock, present in person or represented by proxy and entitled to vote on the subject matter, vote in favor of the proposal.

The Company Board recommends that you vote “FOR” the non-binding, advisory Golden Parachute Compensation Proposal.

THE MERGER

This discussion of the Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. You should read the entire Merger Agreement carefully as it is the primary legal document that governs the Merger.

The Companies

Pericom

Pericom Semiconductor Corporation

1545 Barber Lane

Milpitas, CA 95035

(408) 232-9100

www.pericom.com

Pericom designs, develops and markets high-performance ICs and FCPs used in many of today’s advanced electronic systems. Pericom’s IC products include functions that support the connectivity, timing and signal conditioning of high-speed parallel and serial protocols that transfer data among a system’s microprocessor, memory and various peripherals, such as displays and monitors, and between interconnected systems. Pericom’s FCPs are electronic components that provide frequency references such as crystals and oscillators for computer, communication and consumer electronic products. Pericom’s analog, digital and mixed-signal ICs, together with our FCP products enable higher system bandwidth and signal quality, resulting in better operating reliability, signal integrity, and lower overall system cost in applications such as notebook computers, servers, network switches and routers, storage area networks, digital TVs, cell phones, GPS and digital media players. Pericom’s Common Stock is listed on the NASDAQ Global Select Market, under the ticker symbol “PSEM.”

For additional information about Pericom and our business, see the section entitled “Where You Can Find More Information” beginning on page 89 of this proxy statement.

Diodes

Diodes Incorporated

4949 Hedgcoxe Road, Suite 200

Plano, TX 75024

(972) 987-3900

www.diodes.com

Diodes is a leading global manufacturer and supplier of high-quality, application-specific standard products within the broad discrete, logic and analog semiconductor markets, serving the consumer electronics, computing, communications, industrial and automotive markets. Diodes’ primary focus is on low pin count semiconductor devices with one or more active and/or passive components. Diodes’ products include diodes, rectifiers, transistors, MOSFETs, protection devices, functional specific arrays, single gate, dual gate and standard logic, amplifiers and comparators, Hall-effect and temperature sensors, power management devices, including LED drivers, AC-DC and DC-DC switching, linear voltage regulators, and voltage references along with special function devices, such as USB power switches, load switches, voltage supervisors, and motor controllers. These products are sold primarily throughout Asia, North America and Europe. Diodes’ common stock is listed on the NASDAQ Global Select Market, under the ticker symbol “DIOD.”

For additional information about Diodes and its business, see the documents that Diodes files from time to time with the SEC.

Merger Sub

PSI Merger Sub, Inc.

c/o Diodes Incorporated

4949 Hedgcoxe Road, Suite 200

Plano, TX 75024

(972) 987-3900

www.diodes.com

PSI Merger Sub, Inc., a California corporation and a wholly owned subsidiary of Diodes, was organized solely for the purpose of entering into the Merger Agreement with Pericom and completing the Merger and has not conducted any business operations other than those incident to its formation and the transactions contemplated by the Merger Agreement. If the Merger is completed, Merger Sub will cease to exist following its merger with and into Pericom.

Background of Merger

The Company operates in the intensely competitive semiconductor market which has been characterized by substantial cyclicality, rapid technological change and heightened foreign and domestic competition. In recent years, the semiconductor industry has also experienced significant merger and acquisition activity which has resulted in industry consolidation and even more intense competition. The Company Board and management of the Company have recognized that many of the Company’s competitors are larger, more diversified companies with substantially greater financial resources and capacity to invest in the development and marketing of new products and technologies.

In light of these market and business dynamics, the Company Board, together with management of the Company, continually reviews and assesses the Company’s business plan and potential strategic opportunities available to the Company with the goal of maximizing shareholder value. As part of this ongoing process, the Company Board and management of the Company have periodically evaluated whether the continued execution of the Company’s strategy as a standalone company or the sale of the Company to, or a combination of the Company with, a third party offers the best avenue to maximize shareholder value. In connection with such review, management of the Company has met, from time to time, with various third parties who expressed an interest in engaging in a strategic transaction with the Company. In addition, the Company Board has from time to time evaluated the possibility of acquiring synergistic companies or product lines, but did not find businesses or assets to acquire on terms that it deemed attractive.

In 2014 and 2015, management of the Company, through representatives of Cowen and other financial advisors, reached out to a total of 23 third parties who were identified by the management of the Company, with the assistance of Cowen and such other financial advisors, as being reasonably expected to have a potential interest in pursuing discussions concerning a strategic transaction involving the Company. During this period, management of the Company had discussions and meetings with a total of 12 potential strategic and financial acquirers, including Diodes, Montage Technology Group Limited (“Montage”) and Party B, to explore areas of potential interest in a strategic transaction. However, none of these parties chose to pursue a potential strategic transaction with the Company following such discussions, other than Diodes and Montage, as described below. Until Cowen was engaged as the Company’s financial advisor on June 17, 2015, as described below, the Company declined to formally engage a financial advisor and during this time the Company continued to seek input on potential strategic transactions from Cowen and other financial advisors.

On March 17, 2014, representatives of Cowen met with the management of the Company to discuss a request that Cowen had received from Diodes for a meeting with the Company as well as to discuss potential interest from other parties in a strategic transaction. The management of the Company agreed to the introductory meeting with Diodes.

On April 14, 2014, Diodes and members of senior management of the Company held an initial introductory meeting arranged by a representative of Cowen.

On July 1, 2014 and October 14, 2014, representatives of Diodes and members of senior management of the Company held follow up in person meetings to further discuss the strategic fit between the businesses of Diodes and the Company.

On October 31, 2014, Diodes informed Cowen that although Diodes was interested in continuing to discuss a potential strategic transaction with the Company, Diodes was not prepared to actively pursue such a transaction at that time.

On January 12, 2015, at the direction of management of the Company, representatives of Cowen met with the Chief Executive Officer of Party B to discuss the potential fit between the businesses of Party B and the Company. During such meeting, Party B indicated an interest in a meeting with the Company’s senior management but Party B did not subsequently confirm a time for such meeting as a result of Party B’s availability constraints and other strategic priorities.

On March 2, 2015, the Company Board formed a special committee (the “Strategy Committee”), consisting of Messrs. Alex Hui, John Hui and Hau Lee, to assist the Company Board in evaluating and making recommendations to the Company Board from time to time with respect to any potential transactions that may be available to the Company.

On March 13, 2015, members of senior management of the Company met with the Chief Executive Officer and the President of Montage, a potential acquirer controlled by China-based stockholders, who expressed an interest in exploring a potential acquisition of the Company by Montage. Montage requested this meeting without prior solicitation from either the Company or any of its financial advisors.

On April 27, 2015, representatives of Cowen met with the Chief Executive Officer of Party B to follow up on Party B’s potential interest in the Company. During the meeting, Party B indicated a continued interest in a meeting with the Company’s senior management. However, during the course of the next few months, representatives of Cowen made several attempts to arrange such a meeting between Party B and the Company, but Party B did not confirm a time for such meeting as a result of Party B’s availability constraints and other strategic priorities.

On May 14, 2015, Diodes contacted a representative of Cowen to express Diodes’ continued interest in exploring an acquisition of the Company and Diodes’ intention to provide a written indication of interest to acquire the Company for $16.10 per share in cash. Later on May 14, 2015, a representative of Cowen informed Alex Hui of Diodes’ intention to provide a written indication of interest to acquire the Company for $16.10 per share in cash. Alex Hui directed Cowen to inform Diodes that such price was inadequate.

On May 15, 2015, as directed by Alex Hui, a representative of Cowen informed Diodes by telephone that a price of $16.10 per share was inadequate and encouraged Diodes to increase such price.

On May 18, 2015, Diodes delivered a written non-binding indication of interest to acquire the Company for $16.10 per share in cash.

On June 1, 2015, the Strategy Committee held an in person meeting to discuss the Diodes non-binding indication of interest. The Strategy Committee requested that representatives of Cowen participate in the meeting based on Cowen’s qualifications, expertise, reputation and knowledge of the Company’s business and affairs and the industry in which the Company operates and because representatives of Cowen were familiar with the Company’s strategic positioning, future prospects, and potential strategic partners. During such meeting, the Strategy Committee authorized management to conduct further discussions with, and to furnish additional information to, Diodes and agreed to formally engage Cowen as financial advisor to the Company in connection with the exploration of the Company’s strategic alternatives, including the possible sale of or other business combination involving the Company. The Company subsequently entered into a letter agreement with Cowen to formally engage Cowen as its financial advisor on June 17, 2015.

On June 3, 2015, the Company and Diodes entered into a mutual confidentiality agreement that contained a customary standstill provision in favor of the Company.

On June 4, 2015, members of senior management of Diodes and the Company held a telephonic discussion to further discuss Diodes’ non-binding indication of interest. During such discussion, Diodes expressed a desire to move quickly toward consummating the transaction. The management of the Company informed Diodes that it was in the process of engaging Cowen as its financial advisor and of the necessary time to assess and discuss the indication of interest with the Strategy Committee and the Company Board.

On June 11, 2015, the Chief Executive Officer of Montage called Alex Hui to express Montage’s interest in a potential acquisition of the Company.

On June 18, 2015, senior management of Party B reached out to representatives of Cowen to follow up on prior discussions regarding its potential interest in the Company. Party B inquired regarding the potential for a meeting with the Company in early July.

On June 19, 2015, the Strategy Committee held an in person meeting, with representatives of Cowen present, to discuss Diodes’ non-binding indication of interest and to consider potential next steps in the Company’s exploration of strategic alternatives, including potential outreach to other potential acquirers. Cowen also reviewed with the Strategy Committee a preliminary financial analysis relating to a potential acquisition of the Company by Diodes based on the terms set forth in the non-binding indication of interest. The Strategy Committee deemed that given the offer price and the credibility of Diodes as an acquirer, the non-binding indication of interest merited further discussion with the full Company Board and recommended scheduling a full board meeting as soon as possible.

On June 20, 2015, the Company and Montage entered into a mutual confidentiality agreement that contained a customary standstill provision in favor of the Company that automatically terminated upon execution of the Merger Agreement with Diodes. On that same day, the Chief Executive Officer and the President of Montage met with Alex Hui and John Hui. During such meeting, the Chief Executive Officer of Montage provided a verbal indication of interest to acquire the Company for $16.50 per share in cash. Alex Hui indicated that the $16.50 per share price was below the Company’s expectations and encouraged Montage to increase such price.

On June 30, 2015, the Company Board held an in person meeting, with representatives of Cowen and the Company’s outside legal counsel, Latham & Watkins LLP (“Latham”), present, to discuss Diodes’ non-binding indication of interest and Montage’s verbal indication of interest. At this meeting, a representative of Latham reviewed with the members of the Company Board the directors’ fiduciary duties with respect to a potential strategic transaction, including a sale of the Company, and management of the Company sought the Company Board’s guidance as to key legal and business issues to further negotiate in connection with a potential transaction with Diodes or Montage. Representatives of Cowen reviewed with the Company Board a preliminary financial analysis relating to a potential acquisition of the Company by Diodes or Montage. The Company Board directed management of the Company and Cowen to continue discussions with both Diodes and Montage and to seek an improvement in the price offered by each party. During this meeting, Cowen and management of the Company also updated the Company Board on the outreach undertaken by management of the Company, Cowen and other financial advisors to the Company to 22 parties (including Diodes and Montage) during the preceding 18 month period and meetings held with 10 potential acquirers, including Diodes, Montage and Party B during such period. In light of the interest expressed by Diodes and Montage, the Company Board discussed the merits of reaching out to certain of such parties to reconfirm their level of interest in a strategic transaction involving the Company and of contacting additional potential interested parties. The Company Board discussed with Cowen the most likely potential bidders, including the likely lack of interest from private equity buyers. Following such discussion, the Company Board directed Cowen and management of the Company to revisit recent discussions with 9 parties (including Diodes and Montage) and to contact one additional party to assess its interest in a strategic transaction involving the Company. Members of management of the Company also discussed the Initial Forecast (as defined in the section entitled “—Certain Financial Forecasts” beginning on page 53 of this proxy statement) with the Company Board, a portion of which was subsequently shared with Diodes and Montage. The Company Board also determined to change the name of the Strategy Committee to the Transaction Committee (the “Transaction Committee”) and Michael Sophie was added as a member of the Transaction Committee.

Later on the afternoon of June 30, 2015, representatives of Cowen held a telephonic discussion with senior management of Party B to follow up on their discussion of a potential meeting with the Company in early July. Following such discussion, a meeting between Party B and the Company’s management was confirmed for July 6, 2015.

On July 2, 2015, the Chief Financial Officer of Montage and representatives of Montage’s financial advisor met with Alex Hui, John Hui and representatives of Cowen to further discuss the merits of a potential acquisition of the Company by Montage.

During the next few weeks, representatives of Cowen and management of the Company reached out to parties identified by the Company Board, as directed. All such parties reiterated and confirmed their lack of interest in pursuing a transaction with Pericom.

On July 6, 2015, the Company and Party B entered into a mutual confidentiality agreement that contained a customary standstill provision in favor of the Company. On that same day, the Chief Executive Officer of Party B met with Alex Hui, where they discussed the exploration of a strategic transaction involving Party B and the Company. The two parties agreed to continue with follow up discussions in August, although no specific dates could be confirmed at the time. Such follow up discussions did not occur subsequently because of Party B’s low level of interest in a potential strategic transaction involving Party B and the Company.

Later on the afternoon of July 6, 2015, members of senior management of the Company and Diodes, including Alex Hui, John Hui, Keh-Shew Lu, Chief Executive Officer of Diodes, and Richard D. White, Chief Financial Officer of Diodes, among others, as well as representatives of Cowen, met to further discuss a potential acquisition of the Company by Diodes.

On July 10, 2015, Alex Hui met with the Chief Executive Officer of Montage to further discuss a potential acquisition of the Company by Montage. During the meeting, Montage presented a written non-binding indication of interest of $17.00 per share in cash, and Alex Hui countered at $19.00 per share in cash. The Chief Executive Officer of Montage informed Alex Hui that he would need to have further discussions with the board of directors of Montage before he could respond.

Later that evening on July 10, 2015, the Transaction Committee held a telephonic meeting, with representatives of Cowen and Latham present, to discuss the status of the outreach efforts and discussions with Montage and the potential response to Diodes in light of Montage’s non-binding offer. During this meeting, the Transaction Committee determined that a counter proposal to Diodes above $18.00 would risk causing Diodes to terminate further discussions with the Company. The Transaction Committee determined to provide a counter proposal to Diodes of $18.00 per share in cash and directed representatives of Cowen to communicate the counter proposal to Diodes. Later that evening, representatives of Cowen held a telephonic discussion with Diodes and conveyed the $18.00 per share counter proposal.

On July 13, 2015, representatives of Cowen held a telephonic discussion with Diodes, during which Diodes communicated its best and final offer of $17.00 per share in cash. Dr. Lu of Diodes stated that this proposal was the highest price that Diodes would be able to offer and that Diodes would cease further discussions if the Company Board demanded a higher price.

On July 17, 2015, Montage met telephonically with Alex Hui and communicated a final offer of $18.00 per share in cash. Montage indicated that it would require financing to consummate an acquisition of the Company, but the parties agreed to move quickly and to target a transaction announcement by August 6, 2015.

On July 21, 2015, the Transaction Committee held a telephonic meeting, that was attended by all members of the Company Board except for John East, with representatives of Cowen and Latham present, to discuss the revised proposals from Diodes and Montage, as well as an update on the outreach process to other potential interested parties since June 30, 2015, none of whom were interested. The Company Board directed Cowen and management of the Company to engage in detailed due diligence discussions and negotiations with both Diodes and Montage. Cowen informed the Company Board that no other parties expressed a level of interest significant enough to warrant continuing discussions regarding a potential strategic transaction.

Between July 21, 2015 and August 4, 2015, representatives of Cowen and members of management of the Company contacted Montage and its financial advisor several times in order to request that Montage provide the Company with the proposed timing of due diligence calls and meetings that Montage would need to complete its due diligence and consummate a transaction by the previously targeted signing date of August 6, 2015.

On July 23, 2015, Sheppard, Mullin, Richter & Hampton LLP (“Sheppard Mullin”), Diodes’ outside counsel, delivered an initial draft of a merger agreement to representatives of Cowen.

On July 24, 2015, the Company provided access to an online dataroom to both Diodes and Montage and an initial draft of a proposed merger agreement was distributed to both Diodes and Montage. The draft of the merger agreement distributed to Diodes was in lieu of the form of merger agreement previously distributed by Sheppard Mullin.

On July 27, 2015, the Company Board held a telephonic meeting, with representatives of Cowen and Latham present, to discuss the current status and expected timing of a potential transaction with Diodes or Montage. During the meeting, the Company Board discussed the relative risks and conditions of a potential transaction with each of Diodes and Montage. The Company Board determined that a potential transaction with Montage likely involved a higher degree of risk and uncertainty than a potential transaction with Diodes as a result of, among other factors, additional regulatory approvals (including in China and Taiwan) that may be required in order to consummate a transaction with Montage and greater uncertainty regarding Montage’s ability to secure financing for the transaction.

On July 27, 2015, Sheppard Mullin delivered a revised draft of a merger agreement to Latham.

On July 30, 2015, members of senior management of the Company held a telephonic meeting, with representatives of Cowen and Latham present, to discuss the current status of negotiations with Diodes and Montage. Representatives of Latham presented an overview of the key terms of the draft of the merger agreement provided by Sheppard Mullin. Following the discussion, senior management recommended that Alex Hui meet with Dr. Lu to further negotiate key business terms of the merger agreement received from Sheppard Mullin.

On July 31, 2015, Montage’s outside counsel delivered a revised draft of the merger agreement to Latham reflecting, among other things, the rejection of proposed termination fees payable by Montage in the event of failure to obtain certain regulatory approvals (including required approvals in Taiwan and China), a prohibition on the Company’s ability to terminate the merger agreement in order to accept a superior proposal made after execution of the merger agreement, a requirement that the Company adopt a “poison pill” upon signing of the agreement and a higher “bringdown” standard than that in the draft received from Diodes with respect to the accuracy of the Company’s representations as a condition to the closing of a transaction.

On August 3, 2015, members of senior management of the Company held a telephonic meeting, with representatives of Cowen and Latham present, to discuss the current status of negotiations with Diodes and Montage. Representatives of Latham presented an overview of the key terms of the revised draft of the merger agreement provided by Montage’s outside counsel. Following discussion, it was determined that Alex Hui would have a discussion with the Chief Executive Officer of Montage to further negotiate the key business terms of the revised merger agreement received from Montage.

On August 4, 2015, Latham delivered a revised draft of the merger agreement to Sheppard Mullin.

On the evening of August 4, 2015, members of management of the Company and representatives of Cowen had a telephonic meeting with members of management of Montage and representatives of its financial advisor. During such meeting, the parties discussed matters relating to the transaction, including timing, next steps and diligence matters. Montage indicated that it no longer expected to be in a position to enter into a definitive merger agreement with the Company by August 6, 2015 and instead provided a revised expected signing date of August 31, 2015.

Following such meeting on August 4, 2015, Alex Hui had a telephonic conversation with the Chief Executive Officer of Montage during which the Chief Executive Officer of Montage indicated that Montage would likely need additional time to obtain the required financing and that Montage was not in a position to accelerate the process. In addition, the Chief Executive Officer of Montage noted to Alex Hui that during discussions with the board of directors of Montage regarding a transaction with the Company, one member of Montage’s board of directors had expressed his opinion that Montage’s indication of interest at $18.00 was too high.

On August 5, 2015, representatives of Latham met telephonically with Montage’s outside counsel to discuss the terms of the merger agreement.

On August 7, 2015, members of the management of the Company held a telephonic meeting, with representatives of management, Cowen and Latham present, to discuss the current status of negotiations with Diodes and Montage.

Also on August 7, 2015, Alex Hui, John Hui and Dr. Lu, together with representatives of Cowen, met in person to discuss and negotiate the key business terms of the merger agreement.

Later on August 7, 2015, Latham delivered a revised draft of the merger agreement to Montage’s outside counsel reflecting, among other things, reinstatement of the Company’s right to terminate the merger agreement in order to accept a superior proposal made after execution of the merger agreement and termination fees payable by Montage in the event of failure to obtain certain regulatory approvals (including required approvals in Taiwan and China), as well as the deletion of the requirement to adopt a poison pill.

During the following three weeks, representatives of the Company participated in numerous diligence calls with, and responded to various information requests from, representatives of Diodes and Montage in order to facilitate the completion of their respective due diligence processes.

On August 13, 2015, Sheppard Mullin delivered a revised draft of the merger agreement to Latham.

On August 17, 2015, the Company Board held a telephonic meeting, with representatives of Cowen and Latham present. During the meeting, representatives of Cowen and Latham provided an update regarding the current status and progress of due diligence, financing and negotiations with both Diodes and Montage. The Company Board discussed the risks associated with pursuing a transaction with each potential acquirer, including the risks of failing to obtain approval from regulatory authorities and with respect to the financing to be obtained by each acquirer (noting that a transaction with Montage involved more risk and uncertainty because, among other reasons, Montage would need to negotiate a new debt facility and obtain equity commitments from its major stockholders in China and the Company had little insight into these negotiations), and the impact that the then-current general volatility and uncertainty in Chinese markets would likely have on a potential transaction, particularly with respect to Montage. The Company Board also discussed the minimal progress made by

Montage in its due diligence activities, despite its initial targeted signing date of August 6, 2015 and its revised targeted signing date of August 31, 2015. Members of the Company Board expressed concerns regarding Montage’s ability to enter into a definitive merger agreement with the Company by August 31, 2015 given its financing requirements.

On August 20, 2015, nearly two weeks after the delivery of a revised draft merger agreement to Montage, Montage’s outside counsel delivered a revised draft of the merger agreement to Latham reflecting a general reinstatement of Montage’s original positions on key business terms, including, among other things, the rejection of proposed termination fees payable by Montage in the event of failure to obtain certain regulatory approvals (including required approvals in Taiwan and China), a prohibition on the Company’s ability to terminate the merger agreement in order to accept a superior proposal made after execution of the merger agreement and a requirement that the Company adopt a “poison pill” upon signing of the agreement.

On August 24, 2015, the Company Board held a telephonic meeting, with representatives of Cowen and Latham present. During the meeting, representatives of Cowen and Latham provided an update regarding the current status of due diligence, financing and negotiations with both Diodes and Montage. Representatives of Cowen and Latham informed the Company Board that Diodes’ due diligence process and the negotiation of a definitive agreement with Diodes was substantially complete, and that Diodes appeared to be making substantial progress with respect to securing financing for the transaction. Representatives of Cowen also informed the Company Board of the substantial amount of due diligence remaining to be performed by Montage and the continued lack of visibility into Montage’s progress towards securing financing for the transaction. Representatives of Latham also reviewed the significant key open issues presented by the latest draft of the merger agreement delivered by Montage’s outside counsel. The Company Board affirmed the Transaction Committee’s determination on August 3, 2015 that Alex Hui have a discussion with the Chief Executive Officer of Montage to further negotiate the key business terms of the revised merger agreement received from Montage given how little progress was reflected in the latest draft received from Montage.

On August 25, 2015, representatives of Cowen contacted representatives of Montage’s financial advisor to request a discussion with the Chief Executive Officer of Montage to negotiate key business terms of a potential strategic transaction.

On the morning of August 26, 2015, Montage’s financial advisor informed Cowen of Montage’s refusal to have such a discussion, noting that Montage would prefer to have its legal counsel continue to work directly with Latham.

On the afternoon of August 26, 2015, Alex Hui and Dr. Lu met telephonically to discuss the terms of the merger agreement. On that call, the parties resolved many of the remaining key business terms. Later in the evening of August 26, 2015, Sheppard Mullin delivered a revised draft of the merger agreement to Latham.

On August 27, 2015 and August 28, 2015, representatives of Cowen and Latham reached out to representatives of Montage’s financial advisor to encourage a meeting between the companies’ chief executive officers regarding key business terms, even if that meeting included financial advisors. In order to facilitate such a meeting, a key business issues list was sent to Montage’s financial advisor. The representatives of Montage’s financial advisor indicated that the merger agreement discussions, despite the limited progress, had progressed further than the completion of Montage’s financing arrangements, which was still at least a number of weeks away, and reiterated Montage’s refusal to have such discussions and meeting.

On August 31, 2015, the Company Board held a telephonic meeting, with representatives of Cowen and Latham present. Representatives of Cowen and Latham provided an update regarding the current status of due diligence, financing, and negotiations with both Diodes and Montage. Representatives of Latham led a discussion with the Company Board regarding its fiduciary duties. Representatives of Cowen reviewed with the Company Board its preliminary financial analysis of the Company, and responded to questions from the Company Board regarding its financial analysis. Representatives of Latham also reviewed the proposed structure of the contemplated transaction with Diodes and the material terms of the draft merger agreement. The Company Board also discussed the lack of progress with Montage both in terms of the merger agreement as well as its financing.

Later on the evening of August 31, 2015, representatives of Cowen held a telephonic discussion with Montage, who indicated that Montage was still at least a number of weeks away from completing its financing for the transaction.

On September 1, 2015, representatives of Latham met telephonically with Montage’s outside counsel to discuss the terms of the revised merger agreement that was previously distributed by Montage’s outside counsel, despite Montage’s continued refusal to discuss key business issues with Alex Hui. During such discussion, Montage’s counsel indicated that Montage had not yet secured financing for the transaction and that Montage was likely still at least a number of weeks away from entering into a commitment letter for such financing. Montage’s counsel also indicated that Montage would not be willing to assume the risk of any failure to obtain regulatory approvals in connection with an acquisition of the Company and would not permit the Company to terminate the merger agreement in order to accept a superior proposal.

On September 2, 2015, the Company Board held a telephonic meeting, with representatives of Cowen and Latham present. During the meeting, representatives of Latham reviewed with the Company Board the proposed final terms of the merger agreement with Diodes. Representatives of Latham and Cowen also discussed with the Company Board the status of discussions and negotiations with Montage, including Montage’s previous extensions of the expected execution date of a merger agreement with the Company, the lack of visibility with respect to Montage’s ability to secure definitive financing and the timing of receipt of such financing, Montage’s rejection of key terms of the merger agreement proposed by the Company and the significant regulatory risk associated with an acquisition of the Company by Montage, including the indication from the Company’s Taiwanese counsel that an acquisition of the Company by Montage would likely not be approved by Taiwanese regulatory authorities. Representatives from Cowen and Latham reviewed with the Company Board an overview of recent instability in the U.S. and Chinese stock markets, including a 8.8% decline in the NASDAQ Composite Index, a 20.8% decline in the PHLX Semiconductor Sector Index, a 34.4% decline in the Shanghai Composite Index and a 41.7% decline in the Shenzhen Composite Index, in each case, from June 1, 2015 to September 1, 2015. Representatives from Cowen and Latham also noted that the CBOE Volatility Index, one customary measure of the market’s expectation of stock market volatility, was up to 31.4 on September 1, 2015 from 14.0 on June 1, 2015. The Company Board then discussed the significant instability in the U.S. and Chinese stock markets, the resulting impact on the Company’s stock price (which was down to $11.96 per share on September 1, 2015 from $12.76 per share on June 1, 2015) and the potential impact on the offers from both Diodes and Montage, as well as the increased risk to Montage’s financing efforts. Representatives of Cowen also reviewed with the Company Board an updated financial analysis, responded to questions from the Company Board regarding its financial analysis, and delivered its opinion to the Company Board, to the effect that and subject to the various assumptions and limitations set forth therein, as of that date, the Merger Consideration to be received by the shareholders of the Company in the Merger was fair, from a financial point of view, to such shareholders. After consideration of the proposed terms of the merger agreement with Diodes, the presentations of Latham and Cowen, and the receipt of Cowen’s oral opinion, and taking into account the other factors described below under the section entitled “The Merger—Recommendation of the Company Board; Our Reasons for the Merger” beginning on page 41 of this proxy statement, the Company Board unanimously (i) determined that the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, was fair to, and in the best interests of, the Company and its shareholders, (ii) approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated thereby and (iii) upon the terms and subject to the conditions of the Merger Agreement, unanimously resolved to recommend that the Company’s shareholders approve the Merger Agreement.

Immediately after the meeting of the Company Board on September 2, 2015, the Company delivered an amendment to its confidentiality agreement with Party B pursuant to which the standstill provision contained therein terminated upon the public announcement of the Merger Agreement.

Later on September 2, 2015, the Merger Agreement was entered into by Diodes and the Company and voting agreements were entered into by Diodes and each of the members of the Company Board and the Company’s executive officers, in their capacities as Company shareholders. Diodes and the Company issued a joint press release announcing the execution of the Merger Agreement before the opening of trading in Diodes and Pericom common stock on September 3, 2015.

On September 17, 2015, the Company received an unsolicited offer and a revised draft of the merger agreement from Montage to acquire the Company for $18.50 per share. Other than the offer price of $18.50 per share, the terms of the revised draft of the merger agreement were substantially similar to the terms of the Merger Agreement with Diodes. Neither the offer nor the draft merger agreement addressed the regulatory or financing uncertainties with respect to Montage’s previous indications of interest.

Later on September 17, 2015, pursuant to the terms of the Merger Agreement, the Company provided notice to Diodes of the Company’s receipt of an unsolicited acquisition proposal from Montage and that the Company Board planned on holding a meeting to discuss Montage’s acquisition proposal on September 19, 2015. The notice to Diodes included Montage’s offer letter and proposed form of merger agreement and voting agreement.

On September 19, 2015, the Company Board held a telephonic meeting, with representatives of Cowen and Latham present. During the meeting, representatives of Cowen presented a preliminary comparative financial analysis of the financial terms of the Merger Agreement and the acquisition proposal received from Montage on September 17, 2015, noting that Montage’s acquisition proposal implied a premium of 54.7% relative to the Company’s trading price on September 1, 2015, compared to a premium of 42.1% implied by the Merger Agreement. Representatives of Latham then reviewed the key terms of Montage’s acquisition proposal noting that Montage’s proposed merger agreement was in a form substantially similar to the Merger Agreement, but that, because of differences in circumstances between Montage and Diodes, there were still several significant issues associated with Montage’s acquisition proposal, including the lack of certainty with respect to Montage’s ability to finance a transaction, a failure to adequately address the regulatory risks associated with a merger of the Company with Montage, including the required approvals in Taiwan, the absence of a reverse termination fee for the failure to obtain regulatory approvals and potential concerns regarding enforceability of a merger agreement with Montage, which is a Cayman Islands exempted company with significant assets in China. After consideration of the financial terms of Montage’s acquisition proposal and the terms of the merger agreement presented by Montage, and after consultation with Cowen and Latham, the Company Board unanimously determined that Montage’s acquisition proposal could reasonably be expected to result in a superior proposal. In addition, after consultation with Latham, the Company Board unanimously determined in good faith that a failure to participate in negotiations or discussions with Montage concerning its acquisition proposal would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board. The Company Board instructed management of the Company to hold discussions with management of Montage, and for each of Cowen and Latham to hold discussions with Montage’s financial advisor and outside legal counsel, respectively, following delivery of the notice of such discussions to Diodes as required pursuant to the terms of the Merger Agreement.

Following the Company Board meeting on September 19, 2015 and pursuant to the terms of the Merger Agreement, the Company provided notice to Diodes that the Company intended to participate in negotiations or discussions with Montage concerning Montage’s acquisition proposal.

Later on September 19, 2015, the Company received notice from Diodes requesting that the Company reaffirm the Company Board’s recommendation within three business days, as required by the terms of the Merger Agreement.

Between September 19, 2015 and September 22, 2015, management of the Company and representatives of Cowen and Latham participated in discussions with Montage and its financial advisor and outside legal counsel concerning Montage’s acquisition proposal, including an in-person meeting among Alex Hui, John Hui and Howard Yang, the Chairman and Chief Executive Officer of Montage, and Stephen Tai, the President of Montage on September 22, 2015.

On September 22, 2015, the Company Board held a telephonic meeting, with representatives of Cowen and Latham present. During the meeting, management of the Company, representatives of Cowen and representatives of Latham each provided an update on the discussions that took place with Montage and its financial advisor and outside legal counsel following the Company Board’s meeting on September 19, 2015. Following this review, the Company Board noted that several key issues remained open in Montage’s acquisition proposal, including the lack of certainty with respect to Montage’s ability to finance a transaction, regulatory risks, the absence of a reverse termination fee for the failure to obtain regulatory approvals and potential enforceability issues. The Company Board directed management of the Company, Cowen and Latham to continue discussions with Montage regarding such issues. Given the status of Montage’s proposal, the Company Board then unanimously determined to reaffirm the Company Board’s recommendation to Diodes and instructed the Company to provide Diodes with notice of such reaffirmation.

Late in the evening of September 22, 2015, the Company received a revised acquisition proposal from Montage. Montage’s revised acquisition proposal included an updated proposed merger agreement, a one-page debt commitment letter (which expired in 90 days) covering a portion of the required merger consideration and executed by China Electronics Financial Co., Ltd. (“CEFC”), a subsidiary of one of Montage’s principal shareholders based in China, stronger regulatory covenants requiring Montage to take all actions necessary to obtain required regulatory approvals, a reverse termination fee to be escrowed in the United States and payable, among other cases, in the event of a failure to obtain regulatory approvals, and the arbitration of any disputes. Pursuant to the Merger Agreement, a copy of the revised acquisition proposal, including the above-mentioned updated proposed merger agreement and debt commitment letter, was provided to Diodes on September 23, 2015.

On September 23, 2015, the Company provided a separate notice to Diodes indicating that it reaffirmed the Company Board’s recommendation, and pursuant to the terms of the Merger Agreement, the Company provided notice to Diodes that it had received a revised acquisition proposal from Montage.

Later on September 23, 2015, members of management of the Company held a telephonic meeting with representatives of Cowen and Latham to discuss Montage’s revised acquisition proposal. During the meeting, the parties discussed the changes to Montage’s revised acquisition proposal and the remaining key issues. After discussion, members of management of the Company directed representatives of Cowen and Latham to continue to discuss and negotiate with Montage’s financial advisor and outside legal counsel to address the remaining key issues, most particularly the uncertainty around Montage’s ability to finance its acquisition proposal and the ability to enforce the debt commitment letter, as well as remaining regulatory concerns.

Between September 23, 2015 and September 25, 2015, management of the Company and representatives of Cowen and Latham participated in discussions with Montage and its financial advisor and outside legal counsel concerning Montage’s revised acquisition proposal, including an in-person meeting among Messrs. Alex Hui, John Hui, Yang and Tai on September 24, 2015.

On September 26, 2015, the Company received a revised draft of a proposed merger agreement from Montage and a draft of an escrow agreement providing for the deposit of the reverse termination fee in an escrow account maintained by a U.S. bank, with such fee to be payable to the Company, among other cases, in the event of a failure to obtain regulatory approvals. Pursuant to the Merger Agreement, copies of these documents were provided to Diodes on September 28, 2015.

On September 27, 2015, the Company received from Montage a revised one-page debt commitment letter covering a portion of the required merger consideration executed by CEFC that extended the termination date of the effectiveness of the commitment to 180 days after September 22, 2015. Pursuant to the Merger Agreement, a copy of the revised debt commitment letter was provided to Diodes on September 28, 2015.

On September 28, 2015, the Company Board held a telephonic meeting, with representatives of Cowen and Latham present. During the meeting, management of the Company, representatives of Cowen and representatives of Latham each provided an update on the discussions that took place with Montage and its financial advisor and outside legal counsel following the Company Board’s meeting on September 22, 2015. Following this review, the Company Board noted that Montage had agreed to “hell or high water” obligations for regulatory approval in Taiwan, China and the United States, arbitration for disputes and a reverse termination fee to be escrowed in the United States; however certain key issues remained open in Montage’s acquisition proposal, including the lack of certainty with respect to Montage’s ability to finance a transaction, timing and other risks associated with required regulatory approvals and potential enforceability issues. The Company Board directed management of the Company, Cowen and Latham to continue discussions with Montage regarding such issues and inform Montage that the Company Board was still looking for Montage to provide greater certainty of financing. Pursuant to the Merger Agreement, the Company notified Diodes in advance of the Board’s intent to hold this meeting.

Between September 28, 2015 and September 30, 2015, management of the Company and representatives of Cowen and Latham participated in discussions with Montage and its financial advisor and outside legal counsel concerning Montage’s revised acquisition proposal.

On September 28, 2015, the Company entered into an amendment to the mutual confidentiality agreement with Montage that contained confidentiality provisions that were no less favorable to the Company than those contained in the mutual confidentiality agreement between the Company and Diodes. Pursuant to the Merger Agreement, a copy of the amendment was provided to Diodes on September 29, 2015. After the execution of the amendment, Latham provided Montage’s outside legal counsel with certain non-public information regarding the Company that had been previously provided to Diodes.

In the evening of September 28, 2015, the Company received from Montage a one-page loan commitment letter executed by the Bank of China Shanghai Pudong Branch (the “Bank of China”) and a revised draft of the escrow agreement for the reverse termination fee set forth in the draft merger agreement proposed by Montage. The loan commitment letter from the Bank of China covered only a portion of the required merger consideration, was governed by the laws of the PRC and conditioned the issuance of the loan contemplated thereby on the evaluation of the Bank of China’s committee and the satisfaction of all conditions that the Bank of China would require. Pursuant to the Merger Agreement, a copy of the loan commitment letter and revised draft of the escrow agreement was provided to Diodes on September 29, 2015.

On September 30, 2015, the Company received a binding offer from Montage to acquire all of the outstanding shares of common stock of Pericom for the previously-communicated $18.50 in cash (the “Montage Offer”). The Montage Offer included a revised draft of a definitive merger agreement executed by Montage, a draft of a voting agreement executed by Montage, a draft of an escrow agreement for the reverse termination fee executed by Montage and executed copies of the loan commitment letters from CEFC and the Bank of China which were previously provided to the Company. Pursuant to its terms, the Montage Offer was set to expire on (i) October 5, 2015 if, prior to such date, the Company did not give notice of the termination of the Merger Agreement with Diodes or (ii) on October 6, 2015 if, prior to such date, the Company did not also countersign the draft merger agreement contained in the Montage Offer and those shareholders who are signatories to the Voting Agreement with Diodes did not countersign the draft voting agreements contained in the Montage Offer. Shortly thereafter, Montage publicly announced its delivery of the Montage Offer to the Company. Pursuant to the Merger Agreement, a copy of the Montage Offer, including the merger agreement, voting agreement, escrow agreement, and loan commitment letter, was provided to Diodes on September 30, 2015.

On October 1, 2015, the Company Board held a telephonic meeting, with members of management of the Company and representatives of Cowen and Latham present. During the meeting, representatives of Cowen and representatives of Latham each provided an overview of the terms of the Montage Offer. Following this review, the Company Board discussed the key issues that continued to remain open in the Montage Offer, including the lack of certainty with respect to Montage’s ability to finance a transaction, timing and other risks associated with required regulatory approvals and potential enforceability issues. The Company Board directed management of the Company, Cowen and Latham to continue discussions with Montage regarding such issues and inform Montage that the Company Board would be unlikely to approve the Montage Offer unless Montage was able to provide improved certainty of financing. Pursuant to the Merger Agreement, the Company notified Diodes in advance of the Board’s intent to hold this meeting.

On October 1, 2015, management of the Company and representatives of Cowen participated in discussions with Montage and its financial advisor concerning the Montage Offer, including a telephonic meeting among Messrs. Alex Hui, John Hui, Yang and Tai.

On October 3, 2015, Montage extended the Montage Offer so that it would expire on (i) October 12, 2015 if, prior to such date, the Company did not give notice of the termination of the Merger Agreement with Diodes or (ii) October 13, 2015 if, prior to such date, the Company did not also countersign the draft merger agreement contained in the Montage Offer and those shareholders who are signatories to the Voting Agreement with Diodes did not countersign the draft voting agreements contained in the Montage Offer. Pursuant to the Merger Agreement, a copy of the extended Montage Offer was provided to Diodes on October 4, 2015.

On October 5, 2015, the Company Board held an in-person meeting, with members of management of the Company and representatives of Cowen and Latham present. During the meeting, management of the Company, representatives of Cowen and representatives of Latham each provided an update on the discussions that took place with Montage and its financial advisor and outside legal counsel following the Company Board’s meeting on October 1, 2015 and reviewed again the terms of the Montage Offer. Following this review, the Company Board discussed the key issues that continued to remain open in the Montage Offer, including the lack of certainty with respect to Montage’s ability to finance a transaction, timing and other risks associated with required regulatory approvals and potential enforceability issues. The Company Board directed management of the Company to continue discussions with Montage regarding such issues and again inform Montage that the Company Board would be unlikely to approve the Montage Offer unless Montage was able to provide greater certainty of financing. Pursuant to the Merger Agreement, the Company notified Diodes in advance of the Board’s intent to hold this meeting.

On October 8, 2015, Messrs. Alex Hui, John Hui, Yang and Tai held a telephonic meeting during which they discussed the Montage Offer.

On October 9, 2015, Montage extended the Montage Offer for a second time so that it would expire on (i) October 26, 2015 if, prior to such date, the Company does not give notice of the termination of the Merger Agreement with Diodes or (ii) October 27, 2015 if, prior to such date, the Company did not also countersign the draft merger agreement contained in the Montage Offer and those shareholders who are signatories to the Voting Agreement with Diodes did not countersign the draft voting agreements contained in the Montage Offer. Pursuant to the Merger Agreement, a copy of the extended Montage Offer was provided to Diodes on October 9, 2015.

On October 9, 2015, in connection with the preparation of this proxy statement, representatives of Cowen discussed with Alex Hui that prior to Cowen’s engagement by the Company, Cowen, with Alex Hui’s knowledge and consent, had discussions with a number of parties regarding a strategic transaction with the Company, including with Diodes, Party B and others, but not including Montage. These meetings occurred from January 2014 through April 2015 and during some of those meetings Cowen presented non-confidential information about the Company. Certain of these presentation materials also included an illustrative pro forma analysis setting forth accretion/dilution to such parties’ earnings per share based upon purchase price premiums for the Company’s common stock ranging from 0-100%. In connection with these meetings, Cowen solicited or had discussions with three of such parties (including Diodes) to engage Cowen to serve as such party’s financial advisor in connection with a strategic transaction involving the Company. On July 2, 2014, following the meeting between the representatives of Diodes and the representatives of the Company that occurred on July 1, 2014, Cowen sent a draft engagement letter to Diodes seeking to be retained as Diodes’ financial advisor in connection with Diodes’ potential acquisition of the Company. On July 3, 2014, Cowen also sent a draft engagement letter to the Company seeking to be retained as the Company’s financial advisor. The Company declined, at that time, to formally engage Cowen as its financial advisor and continued discussions with Cowen and other financial advisors until Cowen was formally engaged by the Company on June 17, 2015. Diodes sent Cowen a mark-up to the draft engagement letter in August 2014, and Cowen did not respond. Cowen further informed Alex Hui that Cowen has not received any investment banking or financial advisory revenue from any of Diodes, Montage, Party B or from any other party with which Cowen had discussions regarding the Company in the previous four years, nor has Cowen been engaged in an investment banking or financial advisory capacity by any of those parties in the previous four years.

On October 12, 2015, all members of the Company Board were informed of the foregoing information regarding Cowen’s previous discussions and relationships with other parties, including Diodes.

On October 13, 2015, representatives of Latham and representatives of Cowen had a telephonic meeting with representatives of Montage’s financial advisor and outside legal counsel, during which Latham and Cowen reiterated the concerns of the Company Board relating to the uncertainty of financing from Montage and again requested that Montage provide evidence of greater financing certainty.

On October 14, 2015 and October 15, 2015, management of the Company and management of Montage exchanged emails regarding the concerns of the Company Board relating to financing and regulatory matters.

On October 16, 2015, the Company issued a press release responding to Montage’s preliminary proxy statement filed with the SEC on October 14, 2015.

On October 19, 2015, Cowen participated in discussions with Montage’s financial advisor concerning Montage’s ability to finance the Montage Offer and whether Montage anticipated providing an update on its financing efforts. During such discussions, Montage’s financial advisor did not give any indication of Montage’s expected next steps with respect to securing additional financing and stated only that Montage may, or may not, be pursuing additional certainty regarding Montage’s acquisition financing.

On October 19, 2015, the Company Board held a telephonic meeting, with representatives of Latham present. The Company Board discussed Cowen’s previous discussions and interactions with other parties, including Diodes. After review and consideration, the Company Board concluded that Cowen’s previous discussions and interactions with other parties, including Diodes, did not impact the Company Board’s determination and recommendation regarding the Merger, the Merger Agreement and the transactions contemplated thereby. In this regard, the Company Board noted, in particular, that Cowen’s last presentation to Diodes was made in November 2014 (more than seven months before Cowen was formally engaged by the Company on June 17, 2015), the two other parties that Cowen solicited or with whom Cowen had discussions to engage Cowen to serve as either such party’s financial advisor in connection with a strategic transaction involving the Company did not subsequently submit an offer to acquire the Company, and Cowen did not receive any financial projections from the Company until after Cowen was formally engaged by the Company. Following such discussion, representatives of Cowen joined the meeting and the Company Board reviewed again the terms of the Montage Offer with representatives of Latham and Cowen. The Company Board discussed the key issues that continued to remain open in the Montage Offer, including the lack of certainty with respect to Montage’s ability to finance a transaction and the lack of any progress by Montage to address the Company Board’s concerns relating thereto, as well as timing and other risks associated with required regulatory approvals and potential enforceability issues. Following this discussion, the Company Board determined that the additional premium represented by the $18.50 per share price of the Montage Offer, as compared to the terms of the Merger Agreement, would be insufficient to outweigh the significant timing and deal certainty risks for Pericom’s shareholders that are associated with pursuing a transaction with Montage, unless Montage provided evidence of improved financing certainty prior to the expiration of the Montage Offer on October 26, 2015.

On October 23, 2015, Montage again extended the Montage Offer so that it would expire on (i) November 9, 2015 if, prior to such date, the Company did not give notice of the termination of the Merger Agreement with Diodes, or (ii) November 10, 2015 if, prior to such date, the Company did not also countersign the draft merger agreement contained in the Montage Offer and those shareholders who are signatories to the Voting Agreement with Diodes did not countersign the draft voting agreements contained in the Montage Offer. Pursuant to the Merger Agreement, a copy of the extended Montage Offer was provided to Diodes on October 24, 2015.

Promptly following receipt of the third extension of the Montage Offer, on October 23, 2015, Alex Hui sent an email to the Chief Executive Officer of Montage requesting that Montage provide an update on whether Montage had obtained or intended to obtain evidence of greater financing certainty and any further details regarding Montage’s plans to address the regulatory issues associated with the Montage Offer.

On the evening of October 25, 2015, the Company Board held a telephonic meeting, with representatives of Latham and Cowen present. The Company Board discussed the receipt of the third extension of the Montage Offer and the lack of a response from Montage to Alex Hui’s request for further details on financing certainty and regulatory matters. Following this discussion, the Company Board determined that, given the absence of any further assurances of certainty regarding financing or regulatory matters from Montage, the third extension of the Montage Offer did not impact the Company Board’s prior determination on October 19, 2015 that the additional premium represented by the $18.50 per share price of the Montage Offer, as compared to the terms of the Merger Agreement, was insufficient to outweigh the significant timing and deal certainty risks for Pericom’s shareholders that are associated with pursuing a transaction with Montage. The Company Board then unanimously decided to reject the Montage Offer and reaffirm the Company Board’s recommendation that our shareholders vote “FOR” the Merger Proposal.

On October 26, 2015, the Company issued a press release announcing the Company Board’s unanimous rejection of the Montage Offer and the reaffirmation of the Company Board’s recommendation that our shareholders vote “FOR” the Merger Proposal.

Recommendation of the Company Board; Our Reasons for the Merger

Recommendation of the Company Board

The Company Board has unanimously determined that the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, is fair to, and in the best interests of, Pericom and its shareholders, and approved and declared advisable the Merger Agreement and the Merger and the other transactions contemplated by the Merger Agreement.

Accordingly, upon the terms and subject to the conditions of the Merger Agreement, the Company Board unanimously recommends that our shareholders vote “FOR” the Merger Proposal, “FOR” the Adjournment Proposal and “FOR” the Golden Parachute Compensation Proposal.

Pericom’s Reasons for the Merger

In reaching its decision to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and, subject to the terms and conditions of the Merger Agreement, to recommend that Pericom’s shareholders approve the Merger Proposal, the Company Board, with the assistance of our management and advisors, considered other alternative transactions, including contacts and extensive discussions with other potential acquirers. Notwithstanding the process described above, no other potential acquirers offered a strategic alternative as favorable to Pericom shareholders as the Merger with Diodes.

The Company Board considered a number of positive factors in its deliberations, including the following (which factors are not necessarily presented in order of relative importance):

Merger Consideration.

•	The Merger Consideration consists solely of cash, which provides immediate liquidity and certainty of value to Pericom’s shareholders compared to any transaction in which shareholders would receive shares of an acquirer’s stock.

•	The proposed merger consideration of $17.00 per share of Common Stock represents a premium of 39.3 percent compared to $12.20, Pericom’s volume-weighted average trading price for the thirty trading day period ending September 2, 2015, and a 39.5 percent premium to the closing price of $12.18 on September 2, 2015, the last trading date prior to the public announcement of the Company’s entry into the Merger Agreement.

•	The Company Board’s belief that the Merger Consideration represents the highest consideration that Diodes was willing to pay and the highest per share value reasonably obtainable for the Company’s shareholders, in each case, as of the date of the Merger Agreement with the Company Board basing this belief on a number of factors, including the fact that this price represented an increase from the $16.10 price initially offered by Diodes.

•	After contact with multiple other parties, the absence of any alternative acquisition proposals with a higher price to Pericom shareholders that the Company Board believed was able to be executed in the near-term and that was likely to reach closing. In particular, with respect to the Montage Offer, the financing, regulatory and other risks and uncertainties associated with the Montage Offer that the Company Board believes makes Montage’s ability to close a transaction meaningfully less likely than the closing of the transactions contemplated by the Merger Agreement, including, the conditionality of the financing commitments presented in the Montage Offer and the uncertainty of, and timing delay associated with, obtaining regulatory approvals from governmental authorities in the PRC and Taiwan and from the Committee on Foreign Investments in the U.S., as well as the ability to enforce a judgment against Montage.

•	The Company Board’s belief that our stock price was not likely to trade at or above the Merger Consideration offered in the Merger for any extended period of time in the foreseeable future, based on a number of factors, including the directors’ knowledge and understanding of our Company and our industry, our business plans, and financial forecasts prepared by our management described in the section entitled “—Certain Financial Forecasts” beginning on page 53 of this proxy statement.

•	The then-current financial market conditions and the recent and historical market prices of Company Common Stock, and the recent and historical market prices of Company Common Stock relative to those of other industry participants and general market prices.

•	The recent instability in the U.S. and Chinese stock markets, including a 8.8% decline in the NASDAQ Composite Index, a 20.8% decline in the PHLX Semiconductor Sector Index, a 34.4% decline in the Shanghai Composite Index and a 41.7% decline in the Shenzhen Composite Index, in each case, from June 1, 2015 to September 1, 2015 and the increase in the CBOE Volatility Index, one customary measure of the market’s expectation of stock market volatility, from 14.0 on June 1, 2015, to 31.4 on September 1, 2015 and the Company Board’s conclusion that such instability increased the risk that the Company would not be able to obtain a higher price.

Strategic Alternatives.

•	The Merger is subject to the approval of Pericom shareholders, and the shareholders are free to reject the Merger.

•	The intensely competitive nature of the semiconductor industry in which Pericom competes.

•	Pericom’s lack of significant overall revenue growth in recent periods and its prospects for future growth, and the general risks associated with Pericom’s ability to execute on a business plan that would create shareholder value in excess of the Merger Consideration offered by Diodes.

•	The consolidation trends within the semiconductor industry, and the importance of scale in a competitive market environment and the associated challenges to growth as a smaller independent publicly traded company.

•	The general risks and market conditions that could affect the price of Company Common Stock.

•	The advantages of entering into the Merger Agreement in comparison with the risks of remaining independent, including our management’s views on full fiscal year 2016 performance and long-term financial projections as a standalone company, the risks inherent in Pericom’s industry, potential changes in laws affecting that industry, the economy and capital markets as a whole, and the various additional risks and uncertainties that are listed in Item 1A of Part I of our most recent annual report on Form 10-K filed with the SEC on September 2, 2015.

•	The recent economic climate and uncertainty in China where Montage’s owners are based and from where Pericom receives approximately 46 percent of its revenue.

Financial Analyses and Opinion of Cowen.

•	The Company Board considered the financial analyses presented to the Company Board by Cowen with respect to the Merger and the opinion of Cowen to the effect that and subject to the various assumptions and limitations set forth therein, as of the date of the opinion, the Merger Consideration to be received by the shareholders of Pericom in the Merger was fair, from a financial point of view, to such shareholders, as more fully described below under the section entitled “The Merger—Opinion of Cowen and Company, LLC” beginning on page 45 of this proxy statement.

Terms of the Merger Agreement.

•	The likelihood that the Merger will be consummated, based on, among other things, the limited number of conditions to the Merger, including the absence of a financing condition.

•	The nature of the other representations, warranties and covenants of Pericom in the Merger Agreement.

•	The Company Board’s and management’s assessment, after discussion with Cowen, that Diodes has the financial capability to complete the Merger, including pursuant to the Diodes Credit Agreement.

•	The lack of required regulatory approvals and the remedies available under the Merger Agreement to Pericom in the event of various breaches by Diodes.

•	The availability of specific performance.

•	Pericom’s ability to consider and respond to acquisition proposals, under certain circumstances specified in the Merger Agreement, and after complying with the terms of the Merger Agreement, to terminate the Merger Agreement in order to enter into an agreement with respect to a superior proposal, upon payment of a termination fee of $15.0 million, which is within the customary range of termination fees payable in similar transactions.

•	The fact that the terms and conditions of the Merger Agreement minimize, to the extent reasonably practical, the risk that a condition to closing would not be satisfied and also provide reasonable flexibility to operate Pericom’s business during the pendency of the Merger.

•	The availability under the Merger Agreement for Pericom to pursue damages on behalf of its shareholders in the event of a breach of the Merger Agreement by Diodes or the Merger Sub.

•	The availability of dissenters’ rights for shareholders who properly exercise such statutory rights.

•	The fact that the voting agreement entered into by the directors and officers terminates upon the termination of the Merger Agreement.

Financing.

•	Diodes has entered into an amendment to the Diodes Credit Agreement which is expected to provide sufficient financing for Diodes to fund its obligation under the Merger Agreement.

•	Diodes does not need to receive debt or equity commitments from any lenders or sponsors to complete the Merger.

•	The absence of a financing condition in the Merger Agreement.

Drawbacks and Risks. The Company Board also considered potential drawbacks and risks relating to the Merger, including the following (which factors are not necessarily presented in order of relative importance):

•	Pericom will no longer exist as an independent company and Pericom shareholders will no longer participate in any future growth it may have or any potential future increase in its value.

•	Pericom is obligated to pay to Diodes a termination fee of $15.0 million, which is within the customary range of termination fees payable in similar transactions, if the Merger Agreement is terminated under certain circumstances including if Pericom terminates the Merger Agreement to accept a superior proposal.

•	There can be no assurance that all conditions to the parties’ obligations to complete the Merger will be satisfied, and as a result, it is possible that the Merger may not be completed even if the Merger Agreement is approved by Pericom shareholders. If the Merger is not completed, (i) Pericom will have incurred significant risk and transaction costs, including the possibility of disruption to Pericom’s operations, diversion of management and employee attention, employee attrition and a potentially negative effect on Pericom’s business and customer relationships, (ii) the trading price of Pericom shares could be adversely affected and (iii) the market’s perceptions of Pericom’s prospects could be adversely affected.

•	Certain terms of the Merger Agreement prohibit Pericom and its representatives from soliciting third-party bids and from accepting, approving or recommending third-party bids except in limited circumstances, which terms could reduce the likelihood that other potential acquirers would propose an alternative transaction that may be more advantageous to the shareholders.

•	Pericom’s management’s focus and resources may become diverted from other important business opportunities and operational matters while working to implement the Merger, which could adversely affect Pericom’s business.

•	The effect of a public announcement of the transactions on Pericom’s operations, stock price and employees and its ability to attract and retain key management, scientific, research and sales personnel while the Merger is pending and the potential adverse effects on the financial results of Pericom as a result of that disruption, as well as the possibility of any suit, action or proceeding in respect of the Merger Agreement or the transactions contemplated by the Merger Agreement.

•	The operations of Pericom will be restricted by interim operating covenants during the period between signing the Merger Agreement and the closing of the Merger, which could effectively prohibit Pericom from undertaking any strategic initiatives or other material transactions to the detriment of Pericom and its shareholders.

•	The risk of incurring substantial expenses related to the Merger, including in connection with any litigation that may result from the announcement or pendency of the Merger.

•	The Merger will be a taxable transaction to Pericom shareholders that are U.S. holders (as defined in “—Material U.S. Federal Income Tax Consequences” beginning on page 60 of this proxy statement) for U.S. federal income tax purposes and, therefore, such shareholders generally will be required to pay U.S. federal income tax on any gains they recognize as a result of the receipt of cash in the Merger.

The Company Board also considered that certain of our directors and officers may have conflicts of interest in connection with the Merger, as they may receive certain benefits that are different from, or in addition to, those of our other shareholders. See “—Interests of Our Directors and Executive Officers in the Merger” beginning on page 56 of this proxy statement.

After taking into account all of the factors set forth above, as well as others, the Company Board unanimously agreed that the benefits of the Merger outweighed the drawbacks and risks and determined that the Merger is fair to, and in the best interests of, Pericom and its shareholders and approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated thereby and recommended that our shareholders vote to approve the Merger Agreement at the special meeting.

The foregoing discussion is not intended to be an exhaustive list of the information and factors considered by the Company Board in its consideration of the Merger, but is merely a summary of the material positive factors and material drawbacks and risks considered by the Company Board in that regard. In view of the number and variety of factors and the amount of information considered, the Company Board did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, the Company Board did not undertake to make any specific determination as to whether any one particular factor, or any aspect of any one particular factor, caused the Company Board to reach its ultimate determination, and individual members of the Company Board may have given different weights to different factors. The Company Board made its recommendation based on the totality of information presented to, and the investigation conducted by, the Company Board.

Opinion of Cowen and Company, LLC

Pursuant to an engagement letter dated as of June 17, 2015, Pericom retained Cowen to act as its financial advisor in connection with the Merger and to render an opinion to the Company Board as to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of Company Common Stock in the Merger.

On September 2, 2015, Cowen delivered its opinion to the Company Board, to the effect that and subject to the various assumptions and limitations set forth therein, as of that date, the Merger Consideration to be received by the shareholders of Pericom in the Merger was fair, from a financial point of view, to such shareholders. The full text of the written opinion of Cowen, dated September 2, 2015, is attached as Annex C to this proxy statement and is incorporated by reference. Holders of Company Common Stock are urged to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by Cowen. The summary of the written opinion of Cowen set forth herein is qualified in its entirety by reference to the full text of such opinion. Cowen’s analyses and opinion were prepared for and addressed to the Company Board and are directed only to the fairness, from a financial point of view, of the Merger Consideration to be received by the shareholders of Pericom in the Merger. Cowen’s opinion is not a recommendation to any shareholder or any other person as to how to vote with respect to the Merger or to take any other action in connection with the Merger or otherwise.

In arriving at its opinion, Cowen reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

•	a draft of the Merger Agreement dated September 2, 2015;

•	certain publicly available financial and other information for Pericom and certain other relevant financial and operating data furnished to Cowen by management of Pericom;

•	certain internal financial analyses, financial forecasts, reports and other information concerning Pericom, prepared by management of Pericom, including the Updated Forecast (as defined below in the section entitled “—Certain Financial Forecasts” beginning on page 53 of this proxy statement);

•	discussions Cowen had with certain members of management of Pericom concerning the historical and current business operations, financial condition and prospects of Pericom and such other matters Cowen deemed relevant;

•	certain operating results of Pericom as compared to the operating results of certain publicly traded companies Cowen deemed relevant;

•	the reported price and trading histories of the shares of Company Common Stock as compared to the reported price and trading histories of certain publicly traded companies Cowen deemed relevant;

•	certain financial terms of the Merger as compared to the financial terms of certain selected business combinations Cowen deemed relevant; and

•	such other information, financial studies, analyses and investigations and such other factors that Cowen deemed relevant for the purposes of its opinion.

In conducting its review and arriving at its opinion, Cowen, with the consent of the Company Board, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by Pericom or which was publicly available or was otherwise reviewed by Cowen. Cowen did not undertake any responsibility for the accuracy, completeness or reasonableness of, or independent verification of, such information. Cowen relied upon, without independent verification, the assessment of management of Pericom as to the existing products and services of Pericom and the viability of, and risks associated with, the future products and services of Pericom. In addition, Cowen did not conduct, or assume any obligation to conduct, any physical inspection of the properties or facilities of Pericom or Diodes. Cowen further relied upon Pericom’s representation that all information provided to it by Pericom was accurate and complete in all material respects. Cowen, with the consent of the Company Board, assumed that the Updated Forecast was reasonably prepared by the management of Pericom on bases reflecting the best currently available estimates and good faith judgments of such management as to the future performance of Pericom, and that such forecast provided a reasonable basis for its opinion. Cowen expressed no opinion as to the Updated Forecast or the assumptions on which it was made.

Cowen assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of Pericom since the date of the last financial statements made available to Cowen. Cowen did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities of Pericom, nor was Cowen furnished with such materials. In addition, Cowen did not evaluate the solvency or fair value of Pericom, Diodes or Merger Sub under any state or federal laws relating to bankruptcy, insolvency or similar matters. Cowen’s opinion does not address any legal, tax or accounting matters related to the Merger Agreement or the Merger, as to which it assumed that Pericom and the Company Board have received such advice from legal, tax and accounting advisors as each has determined appropriate. Cowen’s opinion addressed only the fairness of the Merger Consideration, from a financial point of view, to the shareholders of Pericom. Cowen expressed no view as to any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise. Cowen’s opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by Cowen on the date of its opinion. It should be understood that although subsequent developments may affect Cowen’s opinion, Cowen does not have any obligation to update, revise or reaffirm its opinion and expressly disclaims any responsibility to do so.

Cowen did not consider any potential legislative or regulatory changes currently being considered or recently enacted by the United States or any foreign government, or any domestic or foreign regulatory body, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the SEC, the Financial Accounting Standards Board, or any similar foreign regulatory body or board.

In rendering its opinion, Cowen assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. Cowen assumed that the final form of the Merger Agreement would be substantially similar to the last draft reviewed by Cowen. Cowen also assumed that all governmental, regulatory and other consents and approvals contemplated by the Merger Agreement would be obtained and that in the course of obtaining any of those consents no restrictions would be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Merger. Cowen assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Exchange Act, and all other applicable state or federal statutes, rules and regulations.

It is understood that Cowen’s opinion was intended for the benefit and use of the Company Board in its consideration of the financial terms of the Merger and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without Cowen’s prior written consent, except as set forth in the engagement letter between Cowen and Pericom. However, Cowen’s opinion may be reproduced in its entirety in any proxy statement filed by Pericom under the Securities Exchange Act of 1934, as amended, and distributed to Pericom’s shareholders, provided that Cowen’s opinion will be reproduced in such proxy statement in full, and any description of or reference to Cowen or summary of Cowen’s opinion in such disclosure document will be in a form reasonably acceptable to Cowen and its counsel. Pursuant to the terms of its engagement letter with Pericom, Cowen has given Pericom its consent for its opinion to be included in this proxy statement. Cowen’s opinion is not a recommendation to any shareholder or any other person as to how to vote with respect to the Merger or to take any other action in connection with the Merger or otherwise. Cowen was not requested to opine as to, and its opinion does not in any manner address, the underlying business decision to effect the Merger or the relative merits of the Merger as compared to other business strategies or transactions that might be available to Pericom. In addition, Cowen has not been requested to opine as to, and its opinion does not in any manner address, the fairness of the amount or nature of the compensation to any of Pericom’s officers, directors or employees, or class of such persons, relative to the Merger Consideration to be received by the shareholders of Pericom or whether Diodes has sufficient cash, available lines of credit or other sources of funds to enable it to pay the Merger Consideration at the closing of the Merger.

Summary of Material Financial Analyses

The following is a summary of the material financial analyses performed by Cowen to arrive at its opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. Cowen performed certain procedures, including each of the financial analyses described below, and reviewed with the Company Board and the management of Pericom the assumptions on which such analyses were based and other factors, including the historical and projected financial results of Pericom.

In performing the financial analyses summarized below, Cowen utilized and relied upon the Updated Forecast, including Pericom’s forecasted revenues, Adjusted EBITDA (Non-GAAP), diluted EPS (Non-GAAP) and unlevered after-tax cash flow, described in additional detail below in the section entitled “—Certain Financial Forecasts” beginning on page 53 of this proxy statement.

Transaction Overview. For informational purposes only, Cowen reviewed the closing prices of Company Common Stock on various days and over various periods. The table below illustrates the stock prices for those days and periods and the premium implied by the merger consideration of $17.00 per share of Company Common Stock to the historical stock prices.

	Historical Stock Price	Premium Implied by Merger Consideration
September 1, 2015	$11.96	42.1%
1 month prior to September 1, 2015 (Spot)	$11.82	43.8%
3 months prior to September 1, 2015 (Spot)	$12.76	33.2%
6 months prior to September 1, 2015 (Spot)	$16.39	3.7%
12 months prior to September 1, 2015 (Spot)	$10.39	63.6%
3 years prior to September 1, 2015 (Spot)	$8.11	109.6%
5 years prior to September 1, 2015 (Spot)	$8.69	95.6%
High during 5 years ending on September 1, 2015 (March 2, 2015) (Spot)	$16.39	3.7%
Low during 5 years ending on September 1, 2015 (April 17, 2013) (Spot)	$6.12	177.8%
1 month ending on September 1, 2015 (Average)	$12.24	38.9%
3 months ending on September 1, 2015 (Average)	$12.68	34.1%
6 months ending on September 1, 2015 (Average)	$13.48	26.1%
12 months ending on September 1, 2015 (Average)	$12.83	32.5%
3 years ending on September 1, 2015 (Average)	$9.59	77.3%
5 years ending on September 1, 2015 (Average)	$9.23	84.2%

Analysis of Selected Publicly Traded Companies. To provide contextual data and comparative market information, Cowen compared selected historical operating and financial data and multiples for Pericom to the corresponding data and multiples of certain other companies that are providers of semiconductors and analog and mixed signal integrated circuits (the “Selected Companies”) whose securities are publicly traded and which Cowen believes have one or more business or operating characteristics, market valuations and trading valuations similar to what might be expected of Pericom. These companies were:

•	Atmel Corporation

•	Cypress Semiconductor Corporation

•	Cirrus Logic, Inc.

•	Dialog Semiconductor PLC

•	Diodes

•	ELMOS Semiconductor AG

•	Fairchild Semiconductor International, Inc.

•	Global Mixed-Mode Technology Inc.

•	Infineon Technologies AG

•	Intersil Corporation

•	Maxim Integrated Products, Inc.

•	Microsemi Corporation

•	NXP Semiconductors N.V.

•	ON Semiconductor Corporation

•	Parade Technologies Ltd

•	Power Integrations, Inc.

•	Realtek Semiconductor Corporation

•	Renesas Electronics Corporation

•	Richtek Technology Corp.

•	ROHM Co., Ltd.

•	STMicroelectronics N.V.; and

•	Texas Instruments Incorporated

The data and multiples reviewed by Cowen included the market capitalization of common stock plus total debt less cash and equivalents (“Enterprise Value”) of each of the Selected Companies, as a multiple of revenues and as a multiple of earnings before interest expense, income taxes, depreciation, amortization, stock-based compensation expense and non-recurring items (“EBITDA”), and the multiple of the current price per share of each of the Selected Companies to the earnings per share (“EPS”) estimated for the Selected Companies, in each case, for calendar years 2015 and 2016 (as available from Capital IQ and research analyst reports, as applicable).

The following table presents the multiple of Enterprise Value to revenues and EBITDA, and the multiple of price per share to estimates of EPS, in each case, for calendar years 2015 and 2016. The information in the table is based on the closing stock prices of the Selected Companies on September 1, 2015.

Selected Companies Multiples
	Low	Mean	Median	High
Enterprise Value as a multiple of:
CY2015E Revenue	0.6x	2.0x	1.8x	4.0x
CY2016E Revenue	0.6x	1.8x	1.5x	3.8x
CY2015E EBITDA(1)	3.9x	8.4x	7.6x	16.3x
CY2016E EBITDA	3.4x	7.3x	6.9x	12.3x
Price as a multiple of CY2015E EPS(2)	10.3x	16.6x	16.3x	32.8x
Price as a multiple of CY2016E EPS	8.6x	13.3x	12.5x	19.7x

(1)	Multiple of Enterprise Value to EBITDA for calendar year 2015 for Intersil Corporation excluded from the low, mean, median and high calculations because multiples greater than 20.0x were considered not meaningful.
(2)	Multiple of price to EPS for calendar year 2015 for Cypress Semiconductor Corporation excluded from the low, mean, median and high calculations because multiples greater than 40.0x were considered not meaningful.

Based upon the information presented in the tables above, Cowen’s experience in the semiconductor industry and its professional judgment, Cowen selected implied reference multiple ranges. The following table presents the implied value per share of Company Common Stock based on the selected multiple ranges and using the Updated Forecast, including Pericom’s forecasted revenues, Adjusted EBITDA (Non-GAAP) and diluted EPS (Non-GAAP) for calendar years 2015 and 2016, in each case, compared to the merger consideration of $17.00 per share of Company Common Stock.

	Reference Multiple Range	Implied Value per Share
Enterprise Value as a multiple of:
CY2015E Revenue	1.6x - 2.2x	$14.51 - $17.73
CY2016E Revenue	1.5x - 2.0x	$14.95 - $18.17
CY2015E Adjusted EBITDA (Non-GAAP)	7.0x - 9.0x	$13.09 - $15.15
CY2016E Adjusted EBITDA (Non-GAAP)	6.5x - 8.5x	$14.79 - $17.52
Price as a multiple of CY2015E Diluted EPS (Non-GAAP)	15.0x - 19.0x	$11.23 - $14.23
Price as a multiple of CY2016E Diluted EPS (Non-GAAP)	11.5x - 15.5x	$12.35 - $16.65

Although the Selected Companies were used for comparison purposes, none of those companies is directly comparable to Pericom. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Selected Companies and other factors that could affect the public trading value of the Selected Companies and Pericom to which they are being compared.

Analysis of Selected Transactions. Cowen reviewed the financial terms, to the extent publicly available, of 31 transactions (the “Selected Transactions”) involving the acquisition of companies that are providers of semiconductors and analog and mixed signal integrated circuits, which were announced and completed since February 2009. These transactions and the dates announced were:

Month and Year Announced	Acquiror	Target
May 2015	Microchip Technology Incorporated	Micrel, Incorporated
February 2015	MaxLinear, Inc.	Entropic Communications, Inc.
January 2015	Lattice Semiconductor Corporation	Silicon Image, Inc.
December 2014	Cypress Semiconductor Corporation	Spansion Inc.
August 2014	Infineon Technologies AG	International Rectifier Corporation
June 2014	Avago Technologies Limited	PLX Technology, Inc.
June 2014	Analog Devices, Inc.	Hittite Microwave Corporation
April 2014	Cirrus Logic, Inc.	Wolfson Microelectronics plc
April 2014	Exar Corporation	Integrated Memory Logic Limited
March 2014	Shanghai Pudong Science and Technology Investment Co., Ltd.	Montage Technology Group Limited
February 2014	Microchip Technology Incorporated	Supertex Inc.
December 2013	Avago Technologies Limited	LSI Corporation
November 2013	M/A-COM Technology Solutions Holdings, Inc.	Mindspeed Technologies, Inc.
October 2013	Microsemi Corporation	Symmetricom, Inc.
August 2013	Maxim Integrated Products, Inc.	Volterra Semiconductor Corporation
December 2012	Diodes	BCD Semiconductor Manufacturing Limited
June 2012	Cypress Semiconductor Corporation	Ramtron International Corporation
May 2012	Microchip Technology Incorporated	Standard Microsystems Corporation
January 2012	Semtech Corporation	Gennum Corporation
July 2011	Microsemi Corporation	Zarlink Semiconductor Inc.
May 2011	Skyworks Solutions, Inc.	Advanced Analogic Technologies Incorporated
April 2011	Texas Instruments Incorporated	National Semiconductor Corporation
February 2011	CSR plc	Zoran Corporation
October 2010	Microsemi Corporation	Actel Corporation
September 2010	Zoran Corporation	Microtune, Inc.
March 2010	Microsemi Corporation	White Electronics Designs Corporation
February 2010	Microchip Technology Incorporated	Silicon Storage Technology, Inc.
December 2009	ON Semiconductor Corporation	California Micro Devices Corporation
December 2009	IXYS Corporation	Zilog, Inc.
April 2009	Integrated Device Technology, Inc.	Tundra Semiconductor Corporation
February 2009	Exar Corporation	Hifn, Inc.

Cowen reviewed the Enterprise Value paid in each of the Selected Transactions as a multiple of revenues and as a multiple of EBITDA, and the multiple of the price per share to EPS, in each case, for the latest twelve months (“LTM”) and the next twelve months (“NTM”).

The following table presents the multiple of Enterprise Value to revenues and EBITDA, and the multiple of price per share to EPS, in each case, for the periods indicated.

Selected Transactions Multiples
	Low	Mean	Median	High
Enterprise Value as a multiple of:
LTM Revenue(1)	0.4x	1.9x	1.8x	4.3x
NTM Revenue(2)	0.6x	1.9x	1.8x	4.1x
LTM EBITDA(3)	6.0x	12.7x	12.3x	19.9x
NTM EBITDA(4)	4.9x	11.2x	11.4x	19.1x
Price as a multiple of LTM EPS(5)	9.8x	24.9x	23.1x	37.6x
Price as a multiple of NTM EPS(6)	10.7x	19.7x	17.7x	33.4x

(1)	The transactions involving the following target companies were excluded from the low, mean, median and high calculations because multiples greater than 5.0x were considered not meaningful: Hittite Microwave Corporation and Montage Technology Group Limited.
(2)	The transaction involving Hittite Microwave Corporation as the target company was excluded from the low, mean, median and high calculations because multiples greater than 5.0x were considered not meaningful. In addition, the multiples for the following target companies were not available: White Electronics Designs Corporation and Silicon Storage Technology, Inc.
(3)	The transactions involving the following target companies were excluded from the low, mean, median and high calculations because multiples that are negative or greater than 20.0x were considered not meaningful: Micrel, Incorporated, Entropic Communications, Inc., PLX Technology, Inc., Wolfson Microelectronics plc, Mindspeed Technologies, Inc., Advanced Analogic Technologies Incorporated, Zoran Corporation, Silicon Storage Technology, Inc., California Micro Devices Corporation, Zilog, Inc. and Hifn, Inc.
(4)	The transactions involving the following target companies were excluded from the low, mean, median and high calculations because multiples that are negative or greater than 20.0x were considered not meaningful: Wolfson Microelectronics plc, Mindspeed Technologies, Inc. and Advanced Analogic Technologies Incorporated. In addition, the multiples for the following target companies were not available: Micrel, Incorporated, Ramtron International Corporation, White Electronics Designs Corporation and Silicon Storage Technology, Inc.
(5)	The transactions involving the following target companies were excluded from the low, mean, median and high calculations because multiples that are negative or greater than 40.0x were considered not meaningful: Micrel, Incorporated, Entropic Communications, Inc., Spansion Inc., Wolfson Microelectronics plc, Mindspeed Technologies, Inc., Symmetricom, Inc., Advanced Analogic Technologies Incorporated, Zoran Corporation, Microtune, Inc., White Electronics Designs Corporation, Silicon Storage Technology, Inc., California Micro Devices Corporation, Zilog, Inc. and Hifn, Inc.
(6)	The transactions involving the following target companies were excluded from the low, mean, median and high calculations because multiples that are negative or greater than 40.0x were considered not meaningful: Micrel, Incorporated, Entropic Communications, Inc., Wolfson Microelectronics plc, Mindspeed Technologies, Inc., Advanced Analogic Technologies Incorporated, Zoran Corporation, California Micro Devices Corporation and Tundra Semiconductor Corporation. In addition, the multiples for the following target companies were not available: White Electronics Designs Corporation and Silicon Storage Technology, Inc.

Based upon the information presented in the table above, Cowen’s experience in the semiconductor industry and its professional judgment, Cowen selected implied reference multiple ranges. The following table presents the implied value per share of Company Common Stock based on the selected multiple ranges using the Updated Forecast, including Pericom’s LTM and forecasted NTM revenues, Adjusted EBITDA (Non-GAAP) and diluted EPS (Non-GAAP), in each case, compared to the merger consideration of $17.00 per share of Company Common Stock.

	Reference Multiple Range	Implied Value per Share
Enterprise Value as a multiple of:
LTM Revenue	1.6x - 2.1x	$14.61 - $17.32
NTM Revenue	1.6x - 2.1x	$15.07 - $17.93
LTM Adjusted EBITDA (Non-GAAP)	11.5x - 13.5x	$17.13 - $19.07
NTM Adjusted EBITDA (Non-GAAP)	10.0x - 12.0x	$17.78 - $20.14
Price as a multiple of LTM Diluted EPS (Non-GAAP)	22.0x - 26.0x	$16.14 - $19.07
Price as a multiple of NTM Diluted EPS (Non-GAAP)	17.0x - 21.0x	$15.54 - $19.20

Although the Selected Transactions were used for comparison purposes, none of those transactions is directly comparable to the Merger, and none of the companies in those transactions is directly comparable to Pericom. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or Pericom to which they are being compared.

Discounted Cash Flow Analysis. Cowen estimated a range of values for Company Common Stock based upon the discounted present value of the projected unlevered after-tax cash flow of Pericom for the last three quarters of the fiscal year ending July 2, 2016 and the fiscal years ending in 2017 through 2020, using the Updated Forecast, and the terminal value of Pericom based on multiples of Pericom’s forecasted Adjusted EBITDA (Non-GAAP) for the fiscal year ended June 27, 2020. This analysis was based upon certain assumptions described by, projections supplied by and discussions held with, management of Pericom. In performing this analysis, Cowen utilized discount rates ranging from 14.5% to 16.5%, which were selected based on the estimated weighted average cost of capital of the Selected Companies. Cowen utilized terminal multiples of Adjusted EBITDA (Non-GAAP) ranging from 7.0x to 9.0x, which range was selected by Cowen in its professional judgment and based on the multiples of EBITDA observed for the Selected Companies.

Utilizing this methodology, the implied value per share of Company Common Stock ranged from $15.27 to $18.00 per share, compared to the merger consideration of $17.00 per share of Company Common Stock.

The summary set forth above does not purport to be a complete description of all the analyses performed by Cowen. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Cowen did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, Cowen believes, and has advised the Company Board, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, Cowen made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Pericom. These analyses performed by Cowen are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. None of Pericom, Cowen or any other person assumes responsibility if future results are materially different from those projected. The analyses supplied by Cowen and its opinion were among several factors taken into consideration by the Company Board in making its decision to enter into the Merger Agreement and should not be considered as determinative of such decision.

Cowen was selected by Pericom to render an opinion to its Company Board because Cowen is a nationally recognized investment banking firm and because, as part of its investment banking business, Cowen is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In addition, in the ordinary course of its business, Cowen and its affiliates may actively trade or hold the securities of Pericom for their own account and for the accounts of their customers, and, accordingly, may at any time hold a long or short position in such securities. In the two years preceding the date of Cowen’s opinion, Cowen has not received fees for financial advisory or investment banking services from Pericom, Diodes or any other party to the Merger. Cowen and its affiliates may in the future provide commercial and investment banking services to Pericom and Diodes and may receive fees for the rendering of such services. The issuance of Cowen’s opinion was approved by Cowen’s Fairness Opinion Review Committee.

Pursuant to the engagement letter between Cowen and Pericom, if the Merger is consummated, Cowen will be entitled to receive a transaction fee of approximately $5.2 million. Pericom has paid a fee of $500,000 to Cowen for rendering its opinion, which fee shall be credited against any transaction fee paid. Additionally, Pericom has agreed to reimburse Cowen for its out-of-pocket expenses, including attorneys’ fees, and has agreed to indemnify Cowen against certain liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with Cowen, which are customary in transactions of this nature, were negotiated at arm’s length between Pericom and Cowen, and the Company Board was aware of the arrangement, including the fact that a significant portion of the fee payable to Cowen is contingent upon the consummation of the Merger.

Certain Financial Forecasts

In our press releases announcing quarterly and annual operating results, we have from time to time publicly provided estimated expectations with respect to revenues, gross margins, operating expenses, other income and tax rate for the immediately succeeding quarter. Pericom does not otherwise publicly disclose projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty and subjectivity of the underlying assumptions and estimates.

In the normal course of business planning, each year our management prepares, for internal use, certain prospective financial information with respect to our business plans for the immediately succeeding fiscal year. This prospective financial information is part of its annual internal financial planning and performance goal setting processes and is discussed, reviewed and approved by the Company Board annually.

In connection with the evaluation of the Merger and the other transactions contemplated by the Merger Agreement, our management updated certain financial forecasts regarding Pericom (for the purposes of this section, the “Forecasts” which include the “Initial Forecast” and the “Updated Forecast” as described below). In developing the Forecasts, our management made assumptions with respect to industry performance, general business, economic, regulatory, litigation, geopolitical, market and financial conditions, as well as company specific factors such as supply and demand trends, the status of the design win pipeline and estimated revenues from new products, all of which are difficult to predict, and many of which are beyond Pericom’s control. The Forecasts were updated on a different basis, for a different purpose and at a different time than our public guidance as to Pericom’s annual financial performance and on a different basis, for a different purpose and at a different time than other internal financial forecasts that our management may prepare for its own use or for the use of the Company Board in evaluating Pericom’s business. The Forecasts were updated in connection with the evaluation of the Merger and do not, and were not intended to, update or revise Pericom’s public guidance as to its annual financial performance.

The following is a summary of the Forecasts, which, except as indicated below, were provided to Diodes, Montage and certain of their respective advisors in connection with their respective due diligence processes and to the Company Board in connection with its evaluation of the Merger.

The below table summarizes the forecast provided to Cowen and which was, except as otherwise noted below, reviewed by the Company Board in June 2015 (the “Initial Forecast”). The Initial Forecast included management’s estimates for the end of fiscal year 2015, a three year projection ending with fiscal year 2018 (the “Three Year Projection”), and additional projections for fiscal year 2019 and fiscal year 2020 (the “Year 4 and 5 Projection”). Other than with respect to the Year 4 and 5 Projection, the Initial Forecast was provided to Diodes and Montage and certain of their respective advisors in connection with their evaluation of an acquisition of Pericom. The below non-GAAP measures included in the Initial Forecast exclude the impact of (1) stock-based compensation, (2) amortization of intangible assets, (3) write offs of equipment, (4) fair value adjustment to depreciation expense on acquired fixed assets, (5) restructuring charges, (6) discrete adjustment to deferred tax assets, and (7) related tax effects. The Initial Forecast was prepared on a stand-alone basis and therefore does not include any transaction-related expenses or potential non-recurring litigation expense.

($ in Millions, except per share data)	Estimate	Three Year Projection											Year 4 and 5 Projection
	FY 2015	Q1 2016	Q2 2016	Q3 2016	Q4 2016	FY 2016	Q1 2017	Q2 2017	Q3 2017	Q4 2017	FY 2017	FY 2018	FY 2019		FY 2020
Revenue	$129.1	$31.8	$33.5	$33.5	$37.1	$135.9	$36.0	$37.5	$36.5	$38.0	$148.0	$161.3	$169.4		$176.2
Gross Profit (Non-GAAP)	59.7	14.9	16.1	16.1	18.0	65.1	17.6	18.4	17.9	19.0	72.9	81.6	86.6		90.9
Adjusted EBITDA (Non-GAAP)	22.9	5.7	6.9	6.9	8.8	28.3	8.0	8.7	8.2	9.4	34.3	40.6	43.2		45.6
Depreciation & Amortization	6.0	1.5	1.5	1.5	1.5	6.0	1.5	1.5	1.5	1.5	6.0	6.0	6.0	*	6.0	*
EBIT (Non-GAAP)	16.9	4.2	5.4	5.4	7.3	22.3	6.5	7.2	6.7	7.9	28.3	34.6	37.2	*	39.6	*
Net Income (Non-GAAP)	16.6	4.0	4.9	5.1	6.7	20.7	6.1	6.7	6.3	7.2	26.2	32.1	33.7	*	35.1	*
Diluted EPS (Non-GAAP)	$0.72	$0.17	$0.21	$0.22	$0.29	$0.90	$0.27	$0.29	$0.28	$0.32	$1.16	$1.44	$1.51	*	$1.57	*

*	Not reviewed by the Company Board as part of the Initial Forecast.

In July 2015, Pericom’s management updated the Initial Forecast only with respect to fiscal year 2015 and fiscal year 2016 to adjust for the actual results for the end of fiscal year 2015 and to adjust the assumptions and estimates for the first quarter of fiscal year 2016 to better reflect the information available to Pericom’s management at that time (the “Updated Forecast”). The Updated Forecast with respect to the end of fiscal year 2015 and the three fiscal years ending with fiscal year 2018 (collectively, the “Updated Three Year Projection”) was provided to Diodes and Montage and certain of their respective advisors in connection with their evaluation of an acquisition of Pericom. The Updated Forecast was reviewed by the Company Board in August 2015 and utilized by Cowen in connection with the preparation of its analyses and opinion, described above in the section entitled “—Opinion of Cowen and Company, LLC” beginning on page 45 of this proxy statement. The below table is a summary of the Updated Forecast. The below non-GAAP measures included in the Updated Forecast exclude the impact of (1) stock-based compensation, (2) amortization of intangible assets, (3) write offs of equipment, (4) fair value adjustment to depreciation expense on acquired fixed assets, (5) restructuring charges, (6) discrete adjustment to deferred tax assets, and (7) related tax effects. The Updated Forecast was prepared on a stand-alone basis and therefore does not include any transaction-related expenses or potential non-recurring litigation expense.

($ in Millions, except per share data)	Actual	Updated Three Year Projection											Year 4 and 5 Projection
	FY 2015	Q1 2016	Q2 2016	Q3 2016	Q4 2016	FY 2016	Q1 2017	Q2 2017	Q3 2017	Q4 2017	FY 2017	FY 2018	FY 2019	FY 2020
Revenue	$128.8	$31.6	$33.5	$33.5	$37.1	$135.7	$36.0	$37.5	$36.5	$38.0	$148.0	$161.3	$169.4	$176.2
Gross Profit (Non-GAAP)	60.1	14.8	16.1	16.1	18.0	65.0	17.6	18.4	17.9	19.0	72.9	81.6	86.6	90.9
Adjusted EBITDA (Non-GAAP)	23.1	5.6	6.9	6.9	8.8	28.1	8.0	8.7	8.2	9.4	34.3	40.6	43.2	45.6
Depreciation & Amortization	6.0	1.5	1.5	1.5	1.5	6.0	1.5	1.5	1.5	1.5	6.0	6.0	6.0	6.0
EBIT (Non-GAAP)	17.1	4.1	5.4	5.4	7.3	22.1	6.5	7.2	6.7	7.9	28.3	34.6	37.2	39.6
Net Income (Non-GAAP)	17.0	4.2	4.9	5.1	6.7	21.0	6.1	6.7	6.3	7.2	26.2	32.1	33.7	35.1
Diluted EPS (Non-GAAP)	$0.73	$0.18	$0.21	$0.22	$0.29	$0.91	$0.27	$0.29	$0.28	$0.32	$1.16	$1.44	$1.51	$1.57

In addition, Pericom’s management made certain assumptions with respect to projected unlevered after-tax cash flow of Pericom for the last three quarters of fiscal year 2016 and the fiscal years ending in 2017 through 2020 which were subsequently provided to the Company Board and Cowen and utilized by Cowen in connection with the preparation of its analyses and opinion, described above in the section entitled “—Opinion of Cowen and Company, LLC—Discounted Cash Flow Analysis” beginning on page 52 of this proxy statement. These assumptions are summarized in the following table:

($ in Millions)	FY2016 (Q2-Q4)	FY2017	FY2018	FY2019	FY2020
Unlevered After-Tax Cash Flow(1)	$6.0	$18.6	$25.7	$28.5	$30.5

(1)	Unlevered after-tax cash flow is calculated as tax-effected EBIT plus depreciation and amortization, less capital expenditures and increases in net working capital.

Set forth below is a summary of reconciliations of the non-GAAP financial information provided in the Updated Forecast to the most comparable GAAP financial measures based on financial information available to, or projected by, the Company.

	FY15	Q1	Q2	Q3	Q4	FY16	Q1	Q2	Q3	Q4	FY17	FY18	FY19	FY20
Gross Profit	$57.8	$14.3	$15.5	$15.6	$17.5	$62.9	$17.2	$18.2	$17.7	$19.0	$72.1	$81.4	$86.4	$90.7
Reconciling items:
Stock-based compensation expense	0.2	0.1	0.1	0.1	0.1	0.2	0.1	0.1	0.1	0.1	0.2	0.2	0.2	0.2
Amortization of intangible assets & Fair value adjustment to depreciation expense on acquired fixed assets	1.9	0.5	0.5	0.5	0.5	1.9	0.4	0.1	0.1	—	0.6	—	—	—
Restructuring Charge	0.1	—	—	—	—	—	—	—	—	—	—	—	—	—

Gross Profit (Non-GAAP)	$60.1	$14.8	$16.1	$16.1	$18.0	$65.0	$17.6	$18.4	$17.9	$19.0	$72.9	$81.6	$86.6	$90.9

Net Income	$11.8	$3.0	$3.6	$3.8	$5.4	$15.8	$4.8	$5.8	$5.4	$6.5	$22.5	$29.0	$29.3	$30.6
Reconciling items:
Stock-based compensation expense	4.0	1.0	1.0	1.0	1.0	4.0	1.0	1.0	1.0	1.0	4.2	4.3	4.4	4.5
Amortization of intangible assets & Fair value adjustment to depreciation expense on acquired fixed assets	3.1	0.8	0.8	0.8	0.8	3.0	0.6	0.1	0.1	—	0.8	—	—	—
Restructuring Charge	0.1	—	—	—	—	—	—	—	—	—	—	—	—	—
Write-off of equipment	0.1
Discrete adjustment to deferred tax assets	(0.3)
Tax effect of adjustments	(1.9)	(0.5)	(0.5)	(0.4)	(0.4)	(1.8)	(0.4)	(0.3)	(0.3)	(0.3)	(1.3)	(1.2)	—	—

Net Income (Non-GAAP)	17.0	4.2	4.9	5.1	6.7	21.0	6.1	6.7	6.3	7.2	26.2	32.1	33.7	35.1
Interest and other income, net	(4.7)	(1.5)	(1.0)	(1.1)	(1.1)	(4.7)	(1.1)	(1.1)	(1.1)	(1.2)	(4.5)	(5.0)	(4.9)	(4.3)
Taxes	4.9	1.3	1.5	1.4	1.7	5.8	1.5	1.7	1.6	1.8	6.6	7.5	8.4	8.8

EBIT (Non-GAAP)	17.1	4.1	5.4	5.4	7.3	22.1	6.5	7.2	6.7	7.9	28.3	34.6	37.2	39.6
Depreciation and Amortization	6.0	1.5	1.5	1.5	1.5	6.0	1.5	1.5	1.5	1.5	6.0	6.0	6.0	6.0

Adjusted EBITDA (Non-GAAP)	$23.1	$5.6	$6.9	$6.9	$8.8	$28.1	$8.0	$8.7	$8.2	$9.4	$34.3	$40.6	$43.2	$45.6

Diluted EPS	$0.52	$0.13	$0.16	$0.16	$0.24	$0.68	$0.21	$0.25	$0.24	$0.29	$0.99	$1.30	$1.31	$1.37
Stock-based compensation expense	0.17	0.04	0.04	0.04	0.04	0.18	0.05	0.05	0.05	0.05	0.18	0.19	0.20	0.20
Amortization of intangible assets & Fair value adjustment to depreciation expense on acquired fixed assets	0.13	0.03	0.03	0.03	0.03	0.13	0.02	0.01	0.00	—	0.04	—	—	—
Restructuring Charge	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Write-off of equipment	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Discrete adjustment to deferred tax assets	(0.01)	—	—	—	—	—	—	—	—	—	—	—	—	—
Tax effect of adjustments	(0.08)	(0.02)	(0.02)	(0.02)	(0.02)	(0.08)	(0.02)	(0.01)	(0.01)	(0.01)	(0.06)	(0.05)	—	—

Diluted EPS (Non-GAAP)	$0.73	$0.18	$0.21	$0.22	$0.29	$0.91	$0.27	$0.29	$0.28	$0.32	$1.16	$1.44	$1.51	$1.57

The Forecasts should be read together with the historical financial statements of Pericom, which have been filed with the SEC, and the other information regarding Pericom contained elsewhere in this proxy statement. None of the Forecasts were prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Forecasts do not purport to present financial information in accordance with U.S. generally accepted accounting principles. Pericom’s registered public accounting firm has not examined, compiled or otherwise applied or performed any procedures with respect to the Forecasts, nor has it expressed any opinion or given any form of assurance with respect to such information or their reasonableness, achievability or accuracy, and accordingly, such registered public accounting firm assumes no responsibility for them.

NONE OF THE COMPANY OR ITS AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER OR TO ANY OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE FORECASTS OR THAT FORECASTED RESULTS WILL BE ACHIEVED, AND EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW, NONE OF THEM INTEND TO UPDATE OR OTHERWISE REVISE OR RECONCILE THE FORECASTS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE SUCH FORECASTS WERE GENERATED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FORECASTS ARE SHOWN TO BE IN ERROR.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of the Company Board that the shareholders vote to approve the Merger, the shareholders should be aware that our directors and executive officers (each of whom is also a named executive officer) have interests in the Merger that are different from, or in addition to, the interests of the shareholders generally. The members of the Company Board were aware of the different or additional interests and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement, and in recommending to the shareholders that the Merger be approved. See “—Recommendation of the Company Board; Our Reasons for the Merger” beginning on page 41 of this proxy statement. The shareholders should take these interests into account in deciding whether to vote “FOR” the Merger. These interests are described in more detail below, and certain of them are quantified in the narrative and the table below.

Treatment of Pericom Equity Awards

Unvested Stock Options. Each Company Option that is unvested as of the effective time of the Merger and which is held by a Continuing Service Provider will be replaced with an award of Parent RSUs on generally the same terms and conditions as previously applied to each such unvested Company Option, except that such Parent RSU award will cover that whole number of shares of Parent common stock (rounded down) equal to the product of (i) the total number of shares subject to such unvested Company Option and (ii) the excess, if any, of $17.00 over the exercise price per share subject to such unvested Company Option and then divided by (iii) the VWAP of Parent Stock. With respect to any Parent RSUs granted to holders of unvested Company Options, Parent will defend, indemnify and holder harmless in full each such holder of Parent RSUs for any taxes imposed on such holder under Section 409A of the Code arising from the conversion of the unvested Company Options into Parent RSUs.

Vested Stock Options. Each Company Option that is vested as of the effective time of the Merger will be cancelled and, in exchange therefor, each former holder of such cancelled vested Company Option will be entitled to receive the Option Payment. In addition, each Company Option that is unvested as of the effective time of the Merger which is held by a Non-Continuing Service Provider will vest as of immediately prior to the effective time of the Merger and be treated as a vested Company Option.

Unvested Restricted Stock Units. Each outstanding Company RSU that is not vested prior to the effective time of the Merger that is held by a Continuing Service Provider will be replaced with a Parent RSU, on generally the same terms and conditions (other than performance-vesting requirements which will be deemed satisfied at “maximum” achievement) as applied to each such unvested Company RSU immediately prior to the effective time of the Merger, with respect to the number of shares of Parent common stock, rounded down to the nearest whole share, that is equal to the product of (i) the number of shares of Company Common Stock that were subject to such unvested Company RSU immediately prior to the effective time of the Merger and (ii) the quotient obtained by dividing (x) $17.00 by (y) the VWAP of Parent Stock.

Vested Restricted Stock Units. Each outstanding Company RSU that is vested as of the effective time of the Merger will be cancelled in exchange for the right to receive the Vested RSU Payment. In addition, each Company RSU that is unvested as of the effective time of the Merger held by a Non-Continuing Service Provider will vest (treating for this purpose any performance-based vesting condition to which such Company RSU is subject as having been attained at “maximum” level) and be cancelled in exchange for the right to receive the Accelerated RSU Payment.

In addition, holders of Company Options and Company RSUs may become entitled to receive accelerated vesting upon certain terminations in connection with a change in control of Pericom pursuant to the terms of Pericom’s 2014 Stock Award and Incentive Compensation Plan (the “2014 Plan”), 2004 Stock Incentive Plan (the “2004 Plan”) and 2001 Stock Incentive Plan (the “2001 Plan,” and together with the 2014 and 2004 Plans, the “Pericom Stock Plans”). Specifically, (i) under Pericom’s 2014 Stock Incentive Plan, any awards that are assumed or substituted in connection with a change in control will vest in full upon the holder’s termination of service for any reason within the 12 months following a change in control; (ii) under Pericom’s 2004 Plan, any awards that are assumed or substituted in connection with a merger will vest in full in the event the holder is terminated by Pericom or its successor other than for “cause” (as defined in the 2004 Plan) within the 12 months following the merger; and (iii) under Pericom’s 2001 Plan, any awards that are assumed or substituted in connection with a merger will vest in full in the event the holder is terminated by Pericom or its successor other than for “cause” or by the holder for “good reason” (each, as defined in the 2001 Plan), in each case, within the 12 months following the merger.

For an estimate of the amounts that would be payable to each of our named executive officers on settlement of their unvested Company Options and Company RSUs, assuming the Merger were completed on October 9, 2015 and each named executive officer experienced a qualifying termination on such date, see the section entitled “—Golden Parachute Compensation” beginning on page 58 of this proxy statement. We estimate that the aggregate amount that would be payable to our non-employee directors for their unvested Company Options and Company RSUs assuming that the Merger was completed on September 25, 2015 is $312,704. The amounts above are determined using a per share price of Company Common Stock of $17.00 and the other assumptions set forth in footnote 2 of the table under the section entitled “—Golden Parachute Compensation” beginning on page 59 of this proxy statement.

Change of Control Agreements

Each of our executive officers (each of whom is also a named executive officer) is a party to an individual change of control agreement (collectively, the “Change of Control Agreements”). The Change of Control Agreements provide for certain change in control separation benefits in the event that, during the 12 months following the closing date of the Merger, the executive’s employment is terminated (i) by Pericom (or a successor entity) other than for “cause” (as defined in the applicable Change of Control Agreement) or (ii) by the executive for “good reason” (as defined in the applicable Change of Control Agreement).

Under each of the Change of Control Agreements, if an executive officer experiences a qualifying termination, the executive is entitled to:

•

a cash payment equal to the sum of (i) 1 (or 2 for Mr. Alex Hui) times the executive officer’s annual base salary and (ii) bonus severance equal to (x) if the termination date occurs after the bonus for the last completed fiscal year (the “Prior Year Bonus”) has been determined and paid, than an amount equal to the sum of the Prior Year Bonus and the Prior Year Bonus prorated for service during the year of termination or (y) if the termination date occurs before the bonus for the last completed fiscal year has been determined and paid, then an amount equal to the sum of (I) 2 times the bonus paid for the fiscal year prior to the last completed fiscal year (the “Most Recent Bonus”) and (II) the Most Recent Bonus prorated for service during the year of termination, payable in a lump sum within 60 days following the termination date;

•	continuation of medical and dental benefits or reimbursement of COBRA payments made by the executive to maintain his or her medical and dental benefits for the 18 months following the date of termination;

•	accelerated vesting of the executive’s outstanding equity awards based on the executive’s length of service: (i) if the executive has completed two years of service as of the termination date—one full year of acceleration; (ii) of the executive has completed over two years of service but less than four years of service as of the termination date—two full years of acceleration; and (ii) if the executive has completed over four years of service—full acceleration; and

•	extended exercisability of all vested Company Options for up to six months following the termination date.

The foregoing payments and benefits are subject to the executive’s execution of a release of claims against Pericom and its affiliates and successors. The Change of Control Agreements also provide that in the event any payment or benefit made in connection with a change in control of Pericom (the “Change in Control Payments”) would be subject to the excise tax imposed under Section 4999 of the Code, such Change in Control Payments will be reduced to the extent necessary so that no Change in Control Payment is subject to such excise tax.

For an estimate of the value of the payments and benefits described above under each of the Change of Control Agreements that would be payable to our executive officers, see the section entitled “—Golden Parachute Compensation” beginning on page 59 of this proxy statement.

Indemnification of Directors and Officers

Our articles of incorporation eliminates the liability of our directors for monetary damages and authorizes the indemnification of directors, officers and employees to the fullest extent permitted by California law. Subject to certain requirements, our bylaws provide that our directors, officers employees and other persons described in Section 317(a) of the California Corporations Code, including persons formerly occupying any such position, will be indemnified and further provide for the advancement to them of expenses incurred in connection with proceedings and claims arising out of their status as such to the fullest extent permitted by California law. We believe that these limitation of liability and indemnification provisions are useful to attract and retain qualified directors and officers.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

In addition, we have entered into separate indemnification agreements with our directors and certain of our officers. We believe the indemnification agreements assist us in attracting and retaining qualified individuals to serve as directors and officers of our Company. The indemnification agreements state that we will indemnify an officer or director to the maximum extent permitted under California law, including third party actions and derivative actions, and prohibit us from terminating our indemnification obligations as to the acts of any officer or director occurring before his or her termination.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K, the table below sets forth the amount of payments and benefits that each of our named executive officers may receive in connection with the Merger, assuming that the Merger was consummated and such executive officer experienced a qualifying termination on October 30, 2015. The amounts below are determined using a per share price of Company Common Stock of $17.00. As a result of the foregoing assumptions, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Name (4)	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total
Alex Chiming Hui	1,603,422	2,718,897	37,152	4,359,471
Kevin Bauer	525,968	946,703	32,004	1,504,675
Angela Chen	480,415	435,612	14,400	930,427
Chi-Hung (John) Hui	648,893	1,185,583	25,974	1,860,449

(1)	Amount represents the cash severance that each named executive officer is eligible to receive under his or her Change of Control Agreement.

Cash severance would be payable in a lump sum upon a “double-trigger” qualifying termination, as described above in “—Change of Control Agreements,” within the 12 months following the closing date of the Merger. In such an event, each named executive officer would be entitled to receive a cash payment equal to 1 the sum of (i) 1 (or 2 for Mr. Alex Hui) times the named executive officer’s annual base salary and (ii) bonus severance based on the executive’s most recently determined and paid annual bonus as described above. Such bonus severance is calculated using the annual bonuses paid to the named executive officers in respect of fiscal 2015.

The following table quantifies each separate form of cash compensation included in the aggregate total reported in the column.

Name	Base Salary Component of Severance ($)	Bonus Component of Severance ($)
Alex Chiming Hui	900,000	703,422
Kevin Bauer	282,000	243,968
Angela Chen	252,000	228,415
Chi-Hung (John) Hui	312,000	336,893

(2)	Pursuant to the terms and conditions of the applicable Change of Control Agreement, each named executive officer would be entitled to certain accelerated vesting of his or her outstanding Company RSUs and Company Options based on his or her length of service to Pericom upon a “double trigger” qualifying termination, as described above under “—Treatment of Pericom Equity Awards,” during the 12 months following the closing date of the Merger. In addition, pursuant to the terms of the Pericom Stock Plans, in the event of the applicable qualifying termination, as described above, during the 12 months following the closing date of the Merger, all outstanding assumed or substituted Company Options and Company RSUs granted pursuant to the Pericom Stock Plans would vest in full upon such termination.

We have assumed that the named executive officers will experience a qualifying termination at the effective time of the Merger. Pursuant to the Change of Control Agreements, each named executive officer other than Mr. Bauer would receive full accelerated vesting of his or her outstanding Company Options and Company

RSUs upon a qualifying termination at the effective time of the Merger, based on his or her length of service with Pericom. Mr. Bauer, who joined Pericom in March 2014, would not receive any accelerated vesting upon such termination pursuant to the terms of his Change of Control Agreement, but would receive full accelerated vesting of his outstanding Company Options and Company RSUs upon a qualifying termination under the terms of the 2004 Plan and 2014 Plan, as applicable.

The value of the unvested and accelerated Company Options is the difference between the value of $17.00 per share and the exercise price of the Company Option, multiplied by the number of unvested shares as of October 30, 2015, and the value of the unvested and accelerated Company RSUs is equal to $17.00 multiplied by the number of unvested Company RSUs as of October 30, 2015 (treating for this purpose any performance-based vesting conditions to which such Company RSUs are subject as having been attained at “maximum” level, pursuant to the terms of the Merger Agreement), in each case, consistent with the methodology applied under SEC Regulation M-A Item 1011(b) and Regulation S-K Item 402(t)(2). The amounts in this column for the unvested and accelerated Company Options and Company RSUs do not reflect any taxes payable by the named executive officers.

Name	Value of Unvested Company Options ($)	Value of Unvested Company RSUs ($)
Alex Chiming Hui	400,947	2,317,950
Kevin Bauer(a)	429,844	516,860
Angela Chen	47,587	388,025
Chi-Hung (John) Hui	177,389	1,008,194

(a)	As described above, a qualifying termination under the 2004 Plan is a termination without “cause” during the 12 months following the closing date of the Merger, and is therefore a “double trigger” qualifying termination. However, a qualifying termination under the 2014 Plan is a termination for any reason during the 12 months following the closing date of the Merger. The value of the unvested Company Options and the value of unvested Company RSUs accelerated pursuant to the terms of the 2004 Plan for Mr. Bauer are $429,844 and $318,750, respectively. The value of the unvested Company Options and the value of unvested Company RSUs accelerated pursuant to the terms of the 2014 Plan for Mr. Bauer are $0 and $198,110, respectively.
(3)	Under each individual Change of Control Agreement, upon a “double trigger” qualifying termination during the 12 months following the closing date of the Merger, each named executive officer is entitled to continuation of medical and dental benefits or reimbursement of COBRA payments made by the executive to maintain his or her medical and dental benefits for the 18 months following the date of termination.
(4)	Each of James Boyd and Aaron Tachibana is a named executive officer for whom disclosure was required in the summary compensation table of Pericom’s most recent proxy statement. However, Messrs. Boyd and Tachibana resigned from employment with Pericom in February 2014 and November 2013, respectively, and will not receive any payments or benefits in connection with the Merger.

Delisting and Deregistration of the Company’s Common Shares

If the Merger is completed, the Company Common Stock will no longer be listed on the NASDAQ, we will be deregistered under the Exchange Act and we will no longer file periodic reports with the SEC.

Material U.S. Federal Income Tax Consequences

The following discussion summarizes the material U.S. federal income tax consequences of the Merger to holders of Company Common Stock. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, the U.S. Treasury Regulations promulgated thereunder and judicial and administrative rulings, all as in effect as of the date of this proxy statement and all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein. No ruling has been requested from the IRS in connection with the Merger. Accordingly, the discussion below neither binds the IRS nor precludes it from adopting a contrary position. No opinion of counsel has been or will be rendered with respect to the tax consequences of the Merger.

This discussion assumes that holders of Company Common Stock hold their shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Company Common Stock in light of such holder’s particular circumstances, nor does it discuss the special considerations applicable to holders of Company Common Stock subject to special treatment under the U.S. federal income tax laws, such as, for example, financial institutions or broker-dealers, mutual funds, partnerships or other pass-through entities and their partners or members, tax-exempt organizations, insurance companies, real estate investment trusts, personal holding companies, regulated investment companies, dealers in securities or foreign currencies, traders in securities who elect mark-to-market method of accounting, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, holders who hold Company Common Stock as part of a hedge, straddle, constructive sale or conversion transaction, and holders whose functional currency is not the U.S. dollar. This discussion does not address the impact of the Medicare contribution tax or any aspect of foreign, state, local, alternative minimum, estate, gift or other tax law that may be applicable to a holder. In addition, this discussion does not address the U.S. federal income tax consequences to dissenting shareholders or holders of Company Common Stock who acquired their shares through stock option or stock purchase plan programs or in other compensatory arrangements.

We intend this discussion to provide only a general summary of the material U.S. federal income tax consequences of the Merger to holders of Company Common Stock. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the Merger.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Company Common Stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, entities or arrangements treated as partnerships that hold Company Common Stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences of the Merger to them.

All shareholders should consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of Company Common Stock pursuant to the Merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Company

Common Stock that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust if (i) it is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

A “non-U.S. holder” is a beneficial owner (other than a partnership or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) of Company Common Stock that is not a U.S. holder.

U.S. Holders

The Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received pursuant to the Merger (determined before the deduction of any applicable withholding taxes) and such U.S. holder’s adjusted tax basis in the shares cancelled and converted into cash pursuant to the Merger. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such shares. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holder’s holding period for such shares exceeds one year as of the date of the Merger. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of Company Common Stock at different times or different prices, such U.S. holder must determine such holder’s tax basis, holding period, and gain or loss separately with respect to each block of Company Common Stock.

Non-U.S. Holders

Any gain realized on the receipt of cash in exchange for Company Common Stock pursuant to the Merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the Merger and certain other requirements are met; or

•	the non-U.S. holder owned (directly, indirectly or constructively) more than 5% of the Company’s outstanding shares of Company Common Stock at any time during the five years preceding the Merger, and the Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during such non-U.S. holder’s ownership of more than 5% of the Company’s outstanding shares of Company Common Stock. The Company does not believe that it is or was a “United States real property holding corporation” for U.S. federal income tax purposes.

Gain in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Backup Withholding and Information Reporting

A U.S. holder may be subject to backup withholding on all payments to which such U.S. holder is entitled in connection with the Merger, unless the U.S. holder provides its correct taxpayer identification number and complies with applicable certification procedures or otherwise establishes an exemption from backup withholding. In addition, if the paying agent is not provided with a U.S. holder’s correct taxpayer identification number or other adequate basis for exemption, the U.S. holder may be subject to certain penalties imposed by the IRS. Each U.S. holder should complete and sign the IRS Form W-9 included as part of the letter of transmittal and timely return it to the paying agent in order to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Certain non-U.S. holders may also be subject to backup withholding unless they establish an exemption from backup withholding in a manner satisfactory to the paying agent (such as by completing and signing an appropriate IRS Form W-8) and otherwise comply with the backup withholding rules. Non-U.S. holders should consult their own tax advisors regarding these matters.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowable as a refund or credit against a holder’s U.S. federal income tax liability, provided that certain required information is timely furnished to the IRS.

Payments made pursuant to the Merger will also be subject to information reporting unless an exemption applies.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX CONSEQUENCES RELEVANT TO COMPANY SHAREHOLDERS. THE TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH SHAREHOLDER. YOU SHOULD CONSULT YOUR TAX ADVISOR CONCERNING THE FEDERAL, STATE, LOCAL, FOREIGN AND/OR OTHER TAX CONSEQUENCES OF THE MERGER TO YOU.

Regulatory Matters

The Merger Agreement provides that the closing of the Merger is subject to expiration or termination of the applicable waiting periods under the HSR Act and the rules thereunder. Under the HSR Act and the rules thereunder, the Merger may not be completed unless certain information has been furnished by Diodes and Pericom to the Antitrust Division of the U.S. Department of Justice and to the Federal Trade Commission and applicable waiting periods expire or are terminated. The HSR Act requires the parties to observe a 30-day waiting period, which we refer to as the initial waiting period, during which time the Merger may not be consummated, unless that initial waiting period is terminated early. If, before the expiration of the initial waiting period, the Antitrust Division of the U.S. Department of Justice or the Federal Trade Commission issues a request for additional information, the parties may not consummate the transaction until 30 days after Diodes and Pericom have each substantially complied with such request for additional information (unless this period is shortened pursuant to a grant of earlier termination). However, the parties have determined that such filings are not required under the HSR Act.

At any time before the effective time of the Merger, the Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice, state attorneys general, or private parties can file suit under the antitrust laws seeking to enjoin consummation of the Merger. There can be no assurance that the Merger will not be challenged on antitrust grounds or, if such a challenge is made, that the challenge will not be successful.

There can be no assurance that Diodes and Pericom will be able to obtain all required regulatory clearances and approvals. In addition, even if we and Diodes obtain all required regulatory clearances and approvals, and the Merger Agreement is approved by our shareholders, conditions may be placed on any such clearance or approval that could cause Diodes to abandon the Merger.

Dissenters’ Rights

Holders of shares of Company Common Stock who vote their shares of Common Stock “AGAINST” the Merger Proposal and who properly demand the purchase of such shares in accordance with Chapter 13 of the CGCL will not have such shares converted into the right to receive consideration otherwise payable to the holders of shares of Company Common Stock at the effective time of the Merger, but such shares will instead be converted into the right to receive such consideration as may be determined to be due pursuant to Chapter 13 of the CGCL. A copy of Chapter 13 of the CGCL is attached to this proxy statement as Annex D.

The following discussion is not a complete statement of the law pertaining to dissenters’ rights under the CGCL and is qualified in its entirety by reference to Sections 1300 through 1313 of the CGCL, the full text of which are attached to this proxy statement as Annex D and incorporated herein by reference. Annex D should be reviewed carefully by any shareholder who wishes to exercise dissenters’ rights or who wishes to preserve the right to do so, since failure to comply with the procedures of the relevant statute in any respect may result in the loss of dissenters’ rights.

Summary of California Dissenters’ Rights

All references in Sections 1300 through 1313 of the CGCL and in this summary to a “shareholder” are to the holder of record of shares of Company Common Stock as to which dissenters’ rights are asserted. A person having a beneficial interest in shares of Company Common Stock held of record in the name of another person, such as a broker or nominee, cannot enforce dissenters’ rights directly and must act promptly to cause the holder of record to follow the steps summarized below properly and in a timely manner to perfect such person’s dissenters’ rights.

ANY HOLDER OF SHARES OF COMPANY COMMON STOCK WISHING TO EXERCISE DISSENTERS’ RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS. FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN CHAPTER 13 OF THE CGCL, WHICH CONSISTS OF SECTIONS 1300-1313, MAY RESULT IN THE LOSS OF A SHAREHOLDER’S STATUTORY DISSENTERS’ RIGHTS.

Under the CGCL, shares of Company Common Stock must satisfy each of the following requirements to qualify as Dissenting Shares:

•	such shares of Company Common Stock must have been outstanding on the Record Date;

•	such shares of Company Common Stock must have voted “AGAINST” the Merger Proposal;

•	the holder of such shares of Company Common Stock must make a written demand that is received by us or our transfer agent no later than the date of the special meeting that we repurchase such shares of Common Stock at Fair Market Value (as defined below); and

•	the holder of such shares of Company Common Stock must submit certificates representing such shares for endorsement (as described below).

If you desire to exercise dissenting shareholder rights and receive the Fair Market Value of your shares of the Company Common Stock instead of the Merger Consideration, your shares must be voted “AGAINST” the Merger Proposal. It will not be sufficient to abstain from voting or for your shares to be subject to a broker non-vote. If you return a signed proxy without indicating your voting preference or with instructions to vote “FOR” the Merger Proposal, your shares of the Company Common Stock will be voted in favor of the Merger Proposal and you will lose any dissenting shareholder rights. A vote “AGAINST” the Merger Proposal does not in and of itself constitute a demand for appraisal under California law.

Pursuant to Sections 1300 through 1313 of the CGCL, holders of Dissenting Shares may require us to repurchase their Dissenting Shares at a price equal to the fair market value of such shares determined as of the day of, and immediately prior to, the first announcement of the terms of the Merger, excluding any appreciation or depreciation as a consequence of the proposed Merger, but adjusted for any stock split, reverse stock split or stock dividend that becomes effective thereafter (“Fair Market Value”).

By no later than the date of the special meeting to approve the Merger Proposal, Pericom or its transfer agent must have received from any dissenting shareholder:

•	written demand that we purchase such shareholder’s Dissenting Shares;

•	the written demand shall include the number and class of Dissenting Shares held of record by such dissenting shareholder that the dissenting shareholder demands that we purchase; and

•	the written demand shall include a statement of what such dissenting shareholder claims to be the Fair Market Value of the Dissenting Shares (which shall constitute an offer by the dissenting shareholder to sell the Dissenting Shares at such price). The demand and statement should be delivered to: Pericom Semiconductor Corporation, 1545 Barber Lane, Milpitas, California 95035, Attention: Chi-Hung (John) Hui, Corporate Secretary.

Within 10 days following approval of the Merger Proposal by the Pericom shareholders, we are required to mail a dissenter’s notice to each shareholder who is entitled to dissenting shareholder rights. The dissenter’s notice must contain the following:

•	a notice of the approval of the Merger Proposal;

•	a statement of the price determined by us to represent the Fair Market Value of Dissenting Shares (which shall constitute an offer by us to purchase such Dissenting Shares at such stated price unless such shares lose their status as “dissenting shares” under Section 1309 of the CGCL);

•	a brief description of the procedure for such holders to exercise their rights as dissenting shareholders; and

•	a copy of Sections 1300 through 1304 of Chapter 13 of the CGCL.

Within 30 days after the date on which the notice of the approval of the Merger by the outstanding shares is mailed to dissenting shareholders, a dissenting shareholder must submit to Pericom or its transfer agent certificates representing any Dissenting Shares that the dissenting shareholder demands we purchase, so that such Dissenting Shares may either be stamped or endorsed with the statement that the shares are Dissenting Shares or exchanged for certificates of appropriate denomination so stamped or endorsed. If the Dissenting Shares are uncertificated, then such shareholder must provide written notice of the number of shares which the shareholder demands that we purchase within 30 days after the date of the mailing of the notice of the approval of the Merger Proposal. The Pericom certificates or notice should be delivered to: Pericom Semiconductor Corporation, 1545 Barber Lane, Milpitas, California 95035, Attention: Chi-Hung (John) Hui, Corporate Secretary.

If upon the dissenting shareholder’s surrender of the certificates representing the Dissenting Shares, a dissenting shareholder and we agree upon the price to be paid for the Dissenting Shares and agree that such shares are Dissenting Shares, then the agreed price is required by law to be paid (with interest thereon at the legal rate on judgments from the date of the agreement) to the dissenting shareholder within the later of (i) 30 days after the date of such agreement or (ii) 30 days after any statutory or contractual conditions to the completion of the Merger are satisfied.

If a dissenting shareholder and we disagree as to the price for such Dissenting Shares or disagree as to whether such shares are entitled to be classified as Dissenting Shares, such shareholder has the right to bring an action in California Superior Court of the proper county, within six months after the date on which the notice of the shareholders’ approval of the Merger Proposal is mailed, to resolve such dispute. In such action, the court will determine whether the shares of Company Common Stock held by such shareholder are Dissenting Shares and/or the Fair Market Value of such shares of Company Common Stock.

In determining the Fair Market Value for the Dissenting Shares, the court may appoint one or more impartial appraisers to make the determination. Within a time fixed by the court, the appraiser, or a majority of them, will make and file a report with the court. If the appraisers cannot determine the Fair Market Value within 10 days of their appointment, or within a longer time determined by the court, or the court does not confirm their report, then the court will determine the Fair Market Value. Upon a motion made by any party, the report will be submitted to the court and considered evidence as the court considers relevant. The costs of the proceedings, including reasonable compensation to the appraisers appointed by the court, will be allocated between us and the dissenting shareholder(s) as the court deems equitable. However, if the appraisal of the Fair Market Value of our shares exceeds the price offered by us in the notice of approval, then we shall pay the costs. If the Fair Market

Value of the shares awarded by the court exceeds 125% of the price offered by us, then the court may in its discretion impose additional costs on us, including attorneys’ fees, fees of expert witnesses and interest.

Our shareholders considering whether to exercise dissenters’ rights should consider that the Fair Market Value of their shares of Company Common Stock determined under Chapter 13 of the CGCL could be more than, the same as or less than the value of the consideration to be issued and paid in connection with the Merger, as set forth in the Merger Agreement. Also, we reserve the right to assert in any appraisal proceeding that, for purposes thereof, the Fair Market Value of shares of Company Common Stock is less than the value of the consideration to be issued and paid in connection with the Merger, as set forth in the Merger Agreement. Our shareholders considering whether to exercise dissenters’ rights should consult with their tax advisors for the specific tax consequences of the exercise of dissenters’ rights.

Strict compliance with certain technical prerequisites is required to exercise dissenters’ rights. Our shareholders wishing to exercise dissenters’ rights should consult with their own legal counsel in connection with compliance with Chapter 13 of the CGCL. Any Pericom shareholder who fails to comply with the requirements of Chapter 13 of the CGCL, attached as Annex D to this proxy statement, will forfeit the right to exercise dissenters’ rights and will, instead, receive the consideration to be issued and paid in connection with the Merger, as set forth in the Merger Agreement.

Except as expressly limited by Chapter 13 of the CGCL, Dissenting Shares continue to have all the rights and privileges incident to their shares until the Fair Market Value of their shares is agreed upon or determined.

Dissenting Shares lose their status as Dissenting Shares, and holders of Dissenting Shares cease to be entitled to require us to purchase such shares, upon the happening of any of the following:

•	the Merger is abandoned;

•	the Dissenting Shares are transferred before their submission to us for the required endorsement;

•	the dissenting shareholder and we do not agree on the status of the shares as Dissenting Shares or do not agree on the purchase price, but neither we nor the shareholder files a complaint or intervenes in a pending action within six (6) months after we mail a notice that our shareholders have approved the Merger Proposal; or

•	with our consent, the dissenting shareholder withdraws such shareholder’s demand for purchase of the Dissenting Shares.

Financing of the Merger

Diodes and certain of its subsidiaries, as borrowers and guarantors, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the Lenders named therein are party to the Diodes Credit Agreement, as it has been amended prior to September 2, 2015, which initially provided for a $300 million revolving line of credit. On September 2, 2015, the parties to the Diodes Credit Agreement amended the Diodes Credit Agreement to increase the revolving line of credit to $400 million, effective immediately, and to provide for a new $100 million term loan available upon closing of the Merger and joinder of Pericom as a guarantor under the Diodes Credit Agreement, and the fulfillment of certain conditions set forth in the Diodes Credit Agreement as amended.

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the Merger Agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety because it is the legal document that governs the Merger.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the Merger Agreement and described in this summary. The representations, warranties and covenants made in the Merger Agreement by the Company, Diodes and Merger Sub were qualified and subject to important limitations agreed to by the Company, Diodes and Merger Sub in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue, due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures that were made by each party to the other, which disclosures are not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement. Shareholders have limited third-party beneficiary rights under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Diodes or Merger Sub. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of the Company, Diodes or Merger Sub, because the parties may take certain actions that are consented to by the appropriate party, which consent may be given without prior notice to the public.

Structure and Effective Time

The Merger Agreement provides that Merger Sub, a California corporation, a wholly owned subsidiary of Diodes will be merged with and into the Company. The Company will survive the Merger and continue to exist after the Merger as a wholly owned subsidiary of Diodes.

The Merger will take place no later than the second business day after satisfaction or waiver of all conditions described under “—Conditions to Completion of Merger.”

The Merger will be complete when the Company and Diodes file an executed agreement of merger and an officer’s certificate satisfying the CGCL with the Secretary of State of the State of California, as provided by the CGCL, or at such later time as may be agreed by the parties and specified in the agreement of merger.

Merger Consideration

The Merger Agreement provides that each share of Company Common Stock outstanding immediately prior to the completion of the Merger (other than shares held by shareholders who properly perfect their dissenters’ rights and shares owned by the Company, Diodes, Merger Sub or any of their subsidiaries) will be converted into the right to receive $17.00 in cash per share, without interest and less any applicable withholding tax.

Shares owned by holders that perfect dissenters’ rights with respect to their shares will be treated as described under “The Merger—Dissenters’ Rights.”

Treatment of Pericom Equity Awards

Unvested Stock Options. Immediately prior to the effective time of the Merger, each unexpired and unexercised Company Option that is unvested as of the effective time of the Merger and which is held by an individual who is rendering continuous service to Pericom or its subsidiaries through the effective time of the Merger and who is eligible to be included on a registration statement filed by Parent on Form S-8 will be canceled and replaced by Parent and become an award of Parent RSUs under Parent’s 2013 Equity Incentive Plan (the “Parent Stock Plan”), on generally the same terms and conditions as applied to each such unvested Company Option immediately prior to the effective time of the Merger, except that such Parent RSU award will cover that whole number of shares of Parent common stock (rounded down) equal to the product of (i) the total number of unexercised shares subject to such unvested Company Option and (ii) the excess, if any, of $17.00 over the exercise price per share subject to such unvested Company Option and then divided by (iii) the VWAP of Parent Stock. With respect to any Parent RSUs granted to holders of unvested Company Options, Parent will defend, indemnify and holder harmless in full each such holder of Parent RSUs for any taxes imposed on such holder under Section 409A of the Code arising from the conversion of the unvested Company Options into Parent RSUs.

Vested Stock Options. Immediately prior to the effective time of the Merger, each unexpired and unexercised Company Option that is vested as of the effective time of the Merger will be cancelled and, in exchange therefor, each former holder of such cancelled vested Company Option will be entitled to receive a payment in cash in an amount equal to the product of (i) the total number of unexercised shares subject to such vested Company Option and (ii) the excess, if any, of $17.00 over the exercise price per share of such vested Company Option. In addition, each Company Option that is unvested as of the effective time of the Merger which is held by an individual who is rendering continuous service to Pericom or its subsidiaries through the effective time of the Merger but who is not eligible to be included on a registration statement filed by Parent on Form S-8 will vest as of immediately prior to the effective time of the Merger and be treated as a vested Company Option.

Unvested Restricted Stock Units. Immediately prior to the effective time of the Merger, each outstanding award of Company RSUs that is not vested prior to the effective time of the Merger that is held by an individual who is rendering continuous service to Pericom or its subsidiaries through the effective time of the Merger and who is eligible to be included on a registration statement filed by Parent on Form S-8 will be cancelled and replaced by Parent and become a Parent RSU issued under the Parent Stock Plan, on generally the same terms and conditions (including applicable vesting requirements (other than performance-vesting requirements which will be deemed satisfied at “maximum” achievement) and deferral provisions) as applied to each such unvested Company RSU immediately prior to the effective time of the Merger, with respect to the number of shares of Parent common stock, rounded down to the nearest whole share, that is equal to the product of (i) the number of shares of Company Common Stock that were subject to such unvested Company RSU immediately prior to the effective time of the Merger and (ii) the quotient obtained by dividing (x) $17.00 by (y) the VWAP of Parent Stock.

Vested Restricted Stock Units. Immediately prior to the effective time of the Merger, each outstanding Company RSU that is vested as of the effective time of the Merger will be cancelled in exchange for the right to receive a payment equal to the Merger Consideration and the amount of any declared and unpaid dividends in respect of such vested Company RSU (excluding, for the avoidance of doubt, the $0.06 per share regular quarterly cash dividend payable to shareholders of record as of the close of business on August 20, 2015). In addition, each Company RSU that is unvested as of the effective time of the Merger held by an individual who is rendering continuous service to Pericom or its subsidiaries through the effective time of the Merger but who is not eligible to be included on a registration statement filed by Parent on Form S-8 will vest (treating for this purpose any performance-based vesting condition to which such Company RSU is subject as having been attained at “maximum” level) and be cancelled in exchange for the right to receive a payment equal to $17.00.

Treatment of Pericom’s Employee Stock Purchase Plan

Prior to the effective time of the Merger, the ESPP will be terminated, and no further options or other rights will be granted under the ESPP. The rights of participants in the ESPP with respect to any offering period then underway will be determined by treating the last business day prior to, or if more administratively advisable, the last payroll date of Pericom immediately prior to, the effective time of the Merger or such earlier date as the ESPP administrator may determine as permitted under the terms of the ESPP (the “Final Exercise Date”), as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the ESPP. On the Final Exercise Date, the funds credited as of such date under the ESPP within the associated accumulated payroll withholding account for each participant under the ESPP will be used to purchase Company Common Stock in accordance with the terms of the ESPP, and each share of Company Common Stock purchased thereunder will be cancelled and converted into the right to receive the Merger Consideration at the effective time of the Merger.

Surrender of Stock Certificates or Book-Entry Shares; Payment of Merger Consideration; Lost Certificates

At the completion of the Merger, Diodes will deposit funds with a paying agent selected by Diodes reasonably acceptable to the Company in amounts as necessary for the payment of the Merger Consideration.

Within three business days after the completion of the Merger, the paying agent will mail (and make available for collection by hand) to each holder of record of a certificate or certificates representing Company Common Stock immediately prior to the completion of the Merger (other than holders who properly exercise their dissenters’ rights) or non-certificated shares represented by book-entry (“Book-Entry Shares”) a letter of transmittal and instructions for surrendering such certificates. Each holder of a certificate or certificates or Book-Entry Shares representing Company Common Stock immediately prior to the Merger will, upon surrender thereof to the paying agent, together with a properly completed letter of transmittal, be entitled to receive the merger consideration of $17.00 per share in cash for each share of Company Common Stock represented by such certificate or Book-Entry Shares within five business days of the paying agent’s receipt of the certificate or certificates or Book-Entry Shares.

No interest will be paid or accrue on the cash payable for the benefit of the holders of certificated or Book-Entry Shares. The Merger Consideration will be subject to deduction for any required withholding taxes.

If any certificate representing Company Common Stock has been lost, stolen or destroyed, the paying agent will pay the Merger Consideration (less any applicable withholding taxes) with respect to each share of Company Common Stock formerly represented by such certificate upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Diodes or the paying agent, the posting by such person of a bond in such amount as may reasonably be required by Diodes as indemnity against any claim that may be made against it, the Merger Sub, the surviving corporation or the paying agent with respect to such certificate.

Directors and Officers

The Merger Agreement provides that the directors and officers of the Merger Sub at the completion of the Merger will be the directors and officers of the surviving corporation until their successors are duly elected, or appointed and qualified or until their earlier death, resignation or removal in accordance with the surviving corporation’s governing documents.

Representations and Warranties

The Merger Agreement contains representations and warranties that the Company, on the one hand, and Diodes and Merger Sub, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Merger Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules provided by the Company to Diodes and Merger Sub and by Diodes and Merger Sub to the Company in connection with the signing of the Merger Agreement. While the Company does not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to our representations and warranties set forth in the Merger Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about the Company, Diodes or Merger Sub since they were made as of specific dates, may be intended merely as a risk allocation mechanism between us, Diodes and Merger Sub and are modified in important part by the confidential disclosure schedules.

The Company has made a number of representations and warranties to Diodes and Merger Sub in the Merger Agreement regarding aspects of our business and other matters pertinent to the Merger. The topics covered by these representations and warranties include the following:

•	the Company and the Company’s subsidiaries’ organization, existence, good standing, qualification to do business and similar corporate matters;

•	the Company’s capital structure, the reservation of certain shares for issuance for the exercise of options and restricted stock units, the absence of any obligations of the Company to issue or sell any shares or other securities of the Company and the absence of any bonds, debentures, notes or other obligations giving the holders thereof the right to vote;

•	the Company’s corporate power and authority to enter into and perform its obligations under the Merger Agreement and complete the Merger, the enforceability of the Merger Agreement against the Company, and the due authorization, execution and delivery of the Merger Agreement;

•	the authorization and approval of the Merger Agreement and the Merger by the Company Board and the direction to submit the Merger Agreement for shareholder approval required to complete the Merger;

•	the absence of violations and breaches of, or conflicts with, the Company’s governing documents, certain contracts, or any order or law resulting from the Company’s entry into the Merger Agreement or the completion of the Merger;

•	the absence of defaults or accelerations of any obligations under certain contracts or creation of any liens on the Company’s properties or assets resulting from the Company’s entry into the Merger Agreement or the completion of the Merger;

•	consents, approvals, authorizations, permits and filings required from governmental entities to enter into the Merger Agreement and complete the Merger;

•	the Company’s filings with the SEC and compliance with federal securities laws, rules and regulations;

•	the maintenance of accounting and disclosure controls and procedures to ensure timely and adequate reporting and compliance with securities laws;

•	the Company’s financial reports and the preparation of the Company’s financial reports in compliance with U.S. generally accepted accounting principles, or GAAP;

•	the ordinary course operation of the Company’s business and its subsidiaries’ businesses and the absence of any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have a material adverse effect on the Company since March 28, 2015;

•	the absence of any material obligations or liabilities that are required to be reflected in the Company’s consolidated balance sheets, except for those incurred in the ordinary course of business, would not be expected to have a material adverse effect on the Company or were incurred in connection with the Merger;

•	to the Company’s knowledge, the absence of any actions, suits, inquiries, notices of violations, claims, hearings, arbitrations, audits or other proceedings pending or threatened against the Company before or by any government entity and the absence of certain material orders against the Company that challenge the legality, validity or enforceability of the Merger Agreement or would, if there were an unfavorable decision, have or reasonably be expected to have a material adverse effect on the Company;

•	to the Company’s knowledge, the absence of any action involving a claim or violation of or liability under the securities laws of any government or a claim of breach of fiduciary duty;

•	the Company and its subsidiaries’ possession of required authorizations and permits necessary to conduct the Company’s current business and the absence of conflict with, default under or violation of any term of the permits applicable to the Company or its subsidiaries that would reasonably be expected to be material to the Company and its subsidiaries as a whole;

•	the Company and its subsidiaries’ owned and leased real estate and material tangible personal property used in the conduct of the Company’s business;

•	the Company and its subsidiaries’ intellectual property;

•	the Company and its subsidiaries’ compliance with tax laws and other tax matters;

•	the Company’s material benefit plans and their compliance with applicable laws;

•	the absence of any collective bargaining or union agreements and lack of labor disputes ongoing or threatened;

•	the absence of any notice by a Company executive officer that the executive officer intends to leave the Company within 60 days of following the closing of the Merger;

•	the absence of any transactions with the executive officers or directors with the Company or its subsidiaries;

•	insurance matters;

•	the validity of, the Company’s compliance with, and certain other matters with respect to the Company and its subsidiaries’ material contracts except as would not reasonably be expected to have a material adverse effect on the Company;

•	the compliance of the Company with all applicable laws, including occupation health and safety and environmental matters, and the absence of notice from any Specified Governmental Entity alleging the Company is not in compliance with any applicable laws except as would not reasonably be expected to have a material adverse effect on the Company;

•	the Company’s compliance with all applicable U.S. and non-U.S. anti-corruption laws and money laundering laws;

•	the absence of undisclosed brokers’ fees or finders’ fees payable by the Company relating to the transaction;

•	the Company’s lack of knowledge concerning an intent by any of the Company’s customers or distributors which accounted for at least 5 percent of the Company’s net revenue for the first three fiscal quarters of fiscal year 2015 to cancel a material contract as a result of the Merger;

•	the absence of business dealings with any specially designated national or other blocked persons currently subject to U.S. sanctions and other persons with sales or operations in sanctioned countries;

•	except as would not reasonably be expected to have a material adverse effect, the Company and its subsidiaries’ possession of required authorizations and permits required under Chinese laws, the absence of notice from a relevant Chinese governmental entity notifying the Company of the revocation or suspension of any licenses or authorizations within the past two years and compliance with all Chinese laws and regulations related to employment and staff or labor;

•	environmental matters;

•	compliance with conflicts minerals reporting requirements since May 31, 2014;

•	the accuracy of the information supplied in connection with this proxy statement; and

•	the Company’s receipt of an opinion from Cowen regarding the fairness, from a financial point of view, of the consideration to be received by holders of the Company Common Stock.

Diodes and Merger Sub have also made a number of representations and warranties to the Company regarding various matters pertinent to the Merger. The topics covered by these representations and warranties include the following:

•	Diodes’ and Merger Sub’s organization, existence, good standing, qualification to do business and similar corporate matters;

•	Diodes’ and Merger Sub’s corporate power and authority to enter into and perform their obligations under the Merger Agreement and complete the Merger, the enforceability of the Merger Agreement against them, and the due execution and delivery of the Merger Agreement;

•	the absence of violations and breaches of, or conflicts with, Diodes’ and Merger Sub’s respective governing documents, certain contracts, or any law resulting from the entry into the Merger Agreement or the completion of the Merger;

•	consents, approvals, authorizations, permits and filings required from governmental entities to enter into the Merger Agreement and complete the Merger;

•	the absence of any actions, suits, inquiries, notices of violations, claims, arbitrations, audits or other proceedings pending or threatened against them before or by any Specified Governmental Entity and the absence of certain orders against them which would reasonably be expected to prevent or materially delay their ability to effect the Merger or would reasonably be expected to have a material adverse effect on Diodes;

•	the accuracy of the information supplied by Diodes and Merger Sub to be included in this proxy statement;

•	the entry into an amendment to the Diodes Credit Agreement and the lack of conditions under the agreement to the availability of funds under the credit agreement;

•	the absence of Diodes’ and Merger Sub’s ownership of any of Company and its subsidiaries’ shares or other equity interests in Company and its subsidiaries;

•	the absence of any agreements, arrangements or understanding with any of the executive officers, directors or affiliates of the Company and Diodes;

•	Diodes and Merger Sub are neither planning nor contemplating any decisions or actions concerning the employees of the Company that would require the service of notice under the Worker Adjustment and Retraining Notification Act or other similar local laws;

•	the absence of undisclosed brokers’ fees or finders’ fees relating to the transaction; and

•	Merger Sub’s formation solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and the absence of any obligations of Merger Sub other than the obligations incurred in connection with the Merger Agreement and the Merger.

The representations and warranties of each of the parties to the Merger Agreement will expire upon the completion of the Merger or the termination of the Merger Agreement.

Some of the Company’s or Diodes’ and Merger Sub’s representations and warranties are qualified by a material adverse effect standard. Subject to certain exclusions, a material adverse effect means any event, change or effect that had a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of such party and its subsidiaries, taken as a whole, provided, however, that an event, change or effect will not be deemed a material adverse effect, if such event, change or effect results from:

•	general economic, regulatory or political conditions in the U.S., the People’s Republic of China, the Republic of China (Taiwan) or any other nation or jurisdiction in which such party conducts material business operations,

•	conditions generally affecting the other companies in such party’s industry,

•	any event, change or effect caused by the announcement, pendency or performance of the Merger Agreement, including any cancellation of or delays in customer orders, failure to obtain new customer orders, disruption in supplier, partnership, distributor, reseller or similar relationships, or loss of employees,

•	shareholder action or derivative litigation alleging a breach of fiduciary duty by the Company Board relating to the negotiation, execution, delivery or performance (or disclosure with respect thereto) of the Merger Agreement or the proposed consummation of the Merger or the other transactions contemplated by the Merger Agreement, or that this proxy statement violates the disclosure requirements of the Exchange Act or other applicable law,

•	acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or natural disasters in any locations where such party conducts material business operations,

•	the failure of such party to meet internal or analysts’ financial expectations or projections,

•	changes in trading volume or a decline in such party’s stock price,

•	any facts, events or circumstances that the other parties or their respective representatives knew or should have known prior to the date of the Merger Agreement,

•	any actions taken or failure to take action, in each case, which is required by the terms of the Merger Agreement or which Diodes, with respect to the Company, or the Company, with respect to Diodes, has approved, consented to or requested, or the failure to take or avoid any such action as a result of any failure to so approve, consent or request, in each case in writing and in compliance with the terms of the Merger Agreement,

•	general financial, credit or capital market conditions, including interest rates or exchange rates,

•	any events, changes or effects resulting from a change in law or GAAP after the date of the execution of the Merger Agreement, or

•	any matter expressly set forth on such party’s disclosure schedule delivered by such party in connection with the Merger Agreement,

and with respect to the first, second and fifth bullets above, the conditions or circumstances that caused such event, change or effect do not have an impact on the Company and its subsidiaries, taken as a whole, that is materially disproportionate to the impact such conditions or circumstances have on the other companies in the Company’s industry.

Conduct of Business Pending the Closing

Under the Merger Agreement, the Company has agreed that, subject to certain exceptions in the Merger Agreement and the disclosure schedule delivered by the Company in connection with the Merger Agreement, between the date of the Merger Agreement and the earlier of the termination of the Merger Agreement or the completion of the Merger, unless Diodes gives its prior written consent, the Company and its subsidiaries will use commercially reasonable efforts to carry on their businesses in the ordinary course in substantially the same manner as conducted prior to the date of the Merger Agreement and use commercially reasonable efforts consistent with past practice and policies to preserve substantially intact their present business organizations, in all material respect and to use commercially reasonable efforts consistent with past practice to keep available the services of the Company’s executive officers and directors and use their commercially reasonable efforts consistent with past practice to, in all material aspects, preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them.

The Company also agreed to promptly notify Diodes of any material event or occurrence not in the ordinary course of business consistent with past practice that would have or reasonably be expected to have a material adverse effect on the Company.

Subject to certain exceptions set forth in the Merger Agreement and the disclosure schedules that the Company delivered in connection with the Merger Agreement, unless Diodes consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), the Company agreed not to and agreed not to permit any of its subsidiaries to:

•	cause or permit any amendments to any of the articles of incorporation or bylaws of the Company, except for such amendments made pursuant to a legal requirement or as contemplated by the Merger Agreement;

•	declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its share capital, or split, combine or reclassify any of its share capital, except for payment of the $0.06 per share regular quarterly cash dividend declared by the Company Board prior to the date of the Merger Agreement, which was payable on September 3, 2015 to shareholders of record at the close of business on August 20, 2015;

•	enter into any new material contract, or materially violate, amend or otherwise modify or waive any of the terms of any existing material contract, in each case, other than in the ordinary course of business consistent with past practice;

•	issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, (including, for the avoidance of doubt, Company equity awards), or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, in each case, other than (i) the issuance of Company Common Stock upon the settlement of Company equity awards outstanding as of the date of this Agreement or granted hereafter in accordance with the terms of this Agreement, (ii) the award of up to 220,000 Company Common Stock underlying Company equity awards pursuant to the Pericom Stock Plans, (iii) distributions of Company Common Stock under the ESPP in accordance with its terms and the terms of the Merger Agreement, or (iv) pursuant to the exercise or conversion of rights to acquire such securities outstanding as of the date of the Merger Agreement;

•	transfer or license to any person or entity any intellectual property rights other than in the ordinary course of business consistent with past practice;

•	sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its business, taken as a whole, except for transactions with an aggregate amount of less than $1,000,000, or in the ordinary course of business consistent with past practice;

•	issue or sell any debt securities or guarantee any debt securities of others in excess of $500,000 in the aggregate, except in the ordinary course of business;

•	pay, discharge or satisfy in an amount in excess of $100,000 in any one case, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, and the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company financial statements, as applicable;

•	make any capital expenditures, capital additions or capital improvements except those that do not exceed $500,000 in the aggregate, or those set forth in the Company’s capital expenditure budget;

•	except as legally required or as required under the agreements or pursuant to plan or arrangements existing on the date of the Merger Agreement, (i) take any action with respect to, adopt, enter into, terminate or amend any employment, severance, retirement, retention, incentive or similar agreement, arrangement or benefit plan for the benefit or welfare of any current or former director, executive officer or any collective bargaining agreement, (ii) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director or executive officer, (iii) materially amend or accelerate the payment, right to payment or vesting of any compensation or benefits, (iv) pay any material benefit not provided for as of the date of the Merger Agreement under any benefit plan, or (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, excluding the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock contemplated by the Merger Agreement;

•	open or close any facilities or office except in the ordinary course of business;

•	make, change or revoke any material tax election (including any entity classification election under Treasury Regulations Section 301.7701-3), file any amended material tax return, adopt or change any material accounting method or period in respect of taxes, enter into any closing agreement with respect to or otherwise settle any material tax claim or assessment, or consent to any extension or waiver of any statute of limitations applicable to any material claim or assessment in respect of taxes, except as required by applicable law or by a governmental entity;

•	transfer the ownership or control of any subsidiary, dissolve or wind up any subsidiary or create any new subsidiary; or

•	agree in writing to do any of the foregoing.

Non-Solicitation; Acquisition Proposals; Change in Recommendation

Subject to certain exceptions described below, from the date of the Merger Agreement, September 2, 2015, until the earlier of the effective time of the Merger or the termination of the Merger Agreement (such period being referred to herein as the “Exclusivity Period”), the Company cannot, and cannot authorize or knowingly permit its employees, directors, officers or representatives to, directly or indirectly: (A) solicit, initiate or knowingly facilitate or knowingly encourage the submission of any acquisition proposal, or the making of any proposal that is reasonably expected to lead to any acquisition proposal, from any person other than Diodes or Merger Sub, (B) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its subsidiaries to, afford access to the business, properties, assets, books or records of the Company or any of its subsidiaries facilitate or encourage any effort by any third party in furtherance of or for the purpose of obtaining any acquisition proposal or (C) enter into any agreement or contract relating to any acquisition proposal except for a confidentiality agreement that is no less favorable to the Company than the confidentiality agreement with Diodes (an “Acceptable Confidentiality Agreement”).

Subject to certain exceptions described below, during the Exclusivity Period, the Company shall not (with any action described in the following being referred to as an “adverse recommendation change”): (i) fail to recommend against the acceptance of any tender offer or exchange offer for Company Common Stock within five business days after the commencement of such offer or to reaffirm the Company Board recommendation of the Merger Agreement within three business days following Diodes’ request therefor, (ii) withdraw, amend, modify or materially qualify, in a manner adverse to Diodes, the Company Board’s recommendation of the Merger Agreement, or (iii) publicly recommend an acquisition proposal to the Company’s shareholders.

At any time prior to receipt of the approval of the Merger Agreement by the Company’s shareholders, the Company may (i) participate in negotiations or discussions with respect to an alternative acquisition proposal if it determines in good faith, after consultation with outside legal counsel and the Company’s financial advisor, that the alternative acquisition proposal constitutes or could reasonably be expected to result in a superior proposal, (ii) furnish the third party making such proposal with non-public information relating to the Company pursuant to an Acceptable Confidentiality Agreement, (iii) after receipt of a superior proposal, make an adverse recommendation change or (iv) take any action that any court of competent jurisdiction orders the Company to take. In order to take the actions described in the preceding sentence (except with respect to any court order), the Company Board must have determined in good faith after consultation with its outside legal counsel that the failure to take action would reasonably be expected to be inconsistent with the fiduciary duties of the Company under applicable law. In addition, the Company Board must promptly notify Diodes orally and in writing after it receives any acquisition proposal, or any request for non-public information relating to the Company and before the Company takes any of the actions described above. The Company Board may also make an adverse recommendation change if, after a material development or material change in circumstances, or an intervening event, the Company Board has determined in good faith after consultation with its outside legal counsel that the failure to make an adverse recommendation would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board.

The Company Board may make an adverse recommendation change or terminate the Merger Agreement (and pay the related termination fee) to enter into an alternative acquisition agreement that constitutes a superior proposal if at any time prior to the receipt of the approval of the Merger Agreement by the Company’s shareholders: (1) the Company promptly notifies Diodes in writing at least three business days before making such recommendation change or entering into an alternative acquisition agreement, (2) with respect to an alternative acquisition agreement, the Company includes the most recent version of the proposed alternative acquisition agreement and provides the identity of the party making such proposal, (3) the Company negotiates with Diodes in good faith to make such adjustments to the Merger Agreement to cause the alternative acquisition agreement to cease to be a superior proposal if Diodes proposes to make any changes thereto or the intervening event to no longer require an adverse recommendation change to satisfy the Company Board’s fiduciary duties, and (4) the Company Board determines in good faith after consulting with outside legal counsel and the Company’s financial advisor that the acquisition proposal continues to constitute a superior proposal or the Company Board’s fiduciary duty to make an adverse recommendation change in light of the intervening event still exists.

The term “acquisition proposal” as used in this proxy statement means a proposal or offer from, or indication of interest in making a proposal or offer by, any person concerning any (a) direct or indirect acquisition of assets of the Company equal to 15 percent or more of the fair market value of the Company’s consolidated assets or to which 15 percent or more of the Company’s net revenues or net income on a consolidated basis are attributable, (b) direct or indirect acquisition of 15 percent or more of the voting equity interests of the Company, (c) tender offer or exchange offer that if consummated would result in any person beneficially owning 15 percent or more of the voting interest of the Company, (d) merger, consolidation, other business combination or similar transaction involving the Company pursuant to which such person would own 15 percent or more of the outstanding voting equity, consolidated assets, net revenues or net income of the Company, or (e) liquidation or dissolution of the Company or the declaration or payment of an extraordinary dividend by the Company.

The term “superior proposal” as used in this proxy statement means a bona fide written acquisition proposal, with all references to 15 percent in the definition of acquisition proposal being treated as references to 50 percent for these purposes, that the Company Board determines in good faith after consultation with outside legal counsel and the Company’s financial advisor is more favorable from a financial point of view to the holders of the Company Common Stock than the Merger Agreement, taking into account any revisions to the terms of the Merger Agreement and the Merger agreed to by Diodes during the required notice periods described in the Merger Agreement.

Shareholder Meetings; Preparation of the Proxy Statement

The Company will use its reasonable best efforts to cause a meeting of its shareholders to be duly called and held as promptly as practicable. The Company will not, adjourn or postpone the shareholder meeting; provided, that the Company may adjourn or postpone the shareholder meeting (A) if as of the time for which the shareholder meeting is originally scheduled there are insufficient shares represented to constitute a quorum or to represent sufficient votes required to obtain the shareholder approval, (B) if the Company is required to postpone or adjourn by an applicable law, order or request from the SEC or its staff or (C) the Company Board has determined in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the meeting of shareholders to give the shareholders sufficient time to evaluate any information or disclosure that the Company has sent to the shareholders of the Company. Subject to certain limited exceptions, the Company, through the Company Board, will include the Company Board’s recommendation of the Merger in the proxy statement.

The Company will use its reasonable best efforts to (i) prepare and file with the SEC a proxy statement in preliminary form relating to the shareholder meeting within ten business days of the date of the Merger Agreement, (ii) respond as promptly as practicable to and resolve all comments received from the SEC or its staff concerning the proxy statement and all other proxy materials and promptly notify Diodes upon the receipt of any such comments and (iii) cause the proxy statement to be mailed to its shareholders as promptly as reasonably practicable after the SEC confirms it has no further comments on the proxy statement. Subject to certain limited exceptions, the Company Board will use its reasonable best efforts to obtain the shareholder approval for the Merger. If at any time prior to obtaining the shareholders’ approval, any information should be discovered by the Company or Diodes that should be set forth in an amendment or supplement to the proxy statement so that such document would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information will promptly notify the other parties to the Merger Agreement and the Company will promptly file with the SEC an appropriate amendment or supplement describing such information and, to the extent required by applicable law, disseminate such amendment or supplement to the shareholders of the Company.

Employee Matters

The Merger Agreement provides that, for a period of one year following the effective time of the Merger, Parent will provide to those employees of Pericom who continued to be employed by Parent and its subsidiaries, including, following the closing of the Merger, Pericom (“Continuing Employees”), with:

•	cash compensation, including base salary rate and commission and target bonus opportunity, no lower than the cash compensation provided to such Continuing Employee immediately prior to the effective time of the Merger; and

•	health and welfare benefits on terms at least as favorable, in the aggregate, as the health and welfare benefits provided to such Continuing Employee immediately prior to the effective time of the Merger.

In addition, the Merger Agreement provides that Parent will cause Pericom or the surviving corporation, as applicable, to honor, in accordance with their terms, the Change of Control Agreements with executive officers and certain other employees.

To the extent Parent elects to have Continuing Employees and their eligible dependents participate in its employee benefit plans, program or policies following the effective time of the Merger, Parent will use commercially reasonable efforts to, and will cause the surviving corporation to use commercially reasonable efforts to, treat, and cause the applicable benefit plans in which Continuing Employees are entitled to participate to treat, the service of Continuing Employees with Pericom or any subsidiary or any of their predecessors to the extent previously recognized by Pericom as of the date of the Merger Agreement attributable to any period before the effective time of the Merger as service rendered to Parent, the surviving corporation or any subsidiary of Parent for purposes of eligibility to participate, vesting and applicability of minimum waiting periods for participation, but not for purposes of benefit accrual (including minimum pension amount), equity incentive plans and eligibility for early retirement under any benefit plan of Parent or eligibility for retiree welfare benefit plans or as would otherwise result in a duplication of benefits. In addition, Parent will cause any actively at work or similar limitations, eligibility waiting periods, evidence of insurability requirements or required physical examinations under any health or similar plan of Parent to be waived with respect to Continuing Employees and their eligible dependents.

Parent will also use commercially reasonable efforts to cause any deductibles paid by Continuing Employees under any of Pericom’s or its subsidiaries’ health plans in the plan year in which Continuing Employees and their eligible dependents are transitioned to Parent’s health or similar plans to be credited towards deductibles under the health plans of Parent or any subsidiary of Parent.

Indemnification and Insurance

Diodes and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by the Company or its subsidiaries existing prior to the Merger Agreement in favor of each person who is, has been or becomes prior to the effective time of the Merger, an officer or director of the Company or its subsidiaries (each an “Indemnified Party”), as provided in the Company articles of incorporation, bylaws or similar governing documents of the Company’s subsidiaries, or pursuant to any other indemnification contracts for acts or omissions occurring prior to the effective time of the Merger (including acts or omissions occurring in connection with the Merger Agreement and the consummation of the Merger) will be honored by the surviving corporation and its subsidiaries and will survive the Merger and will remain in full force and effect in accordance with their terms.

For six years after the effective time of the Merger, Diodes and the surviving corporation and any successor to the surviving corporation will, indemnify, defend and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising directly or indirectly, in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the effective time of the Merger (including in connection with the transactions contemplated by the Merger Agreement), and shall advance and/or reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as the same are incurred, subject to the surviving corporation’s receipt of an undertaking by such Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified under applicable law; provided, however, that the surviving corporation will not be liable for any settlement effected without the surviving corporation’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

For a period of at least six years from the effective time of the Merger, the surviving corporation will provide the Company’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the effective time of the Merger that is no less favorable than the Company’s existing policy as of the date of the Merger Agreement or, if insurance coverage that is no less favorable is unavailable, the best available coverage. Notwithstanding the forgoing, the surviving corporation will not be required to pay an annual premium for the such insurance in excess of 300 percent of the last annual premium paid prior to the date of the Merger Agreement or, if less, the cost of a policy providing coverage on the same terms as the Company’s existing policy as of the date of the Merger Agreement. Alternatively, the Company may prior to the effective time substitute therefor a single premium tail coverage with respect to such insurance, in a form reasonably acceptable to Diodes, with an annual cost not in excess of 300 percent of the last annual premium paid prior to the date of the Merger Agreement.

Other Covenants

Access to Information; Confidentiality

Except as would be reasonably likely to jeopardize the protection of attorney-client privilege or contravene any law, the Company will, and will cause its subsidiaries to, provide Diodes and Diodes’ representatives reasonable access, at reasonable times during normal operating hours, to the officers, employees, accountants, properties, offices and other facilities and to all books, records, contracts and other assets of the Company and its subsidiaries, and the Company will, and will cause its subsidiaries to, furnish promptly to Diodes such other information concerning the business and properties of the Company and its subsidiaries as Diodes may reasonably request from time to time. Diodes and the Company will comply with, and will cause their respective representatives to comply with, all of their respective obligations under the confidentiality agreement between the Company and Diodes.

Certain Notices

From and after the date of the Merger Agreement until the effective time of the Merger, the Company will promptly notify Diodes of any event or development that occurs that (a) is of a nature that would have or reasonably be expected to have, individually or in the aggregate, a material adverse effect on the such party, or (b) would require any amendment or supplement to this proxy statement.

Appropriate Action; Consents; Filings

Subject to the terms of the Merger Agreement, the Company and Diodes will use their respective commercially reasonable efforts to obtain all material consents that are or become necessary for its execution and delivery of, and the performance of its respective obligations pursuant to, the Merger Agreement and the transaction documents to which it is a party and will reasonably cooperate with Diodes, in the case of the Company, and the Company, in the case of Diodes, in promptly seeking to obtain all such consents. The Company will use its commercially reasonable efforts to give prompt notice to third parties and obtain consents from third parties as required to consummate the transaction contemplated by the Merger Agreement.

Notwithstanding the generality of the foregoing, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to cause the conditions to the obligations of the other parties hereunder to be satisfied and to consummate the transactions contemplated by the Merger Agreement, including making all necessary filings with any government antitrust entity, and obtaining all necessary waivers, clearances, consents and approvals from, and taking all steps to avoid any action or proceeding by, any government antitrust entity.

Furthermore, the Company will cooperate and use its commercially reasonable efforts to assist Diodes and its affiliates in the preparation of a notification for submission to the appropriate governmental entity in the People’s Republic of China as provided in SAT Notice [2015] No. 7 in connection with indirect transfer of any Company subsidiary under the jurisdiction of the People’s Republic of China that would occur as a result of the Merger. The parties to the Merger Agreement contemplate that Diodes will cause such notification to be filed with the appropriate governmental entity in the People’s Republic of China within 30 days following the consummation of the Merger.

Public Announcements

Subject to certain exceptions described in the Merger Agreement, each of Diodes and the Company will cooperate in good faith to jointly prepare all press releases and public announcements pertaining to the Merger Agreement and the transactions governed by it, and neither Diodes nor the Company shall issue or otherwise make any public announcement or communication pertaining to the Merger Agreement or the transactions contemplated thereby without the prior consent of the other party (which is not to be unreasonably withheld), except as required by law as determined after consultation with outside counsel or by the rules and regulations of, or pursuant to any agreement with the relevant stock exchange or trading system, or for information that has been publicly disclosed prior to such public announcement or communication.

Section 16 Matters

Prior to the effective time of the Merger, the Company Board, or an appropriate committee of non-employee directors thereof, will adopt resolutions prior to the effective time of the Merger providing that, in connection with the transactions contemplated by the Merger Agreement, the disposition of any Company Common Stock or Company equity awards and/or receipt of Diodes stock by Exchange Act Section 16 reporting persons is intended to be exempt from Exchange Act Section 16(b) liability pursuant to Rule 16b-3 under the Exchange Act.

Conditions to Completion of Merger

The Company and Diodes agree to use their respective reasonable best efforts to fulfill the conditions identified below to the extent that the fulfillment of such conditions is within its control. The foregoing obligation includes (a) executing and delivering documents necessary or desirable to consummate the transactions contemplated by the Merger Agreement, and (b) taking or refraining from such actions as may be necessary or requested by Diodes, in the case of the Company, and as requested by the Company (including using its reasonable best efforts to conduct the business of Diodes and the Merger Sub in such manner that on the closing date the representations and warranties of Diodes contained herein shall be accurate as though then made), in the case of Diodes, in order to fulfill the conditions identified below.

The respective obligations of each party to consummate the Merger will be subject to the satisfaction or written waiver at or prior to the effective time of the Merger of each of the following conditions:

•	the Merger Agreement and the Merger will have been approved by the Company’s shareholders at a special meeting; and

•	there will have been no law enacted, issued, entered, promulgated, enforced or entered by any Specified Governmental Entity of competent jurisdiction that is in effect and makes illegal, permanently enjoining or otherwise prohibiting the consummation of the Merger.

The obligations of Diodes and Merger Sub to consummate the Merger will be subject to the satisfaction or written waiver at or prior to the effective time of the Merger of each of the following conditions:

•	the representations and warranties of the Company contained in the Merger Agreement will be true and correct as of the closing date of the Merger, except for any representation or warranty that is expressly made as of a specific date or time (which shall be true and correct as of such date or time), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company;

•	the Company will have performed and complied in all material respects with all covenants and agreements to be performed or complied with by it under the Merger Agreement;

•	the receipt by Merger Sub of a certificate executed by an executive officer of the Company certifying the satisfaction of the foregoing conditions;

•	there will not have been any occurrence, event, incident, action, failure to act or transaction since the date of the Merger Agreement which has had or is reasonably likely to cause a material adverse effect on the Company that is continuing; and

•	the delivery by the Company to Diodes of an executed Foreign Investment and Real Property Tax Act of 1980 certification which states that an interest in the Company is not a real property interest because the Company is not and has not been a United States real property holding corporation under Section 897(c) of the Code.

The obligation of the Company to consummate the Merger will be subject to the satisfaction or (to the extent permitted by applicable law) written waiver at or prior to the effective time of the Merger of each of the following conditions:

•	the representations and warranties of each of Diodes and Merger Sub contained in the Merger Agreement will be true and correct as of the closing date of the Merger, except for any representation or warranty that is expressly made as of a specific date or time (which shall be true and correct as of such date or time), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Diodes;

•	each of Diodes and Merger Sub will have performed and complied in all material respects with all covenants and agreements to be performed or complied with by it under the Merger Agreement;

•	the receipt by Company of a certificate executed by an executive officer of the Company certifying the satisfaction of the foregoing conditions; and

•	the agreement of merger to be filed in accordance with the CGCL shall have been executed and delivered by Merger Sub.

Termination of the Merger Agreement

The Merger Agreement may be terminated and the Merger abandoned by mutual written consent of Diodes, Merger Sub and the Company. In addition, the Merger Agreement may be terminated by either party if:

•	the Merger has not been completed on or before the End Date, provided, that this right to terminate will not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement is the cause of, or results in, the failure of the Merger to be consummated on or before the End Date;

•	the Specified Governmental Entities have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, which order or other action has a material adverse effect on the Company or becomes final and nonappealable, provided, that this right to terminate will not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement is the cause of, or results in, the issuance, promulgation, enforcement or entry of any such law or order; or

•	the required shareholder approval is not obtained at the Pericom special meeting.

The Merger Agreement may be terminated by the Company if:

•	prior to the shareholder approval, the Company enters into an alternative acquisition agreement with respect to a superior proposal in accordance with the non-solicitation provisions in the Merger Agreement;

•	there is an uncured inaccuracy in any representation or warranty or breach of any covenant of Diodes or Merger Sub reasonably likely to have a material adverse effect on Diodes or Merger Sub that has not been cured within 30 days of Diodes’ receipt of written notice of such inaccuracy or breach; or

•	all of the mutual or Diodes closing conditions have been satisfied or waived and Diodes fails to close the Merger, provided that the Company must give Diodes written notice at least five business days of its intent to terminate the Merger Agreement for Diodes’ failure to close the Merger.

The Merger Agreement may be terminated by Diodes if:

•	at any time prior to the consummation of the Merger, if (i) the Company Board effects an adverse recommendation change; (ii) the Company Board enters into any alternative acquisition agreement in respect of a superior proposal; or (iii) Pericom materially breaches or fails to perform its obligations pertaining to the non-solicitation and fiduciary out provisions of the Merger Agreement described in “—Non-Solicitation; Acquisition Proposals; Change in Recommendation;” or

•	there is an uncured inaccuracy in any representation or warranty or breach of any covenant of the Company reasonably likely to have a material adverse effect on the Company that has not been cured within 30 days of the Company’s receipt of written notice of such inaccuracy or breach.

Effect of Termination

If the Merger Agreement is terminated, it will become void and of no further force and effect, with no liability on the part of any party (or any shareholder, director, officer, employee, agent or representative of such party) to any other party, except with respect to certain provisions which will remain in full force and effect. Notwithstanding the foregoing, each party shall remain liable for any liabilities or damages caused by such party to the extent such liabilities or damages were the result of fraud or the willful and material breach of the Merger Agreement by such party.

Transaction Expenses and Termination Fees

Each party will generally pay its own fees and expenses in connection with the Merger, whether or not the Merger is completed. However, the Company must pay Diodes a termination fee of $15 million where:

•	Diodes terminates the Merger Agreement in connection with an adverse recommendation change of the Company Board;

•	Diodes terminates the Merger Agreement after the Company enters into an acquisition agreement or publicly announces its intention to enter into an acquisition agreement with respect to a superior proposal;

•	Diodes terminates the agreement after the Company has materially breached the non-solicitation provisions in the Merger Agreement;

•	the Company terminates the Merger Agreement in order to enter into an acquisition agreement with respect to a superior proposal; or

•	the Merger Agreement is terminated by either the Company or Diodes because the Merger has not been consummated before March 2, 2016 and the shareholder approval was not obtained at the special meeting of the Company’s shareholders and, in each case, prior to such termination an acquisition proposal shall have been publicly announced and not withdrawn, and at any time within twelve months of such termination, the Company enters into an acquisition agreement related to an acquisition proposal and such acquisition proposal is later consummated.

Third Party Beneficiaries

The Merger Agreement is not intended to and does not confer upon any person other than the parties to the Merger Agreement any rights or remedies, except:

•	the rights of the indemnified persons to enforce the obligations described under “—Indemnification and Insurance;”

•	the right of the Company on behalf of the Company’s equity holders to pursue damages (including claims for damages based on loss of the economic benefits of the transactions to the Company’s equity holders) in the event of the breach of the Merger Agreement prior to the closing date by Diodes or Merger Sub; and

•	other rights expressly set out in the Merger Agreement.

Specific Performance

The parties to the Merger Agreement have agreed that irreparable injury would occur if any provisions of the Merger Agreement are not performed in accordance with their specific terms or are otherwise breached. The parties agreed that, each party is entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of the Merger Agreement and to specifically enforce the terms and provisions of the Merger Agreement and in addition to any other remedy to which they are entitled at law or in equity.

Amendment; Extension; Waiver

The parties may amend the Merger Agreement at any time either before or after the shareholder approval of the Merger Proposal by their written agreement. However, after such shareholder approval, no amendment may be made which requires further approval by such shareholders under applicable law unless such further approval is obtained.

Prior to the effective time of the Merger, the parties may, to the extent permitted by applicable laws and under the terms of the Merger Agreement, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement made to the Company or Diodes by the other party, and (iii) waive compliance with any of the covenants, agreements or conditions under the Merger Agreement. Any agreement by a party to such extension or waiver must be in a writing signed by the applicable party. Any failure or delay to assert any rights under the Merger Agreement does not constitute a waiver of such right.

Governing Law

The Merger Agreement and all disputes, controversies, cross-claims, third-party claims or other proceedings of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, arising out of or in connection with or relating to any matter which is the subject of the Merger Agreement or any of the transactions contemplated by the Merger Agreement will be governed by, and construed in accordance with, the laws of the State of California. In addition, the parties agree to submit to the exclusive personal jurisdiction and exclusive venue of any United States federal court or any California state court located in the city and county of Los Angeles, California with respect to any dispute arising out of, relating to or in connection with the Merger Agreement or any of the transactions contemplated by the Merger Agreement.

THE VOTING AGREEMENTS

The following is a summary of the material terms and conditions of the voting agreements. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the voting agreements, a form of which is attached as Annex B and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the voting agreements that is important to you. We encourage you to read the form of voting agreement carefully and in its entirety.

In connection with the Merger, certain directors and executive officers of the Company, in their capacity as holders of shares or other equity interests of the Company, entered into voting agreements with Diodes, dated as of September 2, 2015, pursuant to which such directors and executive officers agreed to, among other things and subject to certain conditions, vote their shares of Company Common Stock in favor of the approval of the Merger and the other proposals necessary to consummate the Merger and against any acquisition proposal or any other proposal or transaction involving the Company or any of its subsidiaries that would reasonably be expected to result in any of the conditions to the Company’s obligations to consummate the Merger set forth in the Merger Agreement not being fulfilled.

The voting agreements provide that the shareholders party to the voting agreements shall not take any action that would be prohibited under the non-solicitation provisions of the Merger Agreement. The shareholders who are party to the voting agreements have also granted a proxy to Diodes that is irrevocable to vote the shares of Company Common Stock that they own on the Record Date at the special meeting, unless the voting agreement is terminated. In addition, prior to the termination of the voting agreements, such shareholders shall not sell, transfer, encumber, grant an option with respect to, or dispose of, any of the shares or voting rights covered by the voting agreements or enter into any agreement or enter into an agreement or commitment contemplating the foregoing (any such action, a “Transfer”) enter into any agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such securities or any interest therein with any person other than Diodes; or deposit any securities into a voting trust or grant a proxy or enter into a voting agreement or similar agreement in a manner that would reasonably be expected to prevent or materially affect the ability of the shareholder party to the voting agreement to perform any of their obligations under the voting agreement, that limits or reduces any of the rights of Diodes under the voting agreement or is otherwise inconsistent with the terms of the voting agreement except as described in the next paragraph.

The shareholders party to the voting agreements are permitted certain Transfers, including Transfers (i) to any member of such shareholder’s immediate family, or to a trust for the benefit of shareholder or any member of shareholder’s immediate family, (ii) by will or operation of law or upon the death of such shareholder, (iii) in connection with or for the purpose of personal tax-planning or estate-planning, (iv) to affiliates of such shareholder, or (v) for charitable purposes or as charitable gifts or donations; provided, that such transferee agrees to be bound by the terms of the voting agreement. Additionally, the shareholders party to the voting agreements may make, with respect to such shareholder’s Company Options, Transfers of the underlying shares to the Company (or cancellations) in payment of the exercise price of the such shareholder’s Company Options and with respect to such shareholder’s Company RSUs, Transfers or cancellations of the underlying shares to the Company in order to satisfy taxes applicable to the exercise of the Shareholder’s Company options or receipt of such Company RSUs. Additionally certain directors and executive officers who enter into voting agreements may make Transfers not for value of up to 40% of the shares owned by such shareholder no earlier than 10 business days prior to the date of the special meeting and make Transfers not for value of up to 5% of the shares owned by such shareholder at any time.

As of September 22, 2015, the Record Date, the signatories to the voting agreements held voting power over approximately 8.18% of the Company Common Stock outstanding. The voting agreements will terminate on the earliest of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the effective time of the Merger, (iii) the End Date, (iv) the date of any material modification, waiver or amendment to any provision of the Merger Agreement that reduces the amount, changes the form or otherwise adversely affects, in any material respect, the consideration payable to the holders of the shares pursuant to the Merger Agreement as in effect on the date of the voting agreements or (v) the mutual consent of Diodes and the shareholders.

MARKET PRICE

Company Common Stock is traded on NASDAQ under the symbol “PSEM.” As of the Record Date, there were 21,891,319 shares of Company Common Stock outstanding and entitled to vote at the special meeting, held by approximately 51 shareholders of record.

	High	Low
Year ended June 29, 2013:
First Quarter	$9.22	$7.80
Second Quarter	$8.95	$6.80
Third Quarter	$8.32	$6.61
Fourth Quarter	$7.45	$6.10
Year ended June 28, 2014:
First Quarter	$7.93	$7.01
Second Quarter	$9.67	$7.05
Third Quarter	$9.31	$6.16
Fourth Quarter	$9.25	$7.20
Year ended June 27, 2015:
First Quarter	$10.50	$8.53
Second Quarter	$14.40	$9.00
Third Quarter	$16.81	$12.51
Fourth Quarter	$15.70	$12.06
Year ended June 25, 2016:
First Quarter	$17.45	$11.22
Second Quarter (through October 29, 2015)	$18.28	$16.85

Since the third fiscal quarter of 2015, we have paid quarterly cash dividends on our common stock. The most recent such dividend of $0.06 was declared on August 17, 2015, and was paid to shareholders of record at the close of business on August 20, 2015 on September 3, 2015. We do not intend to pay, and the Merger Agreement does not permit us to pay, cash dividends on the Company Common Stock in the foreseeable future.

On September 2, 2015, the last trading date prior to the public announcement of the Company’s entry into the Merger Agreement, Company Common Stock closed at $12.18. On October 29, 2015, the most recent practicable date prior to the date of this proxy statement, the closing price per share of Company Common Stock on NASDAQ was $17.45.

COMMON STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of the Company Common Stock as of October 29, 2015 by:

•	Each person who is known by us to own beneficially more than 5% of the Company Common Stock;

•	Each of our directors;

•	Each of our named executive officers; and

•	All directors and executive officers as a group.

Name	Number of Shares Beneficially Owned(1)	Percent(1)
BlackRock, Inc.(2)	2,437,723	11.14%
Dimensional Fund Advisors L.P.(3)	1,854,071	8.47%
Frontier Capital Management Co., LLC(4)	1,726,278	7.89%
Alex Chiming Hui(5)	1,281,018	5.76%
Chi-Hung (John) Hui(6)	944,825	4.27%
Kevin Bauer(7)	69,267	*
Angela Chen(8)	136,527	*
John C. East(9)	23,320	*
Hau L. Lee(10)	76,450	*
Michael J. Sophie(11)	41,650	*
Siu-Weng Simon Wong(12)	52,150	*
Directors and Executive Officers as a Group (8 persons)(13)	2,625,207	11.55%

*	Less than 1% of outstanding Common Stock
(1)	Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days after October 29, 2015, are deemed outstanding. Percentage of beneficial ownership is based upon 21,891,319 shares of Common Stock outstanding as of October 29, 2015. To the Company’s knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is as follows: 1545 Barber Lane, Milpitas, California 95035.
(2)	Based solely on a Schedule 13G/A, filed January 9, 2015, BlackRock, Inc. has sole voting with respect to 2,370,761 shares and sole dispositive power with respect to 2,437,723 shares, which shares are reported by BlackRock, Inc. as a parent holding company of its subsidiaries listed in the Schedule 13G/A. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.
(3)	Based solely on a Schedule 13G/A filed February 5, 2015, Dimensional Fund Advisors LP has sole voting power with respect to 1,796,015 shares and has sole dispositive power with respect to 1,854,071 shares. The address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.
(4)	Based solely on a Schedule 13G filed February 13, 2015, Frontier Capital Management Co., LLC, has sole voting power with respect to 789,421 shares and sole dispositive power with respect to 1,726,278 shares. The address of Frontier Capital Management Co., LLC is 99 Summer Street, Boston, Massachusetts 02110.
(5)	Includes 323,519 shares issuable upon exercise of stock options exercisable and 32,850 RSUs vesting within 60 days after October 9, 2015. He shares voting and investment power with his spouse as co-trustees of a revocable family trust holding 867,359 of the shares listed above.

(6)	Includes 210,249 shares issuable upon exercise of stock options exercisable and 15,075 RSUs vesting within 60 days after October 29, 2015.
(7)	Includes 31,250 shares issuable upon exercise of stock options exercisable within 60 days after October 29, 2015.
(8)	Includes 96,046 shares issuable upon exercise of stock options exercisable and 4,100 RSUs vesting within 60 days after October 29, 2015.
(9)	Includes 11,170 shares issuable upon exercise of stock options exercisable and 4,500 RSUs vesting within 60 days after October 29, 2015.
(10)	Includes 46,500 shares issuable upon exercise of stock options exercisable and 4,500 RSUs vesting within 60 days after October 29, 2015.
(11)	Includes 20,000 shares issuable upon exercise of stock options exercisable and 4,500 RSUs vesting within 60 days after October 29, 2015.
(12)	Includes 27,000 shares issuable upon exercise of stock options exercisable and 4,500 RSUs vesting within 60 days after October 29, 2015.
(13)	Includes 765,734 shares issuable upon exercise of stock options exercisable and 70,025 RSUs vesting within 60 days after October 29, 2015.

SHAREHOLDER PROPOSALS

As of the date of this proxy statement, the Company Board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

If the Merger is consummated, we will not have public shareholders and there will be no public participation in any future shareholder meetings. We intend to hold an annual meeting of shareholders in 2015 only if the Merger is not consummated.

If an annual meeting of shareholders is held, for any shareholder proposals to be considered properly brought before an annual meeting, the shareholders making the proposals must have given timely notice of the proposals in writing to the Secretary of the Company. To be timely for the Company’s annual meeting of Shareholders to be held in 2015, if the Merger is not consummated, notices of shareholder proposals must have been delivered or mailed to, and received at, the principal executive offices of the Company between August 3, 2015 and September 2, 2015. In addition, shareholders making such proposals must comply with all applicable procedural, informational and other requirements set forth in our Bylaws, as most recently amended and included as an exhibit to our Form 8-K filed with the SEC on September 3, 2015.

Shareholders wishing to submit proposals on matters appropriate for shareholder action to be presented at an annual meeting of shareholders to be held in 2015, if the Merger is not consummated, may do so in accordance with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to an annual meeting of shareholders to be held in 2015, if the Merger is not consummated, (1) all applicable requirements of Rule 14a-8 must be satisfied, (2) the notice must include various stock ownership and other information detailed in our bylaws and (3) such proposals must have been received by us at our principal executive offices at 1545 Barber Lane, Milpitas, California 95035 before June  19, 2015.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

In connection with the special meeting, a number of banks and brokers with account holders who are our shareholders will be householding our proxy materials. As a result, a single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, direct your written request to Investor Relations, Pericom Semiconductor Corporation, 1545 Barber Lane, Milpitas, California, 95035, or contact Investor Relations by telephone at 1-408-232-9203. If you would like to receive your own set of disclosure documents and have followed the instructions above, we undertake to promptly deliver a separate copy of this proxy statement. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and therefore file annual, quarterly and current reports, proxy statements and other information with the SEC.

You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at www.sec.gov, that contains reports, proxy statements and other information regarding us and other registrants that file electronically with the SEC.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below (which are also being mailed to shareholders with this proxy statement) and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting:

•	our Annual Report on Form 10-K for the fiscal year ended June 27, 2015 filed with the SEC on September 1, 2015 as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on October 14, 2015; and

•	our Current Reports on Forms 8-K filed with the SEC on September 3, 2015, October 16, 2015 and October 26, 2015.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference into this proxy statement. Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written request to Pericom Semiconductor Corporation (Attn: Investor Relations, 1545 Barber Lane, Milpitas, California 95035), or Mackenzie Partners, Inc. (at the address or phone number listed below), or through the Investors section of our website, www.pericom.com, or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents. If you have questions about the special meeting or the Merger with Diodes Incorporated after reading this proxy statement, or if you would like additional copies of this proxy statement or the proxy card, please contact our proxy solicitor at:

Toll-free: (800) 322-2885

Collect: (212) 929-5500

Email: proxy@mackenziepartners.com

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED OCTOBER 30, 2015. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

AGREEMENT AND PLAN OF MERGER

AMONG

DIODES INCORPORATED,

PSI MERGER SUB, INC.

AND

PERICOM SEMICONDUCTOR CORPORATION

DATED SEPTEMBER 2, 2015

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of September 2, 2015 (this “Agreement”), by and among DIODES INCORPORATED, a corporation incorporated in the State of Delaware (“Parent”), PSI Merger Sub, Inc., a corporation incorporated in the State of California (“Merger Sub”), and PERICOM SEMICONDUCTOR CORPORATION, a corporation incorporated in the State of California (the “Company”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Annex A hereto.

BACKGROUND

RECITALS

WHEREAS, the Parties intend to effect a merger (the “Merger”) in which Merger Sub will be merged with and into the Company, with the Company surviving the Merger on the terms and subject to the conditions set forth herein;

WHEREAS, each outstanding share of common stock, without par value, of the Company (the “Company Common Stock” or “Company Shares”) issued and outstanding immediately prior to the Effective Time will be automatically converted into the right to receive the Merger Consideration upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of California, together with all amendments and additions thereto (“California Law”) (other than Company Shares to be cancelled in accordance with Section 2.1(b) and Dissenting Shares);

WHEREAS, the Board of Directors of the Company has unanimously (a) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement with Parent and Merger Sub, (b) approved the execution and delivery of this Agreement, and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend the approval of this Agreement by the shareholders of the Company;

WHEREAS, the respective Boards of Directors of Parent and Merger Sub have unanimously (a) determined that it is in the best interests of each such Party and its stockholders or shareholders, and declared it advisable, to enter into this Agreement with the Company, and (b) approved the execution, delivery and performance of this Agreement and the consummation of the Transactions contemplated hereby, including the Merger;

WHEREAS, Parent intends to enter into Voting Agreements with the directors and executive officers of the Company pursuant to which such shareholders, on the terms and subject to the conditions set forth herein, have agreed to vote or cause to be voted all of the Company Shares beneficially owned by such shareholders for the approval of the Merger and this Agreement; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the Transactions and also to prescribe certain conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

The Merger

1.1 The Merger. On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with California Law, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub will cease, with the Company continuing as the surviving corporation (the Company, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”), such that immediately following the Merger, the Surviving Corporation will be a wholly owned subsidiary of Parent. The Merger shall have the effect provided in this Agreement and as specified in the California Law.

1.2 Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., California time, as soon as practicable (and, in any event, within two (2) Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions set forth in ARTICLE VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to ARTICLE IX hereof or unless another time or date is agreed to in writing by the Parties hereto. The Closing shall be held at the offices of Sheppard Mullin Richter & Hampton LLP, 379 Lytton Avenue, Palo Alto, California 94301, unless another place is agreed to in writing by the Parties hereto, and the actual date of the Closing is hereinafter referred to as the “Closing Date.”

1.3 Effective Time. On the Closing Date, the Parties shall (a) cause an agreement of merger satisfying the applicable requirements of the California Law and otherwise in substantially the form attached hereto as Exhibit A, but subject to any changes as may be required by the Secretary of State of the State of California and agreed to by Parent and the Company (the “Agreement of Merger”) to be duly executed by the Company and Merger Sub and filed with the Secretary of State of the State of California as soon as practicable on the Closing Date, together with the officer’s certificate required by the California Law, and (b) make any other filings, recordings or publications required to be made by the Company or Merger Sub under the California Law in connection with the Merger. The Merger shall become effective at such time as the Agreement of Merger is duly filed and accepted by the Secretary of State of the State of California or on such later date and time as shall be agreed to by the Company and Parent and specified in the Agreement of Merger (such date and time being hereinafter referred to as the “Effective Time”).

1.4 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the California Law. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

1.5 Governing Documents. The Company Articles shall, by virtue of the Merger, be amended and restated so as to read in its entirety in the form attached hereto as Exhibit B and, as so amended and restated, shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. The Company Bylaws shall, by virtue of the Merger, be amended and restated to conform to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, and as such shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

1.6 Directors and Officers of the Surviving Corporation. The Parties shall take all actions necessary so that (a) the directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation, and (b) the officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

Effect of Merger on Company Securities

2.1 Effect on Capital Stock.

(a) Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or holders of any securities of the Parties, subject to Section 2.1(d), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding Company Shares to be cancelled in accordance with Section 2.1(b) and any Dissenting Shares) shall be automatically converted into the right to receive $17.00 in cash, without interest (the “Merger Consideration”). From and after the Effective Time, all such Company Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Company Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Company Shares in accordance with Section 2.2.

(b) Cancellation of Company Common Stock. At the Effective Time, all Company Shares owned by the Company, Parent, Merger Sub or by any of their respective direct or indirect wholly owned Subsidiaries shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Treatment of Merger Sub Common Stock. At the Effective Time, each issued and outstanding share of common stock, without par value per share, of Merger Sub shall be automatically converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(d) Adjustment to Merger Consideration. The Merger Consideration shall be adjusted appropriately, without duplication, to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the shares of Company Common Stock outstanding after the date hereof and prior to the Effective Time so as to provide Parent and the holder of Company Shares the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing in this Section 2.1(d) shall be construed to permit the Company or any of its Subsidiaries to take any action with respect to its securities that is prohibited by the terms of this Agreement.

2.2 Payment for Securities; Surrender of Certificates

(a) Paying Agent Fund. Prior to the Effective Time, Parent or Merger Sub shall designate a bank or trust company reasonably acceptable to the Company to act as the paying agent in connection with the Merger (the “Paying Agent”). The Paying Agent shall also act as the agent for the Company’s shareholders for the purpose of receiving and holding their Certificates and Book-Entry Shares and shall obtain no rights or interests in the shares represented thereby. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent cash in immediately available funds in an amount sufficient to pay the aggregate Merger

Consideration payable to all holders of Company Common Stock (including Company Common Stock to be issued prior to the Effective Time in accordance with Section 2.4) (such cash amount, the “Paying Agent Fund”), in each case, for the sole benefit of the holders of shares of Company Common Stock. In the event the Paying Agent Fund shall be insufficient to pay the aggregate Merger Consideration, Parent shall, or shall cause Merger Sub to, promptly deposit additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payment. Parent shall cause the Paying Agent to make, and the Paying Agent shall make, delivery of the Merger Consideration, out of the Paying Agent Fund in accordance with this Agreement.

(b) Procedures for Surrender. Promptly after the Effective Time (and in any event, within three (3) Business Days thereafter), Parent shall, and shall cause the Surviving Corporation to, cause the Paying Agent to mail (and make available for collection by hand) to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Shares (the “Certificates”) or non-certificated Company Shares represented by book-entry (“Book-Entry Shares”) and whose Company Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify and (ii) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for payment of the Merger Consideration payable in respect of such Company Shares pursuant to Section 2.1. Upon surrender of a Certificate (or an affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent or the Surviving Corporation, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the applicable Merger Consideration pursuant to the provisions of this ARTICLE II for each Company Share formerly represented by such Certificate or Book-Entry Share. All such amounts shall be mailed (or made available for collection by hand if so elected by the surrendering holder) within five (5) Business Days following the Paying Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, letter of transmittal and such other documents, and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith cancelled. The Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent to payment that (A) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Paying Agent that such Tax either has been paid or is not payable. Any other transfer or similar Taxes incurred in connection with the transactions contemplated by this Agreement shall be paid by Parent. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Merger Consideration as contemplated by this ARTICLE II, without interest thereon.

(c) Transfer Books; No Further Ownership Rights in Company Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registrations of transfers of Company Shares on the records of the Company, other than registrations of transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. From and after the Effective Time, the holders of Certificates outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Paying Agent Fund; No Liability. At any time following twelve (12) months after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Paying Agent Fund that have not been disbursed, or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures, to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation and Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the applicable Merger Consideration, payable upon due surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent or the Paying Agent shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and, if required by Parent or the Paying Agent, the posting by such holder of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to any such Certificates, the applicable Merger Consideration payable in respect thereof pursuant to Section 2.1 hereof.

2.3 Dissenters’ Rights.

(a) Notwithstanding anything in this Agreement to the contrary, Company Shares, if any, as to which the holder thereof shall have (i) properly demanded that the Company purchase such Company Shares for fair market value in accordance with, and otherwise complied with, the provisions of Chapter 13 of the California Law (“Chapter 13”) and (ii) not effectively withdrawn or lost such holder’s rights to demand purchase for such Company Shares for fair market value pursuant to Chapter 13 (each, a “Dissenting Share”), shall not be converted into the right to receive the Merger Consideration payable pursuant to Section 2.1, but instead at the Effective Time shall become entitled only to payment of the fair value of such Company Shares determined in accordance with Chapter 13 (it being understood and acknowledged that at the Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto other than the right to receive the fair value of such Dissenting Shares as determined in accordance with Chapter 13); provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to payment of the fair value of such Dissenting Shares under Chapter 13, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, without interest or duplication, the Merger Consideration.

(b) The Company shall give prompt notice to Parent of any demands received by the Company for the purchase of any Company Shares pursuant to Chapter 13, of any withdrawals of such demands and of any other instruments served and received by the Company under Chapter 13, and Parent shall have the opportunity to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

2.4 Treatment of Company Equity Awards.

(a) All options to acquire shares of Company Common Stock (the “Company Options”) and other equity awards (collectively, “Company Equity Awards”) that were granted under the Company’s stock plans, including the Company’s Amended and Restated 2001 Stock Incentive Plan (as amended), the Company’s Amended and Restated 2004 Stock Incentive Plan, the Company’s 2014 Stock Award and Incentive

Compensation Plan, or any other equity plan, agreement or arrangement other than the Company ESPP (as defined below) (collectively, the “Company Stock Plans”) prior to the Effective Time, which are outstanding as of the Capitalization Date, are set forth in Section 2.4(a) of the Company Disclosure Schedule, together with the holder’s name, the date of grant, the type of award, the number of Company Shares originally granted and number of outstanding shares subject to the Company Equity Award, the vesting schedule, any expiration date, and any per Company Share exercise price or purchase price.

(b) Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) will adopt resolutions and take all other actions necessary and appropriate to provide that, immediately prior to the Effective Time, (i) each unexpired and unexercised Company Option which is vested as of the Effective Time (the “Vested Options”) will be cancelled and, in exchange therefor, each former holder of any such cancelled Vested Option will only be entitled to receive, in consideration of the cancellation of such Vested Option and in full settlement therefor, a payment in cash of an amount equal to the product of (A) the total number of unexercised Company Shares subject to such Vested Option as of the time of cancellation of the Company Option (the “Vested Unexercised Shares”), and (B) the excess, if any, of the Merger Consideration over the exercise price per Vested Unexercised Share (such amounts payable hereunder being referred to as the “Option Payments”); and (ii) each unexpired and unexercised Company Option which is not vested as of the Effective Time (the “Unvested Options”) and which is held by an individual who is rendering continuous service to the Company or its Subsidiaries through the Effective Time and who is eligible to be included on a registration statement filed by Parent on Form S-8 will be canceled and replaced by Parent and become an award of restricted stock units covering shares of Parent Stock (“Parent RSUs”) issued under the Parent Stock Plan, on generally the same terms and conditions (including the applicable vesting requirements and the terms and conditions set forth on Section 2.4(b) of the Company Disclosure Schedule) as applied to each such Unvested Option immediately prior to the Effective Time, except that each such Parent RSU award shall cover that whole number of shares of Parent Stock (rounded down) equal to the product of (A) the total number of unexercised Company Shares subject to such Unvested Option as of the time of cancellation of the Unvested Option multiplied by (B) the excess, if any, of the Merger Consideration over the exercise price per unexercised share subject to such Unvested Option and then divided by (C) the VWAP of Parent Stock and (iii) each Unvested Option held by an individual who is rendering continuous service to the Company or its Subsidiaries through the Effective Time but who is not eligible to be included on a registration statement filed by Parent on Form S-8 will vest as of immediately prior to the Effective Time and be treated as a Vested Option. Upon the terms set forth herein, the new award issued in exchange for the Unvested Options shall be made pursuant to Parent’s form of stock option or restricted stock unit agreement as applicable. From and after the Effective Time, any such cancelled Company Option will no longer be exercisable by the former holder thereof.

(c) Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) will adopt resolutions and take all other actions necessary and appropriate to provide that, immediately prior to the Effective Time, (i) each outstanding award of restricted stock units or performance share units granted pursuant to any Company Stock Plan which is vested as of the Effective Time (the “Vested Company RSUs”), will be cancelled in exchange for the right to receive a payment equal to the Merger Consideration and the amount of any declared but unpaid dividends with respect to such Vested Company RSU; provided, however, that, for the avoidance of doubt, no holder of a Vested Company RSU shall be entitled to any payment whatsoever in respect of the August 2015 Dividend (such amounts payable hereunder being referred to as the “Vested RSU Payments”), (ii) each outstanding award of restricted stock units or performance share units granted pursuant to any Company Stock Plan which is not vested prior to the Effective Time (the “Unvested Company RSUs” and, together with the Vested Company RSUs, the “Company RSUs”) that is held by an individual who is rendering continuous service to the Company or its Subsidiaries through the Effective Time and who is eligible to be included on a registration statement filed by Parent on Form S-8 will be canceled and replaced by Parent and become a Parent RSU issued under the Parent Stock Plan, on generally the same terms and conditions (including applicable vesting requirements (other than performance-vesting requirements which will be deemed satisfied at “maximum” achievement) and deferral provisions) as applied to each such Unvested Company RSU immediately prior to the Effective Time, with respect to the number of shares of Parent Stock, rounded down to the nearest whole share of Parent Stock, that is equal to the product of the number of shares of Company Common Stock that were subject to such Unvested Company RSU immediately prior to the Effective Time multiplied by the quotient obtained by dividing (x) the Merger Consideration by (y) the VWAP of Parent Stock; and (iii) each Unvested Company RSU held by an individual who is rendering continuous service to the Company or its Subsidiaries through the Effective Time but who is not eligible to be included on a registration statement filed by Parent on Form S-8 will vest (treating for this purposes any performance-based vesting condition to which such Company RSU is subject as having been attained at “maximum” level) and be cancelled in exchange for the right to the right to receive a payment equal to the Merger Consideration (such amounts payable hereunder, together with the Vested RSU Payments, the “RSU Payments”). Upon the terms set forth herein, the new award issued in exchange for the Unvested Company RSUs shall be made pursuant to Parent’s form of restricted stock unit grant agreement.

(d) Parent shall, to the extent legally required, file, no later than the Closing Date, a registration statement on Form S-8 (or any successor or other appropriate form) under the Securities Act to register shares of Parent Stock issuable pursuant to Section 2.4(c).

(e) Any Option Payment or RSU Payment to which a current or former employee of the Company or any of its Subsidiaries becomes entitled pursuant Section 2.4(b) or Section 2.4(c) shall be made through the Surviving Corporation’s payroll on the next regularly scheduled payroll after the Effective Time, in the case of the Vested RSU Payments, and on the next regularly scheduled payroll after each vesting event, in the case of the Unvested RSU Payments.

(f) As of the Effective Time, all Company Stock Plans will be terminated, and no further Company Options, Company RSUs or other rights with respect to Company Shares will be granted thereunder.

(g) Prior to the Effective Time, the Company’s 2010 Employee Stock Purchase Plan, as amended (the “Company ESPP”) shall be terminated and no further options or other rights with respect to Company Shares will be granted thereunder. The rights of participants in the Company ESPP with respect to any offering period then underway under such Company ESPP shall be determined by treating the last Business Day prior to, or if more administratively advisable, the last payroll date of the Company immediately prior to, the Effective Time or such earlier date as the Company ESPP administrator may determine as permitted under the terms of the Company ESPP (the “Final Exercise Date”), as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the Company ESPP. On the Final Exercise Date, the funds credited as of such date under the Company ESPP within the associated accumulated payroll withholding account for each participant under the Company ESPP shall be used to purchase Company Shares in accordance with the terms of the Company ESPP, and each Company Share purchased thereunder immediately prior to the Effective Time shall be cancelled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with Section 2.1.

(h) The Company shall take all actions necessary to effect the provisions set forth in this Section 2.4, including without limitation any necessary amendments to any Contracts or other instruments and the delivery of all required notice, as applicable.

2.5 Withholding. Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement to any holder of Shares and from any payments under Section 2.4 such amounts as Parent, Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax Law. Except for U.S. federal backup withholding and regular payroll withholding associated with payments under Section 2.4, before making any such deduction or withholding, Parent or the Surviving Corporation, as applicable, shall give the Company notice of the intention to make such deduction or withholding, and such notice, which shall include the authority, basis and method of calculation for the proposed deduction or withholding, shall be given at least a commercially reasonable period of time before such deduction or withholding is required, in order for the Company to obtain reduction of or relief from such deduction or withholding. To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

Representations and Warranties of the Company

Except (x) as may be disclosed in the Company Reports filed or furnished with the SEC prior to August 31, 2015 (including any schedules or exhibits thereto, but excluding, in each case, any nonspecific disclosures set forth in any “Risk Factor” or “Forward Looking Statements” sections and any other similar disclosures contained therein to the extent they are general, nonspecific and forward-looking statements) or (y) as may be disclosed in the corresponding sections or subsections of the disclosure schedule delivered to Parent by the Company on the date of the Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent and Merger Sub that:

3.1 Organization, Good Standing and Qualification. The Company is duly incorporated, validly existing and in good standing under the Laws of the State of California. Each of the Company’s Subsidiaries is an independent legal Person duly organized, validly existing and in good standing under the Laws of the place of its establishment or incorporation. Each of the Company and its Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted under the Laws of the place of its establishment or incorporation and is qualified to do business and in good standing as a foreign corporation or other legal entity under the Laws of the places where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in the case of any of the foregoing where the failure to be so qualified or in good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

3.2 Capital Structure.

(a) As of the date of this Agreement, the authorized share capital of the Company consists of 60,000,000 authorized shares of Company Common Stock and 14,225,000 shares of preferred stock, without par value (“Preferred Stock”), of which, as of the close of business on August 28, 2015 (the “Capitalization Date”) 21,856,370 shares of Company Common Stock and no shares of Preferred Stock are issued and outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. As of the close of business on the Capitalization Date, there are 1,248,543 shares of Company Common Stock reserved for issuance under outstanding Company Options. Each of the outstanding shares of share capital or other securities of each of the Company’s directly or indirectly wholly-owned Subsidiaries, which are set forth in Section 3.2(a) of the Company Disclosure Schedule, has been duly authorized, and validly issued, and is fully paid and nonassessable and owned by the Company or by a wholly-owned Subsidiary, free and clear of any Liens (other than Permitted Liens). Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of share capital or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(b) Each Company Option or other award issued under a Company Stock Plan (i) was granted in compliance with all applicable Laws in all material respects and all of the terms and conditions of the applicable Company Stock Plan, (ii) has an exercise price per Company Share equal to or greater than the fair market value of a Company Share on the date of grant, and (iii) has a grant date identical to the date on which the Company Board or compensation committee actually awarded such Company Option or if later, the effective date of such grant deemed by the Company Board or the Company’s compensation committee. Each share of Company Common Stock issued under the Company ESPP was issued in compliance with all applicable Laws in all material respects and all of the terms and conditions of the Company ESPP.

(c) Except for the issuance of Company Shares upon the settlement of Company Equity Awards outstanding as of the Capitalization Date, no shares of Company Common Stock or any other equity interests (including instruments convertible into Company Common Stock or other equity interests) have been issued or authorized for issuance on or after the close of business on the Capitalization Date and prior to the date of this Agreement.

3.3 Corporate Authority; Approval and Fairness; No Violations.

(a) The Company has full corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the Transactions contemplated hereby in accordance with the terms hereof, subject only to approval and authorization of this Agreement by the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock (the “Company Shareholder Approval”). This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other Parties, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Exceptions”).

(b) The Company Board has (i) determined that the Merger, on the terms and subject to the conditions set forth herein, is fair to, and in the best interests of, the Company and its shareholders, (ii) approved and declared advisable this Agreement, the Merger and the other Transactions contemplated hereby and (iii) upon the terms and subject to the conditions of this Agreement, unanimously resolved to recommend that the Company’s shareholders approve this Agreement (the “Company Board Recommendation”). The Company Board has directed that this Agreement be submitted to the holders of Company Shares for their approval.

(c) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger or the other Transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, any provision (x) of the Company Articles or Company Bylaws or (y) of the similar organizational documents of any of the Company’s Subsidiaries, (ii) a breach or violation of, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other Transactions contemplated hereby) that the matters referred to in Section 3.4 are complied with and the Company Shareholder Approval is obtained, any Law to which the Company or any of its Subsidiaries is subject, (iii) a default under any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party, or an acceleration of the Company’s or, if applicable, any of its Subsidiaries’, obligations under any such Contract or require any Consent under any such Contract, or (iv) the creation of any Lien (other than a Permitted Lien) on any properties or assets of the Company or any of its Subsidiaries, except, in the case of clause (ii), clause (iii) or clause (iv) above, for any such breach, violation, default, creation or acceleration that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

3.4 Government Approvals. Except for (i) compliance with the applicable requirements of the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder (including the filing of the Proxy Statement (including any amendment or supplement thereto) to be sent to the Company’s shareholders in connection with the Merger and the other Transactions) or any other applicable U.S. state or federal securities, takeover or “blue sky” Laws, (ii) compliance with any applicable rules of NASDAQ, (iii) the filing of the Agreement of Merger with the Secretary of State of the State of California pursuant to the California Law and related documentation, (iv) if applicable, any required Consent or approval of, or filing with any applicable Governmental Antitrust Entity, and (v) all required filings with and Consents required under the HSR Act, no Consent or approval of, or filing, license, Permit or authorization, declaration or registration with, any Governmental Entity necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, except for those that the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or materially delay or impede the Closing. The Company has no secured creditors whose approval of the Merger is required under the Laws of the State of California.

3.5 Company Reports; Financial Statements.

(a) The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since June 30, 2014 (the “Applicable Date” and the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of the Agreement, including any amendments or supplements thereto, the “Company Reports”). No Subsidiary of the Company is required to file or furnish any periodic reports with the SEC. Each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply when filed or furnished, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, applicable accounting standards and the Sarbanes-Oxley Act of 2002 (as amended and including the rules and regulations promulgated thereunder), and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date of the Agreement, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of the Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Company Report prior to the date hereof.

(b) The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) that are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP, and that receipts and expenditures of the Company are being made in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements.

(c) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or, in the case of Company Reports filed after the date of the Agreement, will fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date, and each of the consolidated statements of income, changes in shareholders’ equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or in the case of Company Reports filed after the date of the Agreement, will fairly present, in all material respects, the results of operations, changes in shareholders’ equity and cash flows, as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments and the exclusion of certain notes in accordance with the rules of the SEC relating to unaudited financial statements), in each case in accordance with U.S. GAAP, Regulation S-X and the rules and standards of the Public Company Accounting Oversight Board except as may be noted therein.

(d) The Company has implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its Subsidiaries, required to be included in reports filed under the Exchange Act is made known to the chief executive officer and chief financial officer of the Company or other Persons performing similar functions by others within those entities. Neither the Company nor, to the Company’s Knowledge, the Company’s independent registered public accounting firm has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Account Oversight Board) in the design or operation of the Company’s internal controls and procedures which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated. To the Company’s Knowledge, there is no fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in the internal control over financial reporting utilized by the Company and its Subsidiaries.

3.6 Absence of Certain Changes or Events. Except as disclosed in the Company Reports, from the Company Balance Sheet Date to the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and during such period there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

3.7 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any material obligations or liabilities of a type (matured or unmatured, fixed or contingent, including any obligations to issue capital stock or other securities of the Company) required to be reflected on the face of a consolidated balance sheet of the Company prepared in accordance with U.S. GAAP due after the date of the Agreement, other than (a) those set forth or adequately provided for in the Company Balance Sheet, (b) those incurred in the ordinary course of business since the Company Balance Sheet date, (c) those that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and (d) those incurred in connection with or arising as a result of the negotiation or execution of this Agreement or consummation of the Transactions.

3.8 Litigation. To the Knowledge of the Company, as of the date of the Agreement, there is no private or governmental action, suit, inquiry, notice of violation, claim, arbitration, audit, proceeding (including any partial proceeding such as a deposition) or investigation (“Action”) pending or threatened in writing against the Company, any of its officers or directors (in their capacities as such), any of its Subsidiaries or any of their properties, before or by any Governmental Entity which (a) challenges the legality, validity or enforceability of this Agreement or (b) would, if there were an unfavorable decision, have or reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on the Company. To the Knowledge of the Company, as of the date of the Agreement, there is no Judgment imposed upon the Company, any of its officers or directors

(in their capacities as such), any of its Subsidiaries or any of their respective properties, that would prevent, enjoin, alter or materially delay any of the Transactions, or that would reasonably be expected to have a Material Adverse Effect on the Company. To the Knowledge of the Company, as of the date of the Agreement, neither the Company, any of its Subsidiaries nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under the securities Laws of any Governmental Entity or a claim of breach of fiduciary duty.

3.9 Licenses, Permits, Etc. The Company and its Subsidiaries possess or will possess prior to the Closing all Company Material Permits, and all such Company Material Permits are in full force and effect. True, complete and correct copies of the Company Material Permits issued to the Company and its Subsidiaries have previously been delivered to, or made available to, Parent. Unless otherwise stipulated herein or disclosed in the Company Reports, the Company, its Subsidiaries and each of their respective officers, directors, employees, representatives and agents (in each case, in their capacity as such and to the extent required to comply with the terms of such Company Material Permits) have complied with all terms of such Company Material Permits except where instances of such noncompliance have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is in default under any of such Company Material Permits and no event has occurred and no condition exists which, with the giving of notice or the passage of time, or both, would constitute a default thereunder, except, in each case, for any such default that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the execution and delivery of this Agreement, the Transaction Documents or any of the other documents contemplated hereby or thereby nor the consummation of the Transactions or compliance by the Company and its Subsidiaries with any of the provisions hereof or thereof will result in any suspension, revocation, impairment, forfeiture or nonrenewal of any Company Material Permit applicable to the business of the Company and its Subsidiaries.

3.10 Title to Properties.

(a) Real Property. The Company has made available to Parent (i) an accurate and complete list of all real properties with respect to which the Company directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by the Company and its Subsidiaries (collectively, the “Real Property”), and (ii) copies of all leases under which any such Real Property is possessed (the “Real Estate Leases”). Neither the Company nor any of its Subsidiaries is in default under any of the Real Estate Leases, except where such defaults have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and to the Knowledge of the Company, there is no default by any of the lessors thereunder. The Company or the applicable Subsidiary of the Company has good and marketable fee simple title to all of the Real Property owned by the Company or such Subsidiary of the Company, in each case free and clear of all Liens (other than Permitted Liens).

(b) Tangible Personal Property. The Company and its Subsidiaries are in possession of and have good title to, or have valid leasehold interests in or valid contractual rights to use all material tangible personal property used in the conduct of their business, including the material tangible personal property reflected in the Company Financial Statements and material tangible personal property acquired since the Company Balance Sheet Date (collectively, the “Tangible Personal Property”). All Tangible Personal Property is free and clear of all Liens, other than Permitted Liens, and is in a condition materially adequate and suitable for the purposes for which it is presently being used, subject to reasonable ordinary wear and tear except, in each case, which, individually or in the aggregate, has not resulted and would not reasonably be expected to result in a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has granted any lease, sublease, tenancy or license of any portion of the Tangible Personal Property for which the annual rental payments exceed $100,000. For clarity and notwithstanding the foregoing, no representations or warranties with respect to Intellectual Property Rights are made under this Section 3.10(b).

3.11 Intellectual Property. To the Knowledge of the Company, the Company and its Subsidiaries collectively own or are validly licensing or otherwise have the right to use any patents, trademarks, trade names, service marks, domain names, copyrights, Trade Secrets, and computer software programs, which are material to the conduct of their business as currently conducted, taken as a whole (the “Intellectual Property Rights”). No claims are pending or, to the Knowledge of the Company, threatened, in each case against the Company or any of its Subsidiaries, that the Company or any of its Subsidiaries is infringing or otherwise misappropriating the rights of any third party with regard to any Intellectual Property Right. To the Knowledge of the Company, no third party is infringing the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property Right owned by the Company or its Subsidiary in a manner that materially adversely affects the conduct of the business currently being conducted by the Company and its Subsidiaries taken as a whole.

3.12 Taxes.

(a) Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company:

(1) Each of the Company and its Subsidiaries has timely filed, or has had timely filed on its behalf (taking into account, in each case, any valid extensions), all Tax Returns required to be filed by or with respect to it, and all such Tax Returns were true, complete and accurate in all material respects. Other than in the ordinary course of business, neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any material Tax Return (other than automatic extensions), which Tax Return has not since been filed.

(2) Neither the Company nor any of its Subsidiaries has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty or convention between its country of formation and any other country) or otherwise been subject to net income taxation in any country other than the country of its formation. No claim has been made in writing in the past five (5) years by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that the Company or such Subsidiary is or may be subject to Taxation by that jurisdiction.

(3) All Taxes of the Company and each of its Subsidiaries due and payable (whether or not shown on any Tax Return) have been timely paid except for those Taxes that are being contested in good faith by appropriate proceedings. Since the Company Balance Sheet Date, the Company and its Subsidiaries have not incurred any material liability for Taxes outside the ordinary course of business, other than in connection with the Transactions.

(4) No deficiencies for any amount of Taxes have been proposed or assessed in writing against any of the Company and its Subsidiaries by any Governmental Entity, except for deficiencies being contested in good faith by appropriate proceedings. Neither the Company nor any of its Subsidiaries (A) is the subject of any currently ongoing Tax audit or other proceeding with respect to Taxes, nor, to the Knowledge of the Company, is any such audit or other proceeding threatened, or (B) has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is currently in effect.

(5) The Company and its Subsidiaries have withheld, and to the extent required by Law, paid to the appropriate Governmental Entity all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(6) Neither the Company nor any of its Subsidiaries has any liability under any written Tax indemnity, Tax sharing or similar agreement (other than customary provisions for Taxes contained in credit, lease or other commercial agreements the primary purposes of which are unrelated to Taxes).

(7) Neither the Company nor any of its Subsidiaries has (A) been a member of an affiliated group (within the meaning of Section 1504 of the Code) or an affiliated, combined, consolidated, unitary, or similar group for state Tax purposes, other than the group of which the Company is the common parent or (B) any liability for the Taxes of another Person (other than the Company or any of its Subsidiaries) under Treasury Regulation §1.1502-6 (or any analogous provision of state, local or foreign Law), as a transferee or successor or otherwise by operation of Law.

(8) Neither the Company nor any of its Subsidiaries is required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting under Section 481(a) of the Code (or any analogous provision of state, local, or foreign Law) requested or filed prior to the Closing Date, (ii) an installment sale prior to the Closing Date, (iii) any election under Section 108(i) of the Code made prior to the Closing Date, or (iv) any closing agreement pursuant to Section 7121 of the Code entered into prior to the Closing Date.

(b) No power of attorney currently in force has been filed by the Company or any of its Subsidiaries with a Governmental Entity concerning any material Tax Return.

(c) Since January 1, 2011, neither the Company nor any of its Subsidiaries has applied for or has obtained a private letter ruling from the Internal Revenue Service (or a comparable Tax ruling from any other Governmental Entity) which ruling would have a material effect on the Tax liability of the Company or any of its Subsidiaries for any Tax period after the Company Balance Sheet Date.

(d) At no time during the two (2)-year period ending on the date hereof was the Company or any its Subsidiaries a “distributing corporation” or “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in any distribution intended to qualify under Section 355 of the Code.

(e) There is no contract, plan or arrangement (written or otherwise) covering any current or former employee or independent contractor of the Company or any of its Subsidiaries that, individually or in the aggregate, could give rise to the payment of any amount that will not be deductible by the Company or any of its Subsidiaries under Sections 404 or 162(m) of the Code.

(f) All Company Benefit Plans which constitute a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code have at all times (i) complied with a reasonable, good faith interpretation of the documentation and form requirements of Code Section 409A (and applicable Treasury Regulations and Internal Revenue Service guidance promulgated thereunder) and (ii) have been operated in compliance with Code Section 409A (and applicable Treasury Regulations and Internal Revenue Service guidance promulgated thereunder) in all material respects such that no Taxes, interest or penalties have been or are reasonably expected to be imposed under Code Section 409A with respect to such Company Benefit Plans. Neither the Company nor any of its Affiliates has any indemnity or gross-up obligation to any Person for any Taxes or penalties or interest imposed under Section 409A of the Code. Any and all “stock rights” (within the meaning of Treasury Regulation Section 1.409A-1(b)(5)(i)) granted or awarded by the Company or any of its Affiliates to their respective service providers have been issued with exercise prices of not less than fair market value on the respective grant dates for purposes of Section 409A of the Code (and the guidance issued thereunder) and, except as provided by this Agreement (including Section 2.4(b) of the Company Disclosure Schedule), none of the stock rights has any feature for the deferral of compensation other than the deferral of recognition of income until the earlier of exercise or disposition of such stock right, and all requirements have been met in connection with all such issuances or any post-grant amendments or modifications.

(g) The Company is not, nor has been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the last five years.

(h) No Subsidiary organized in a jurisdiction outside the United States is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code.

(i) In the five (5)-year period ending on the date hereof, neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

3.13 Employment Matters.

(a) Employee Benefit Matters.

(1) Neither the Company nor any ERISA Affiliate has notified employees of any plan or made any commitment to establish any new Company Benefit Plan, to modify any Company Benefit Plan (except to the extent required by Law or to conform any such Company Benefit Plan to the requirements of any applicable Law), or to adopt or enter into any Company Benefit Plan.

(2) With respect to each material Company Benefit Plan, Company has made available to Parent complete and accurate copies of (i) such Company Benefit Plan (or a written summary of any unwritten plan) together with all amendments, (ii) in the case of any plan for which Forms 5500 are required to be filed, the most recent annual report (Form 5500) with schedules attached, (iii) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination, opinion, notification or advisory letter from the IRS, (iv) each trust agreement and group annuity contract relating to any Company Employee Plan, (v) the most recent summary plan descriptions for each Company Benefit Plan for which a summary plan description is required, (vi) all material correspondence to or from any Governmental Entity relating to legal compliance issues with any Company Benefit Plan within the past two (2) years, and (vii) the most recent financial statements annual actuarial valuations, if any, for each Company Benefit Plan.

(3) Except as would not reasonably expected to have a Material Adverse Effect on the Company: (i) each Company Benefit Plan has been established, maintained and administered in accordance with all applicable Legal Requirements, including ERISA and the Code, and in accordance with its terms, and (ii) each of the Company and any of its Subsidiaries and their respective ERISA Affiliates have met their obligations with respect to each Company Benefit Plan and have timely made (or timely will make) all required contributions thereto.

(4) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and any trust that is intended to be qualified under Section 501(a) of the Code, has received a determination, opinion or advisory letter from the IRS to the effect that such Company Benefit Plan is so qualified and the trust related thereto is exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code. No such determination, opinion or advisory letter has been revoked and, to the Knowledge of the Company, revocation has not been threatened. Except as for such matters that do not have or are not expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA that is not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Benefit Plan.

(5) Neither the Company, any of its Subsidiaries nor any of their respective ERISA Affiliates has in the preceding six (6) years maintained, participated in or contributed to, or been obligated to contribute to (i) a plan subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA), or (iii) a “plan maintained by more than one employer” as defined in Section 413(c) of the Code. No Company Benefit Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(6) Other than as required under Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or other applicable Legal Requirements, none of the Company Benefit Plans promises or provides health or other welfare benefits (excluding normal claims for benefits under the Company’s group life insurance, accidental death and dismemberment insurance and disability plans and policies) or coverage to any Person following retirement or other termination of employment.

(7) Except for such matters as would not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, there is no action, suit, proceeding, claim, arbitration, audit or investigation pending or, to the Knowledge of Company, threatened or, to the Knowledge of the Company, reasonably anticipated, with respect to any Company Benefit Plan or the assets of any Company Benefit Plan, other than claims for benefits in the ordinary course. No Company Benefit Plan is or within the last three (3) calendar years has been the subject of, or has received notice that it is the subject of, examination by a Governmental Entity or a participant in a government-sponsored amnesty, voluntary compliance or similar program.

(8) To the Knowledge of the Company, each individual who has received compensation for the performance of services on behalf of the Company or any of its Subsidiaries has been properly classified as an employee or independent contractor in accordance with applicable Legal Requirement.

(9) Section 3.13(a)(9) of the Company Disclosure Schedule sets forth a complete and accurate list of (i) all employment agreements with employees of Company or any of its Subsidiaries, other than customary offer letters and other similar employment agreements entered into in the ordinary course of business or which are terminable at the election of the Company and under which the aggregate remaining obligations of the Company following termination would not exceed ten thousand dollars ($10,000); and (ii) all operative severance agreements, programs and policies of the Company or any of its Subsidiaries with or relating to its Section 16 officers, excluding programs and policies required to be maintained by Legal Requirement.

(10) All material contributions required to be made with respect to any Company Benefit Plan on or prior to the Effective Time have been or will be timely made or are reflected on the Company Balance Sheet.

(11) The negotiation or consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, director, consultant or officer of the Company or any of its Affiliates to severance pay, or any other payment from the Company or any of its Affiliates, or pursuant to any Company Benefit Plan, (ii) accelerate the time of distribution, payment or vesting, a lapse of repurchase rights or increase the amount of compensation or benefits due any such employee, director or officer, (iii) result in the forgiveness of indebtedness, or (iv) trigger an obligation to fund benefits. No payment or benefit which will or may be made by the Company or its Affiliates with respect to any current or former employee or any other “disqualified individual” (as defined in Code Section 280G) is reasonably expected to be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code. Neither the Company nor any of its Affiliates has any indemnity or gross-up obligation to any Person for any Taxes or penalties or interest imposed under Code Sections 280G or 4999.

(12) Except for such matters as would not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each Company Benefit Plan maintained or covering employees outside the United States (the “Company Non-U.S. Employee Plans”), and the books and records thereof, is in material compliance with the applicable Law of each applicable jurisdiction. No such Company Non-U.S. Employee Plan has unfunded liabilities in excess of two-million dollars ($2,000,000), that as of the Effective Time, will not be offset by insurance or fully accrued. Section 3.13(a)(12) of the Company Disclosure Schedule contains a complete and accurate list of each country in which the Company or any of its Affiliates has operations as of the date of this Agreement and the approximate number of employees in each such country as of the date of this Agreement.

(13) Each Company Benefit Plan is amendable and terminable unilaterally by the Company at any time without material liability to the Company or any of its Subsidiaries as a result thereof, other than for benefits accrued as of the date of such amendment or termination and routine administrative costs. No Company Benefit Plan has been amended in contravention of the terms of such plan or any legal obligation owed to any participant in such plan.

(b) Labor Matters. (i) There are no collective bargaining or other labor union agreements to which the Company or any of its Subsidiaries is a party or by which it is bound; (ii) no labor dispute exists or, to the Knowledge of the Company, is imminent with respect to the employees of the Company or any of its Subsidiaries; (iii) there is no strike, work stoppage or other labor dispute involving the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened; (iv) no grievance is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries; (v) neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entities relating to employees or employment practices; and (vi) except for disputes, agreements and other matters that do not have or are not expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, no complaint, charge or Actions by or before any Governmental Entity brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other Representative of its employees is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(c) Executive Officers. Except as set forth in Section 3.13(c) of the Company Disclosure Schedule, no executive officer of the Company or any of its Subsidiaries has notified the Company or such Subsidiary in writing that such executive officer intends to leave the Company or any such Subsidiary or otherwise terminate such executive officer’s employment with the Company or such Subsidiary in connection with the consummation of the Transactions or within 60 days following the Closing Date.

3.14 Related Party Transactions. Except as disclosed in the Company Reports or in Section 3.14 of the Company Disclosure Schedule, none of the executive officers (as such term is used in the Company Reports) or directors of the Company or any of its Subsidiaries is presently a party, directly or indirectly, to any transaction with the Company or any of its Subsidiaries (other than for services as executive officers and directors).

3.15 Insurance. The Company has made available to Parent, prior to the date of this Agreement, true and correct copies of all Contracts of material insurance relating to the business, assets and operations of the Company and its Subsidiaries, as amended and supplemented to which the Company or any of its Subsidiaries is a party (as amended or supplemented, the “Company Insurance Policies”). All such Company Insurance Policies are in full force and effect, all premiums due thereon have been paid and, to the Knowledge of the Company, the Company and any such Subsidiary have complied with the provisions of such policies in all material aspects. Neither the Company nor any such Subsidiary has been advised of any defense to coverage in connection with any claim to coverage asserted or noticed by the Company or any such Subsidiary under or in connection with any of their extant insurance policies. The Company and its Subsidiaries are insured by insurers of recognized financial responsibility, or maintain self-insurance practices, against such losses and risks and in such amounts as are customary in the businesses in which they are engaged and in the geographic areas where any of which engages in such businesses.

3.16 Material Contracts. Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) each Material Contract is a legal, valid and binding agreement on the Company or its Subsidiary(ies) party thereto and, to the Knowledge of the Company on the other party or parties thereto, and is in full force and effect, subject to the Enforceability Exceptions; (ii) neither the Company nor any of its Subsidiaries is in breach or default of any Material Contract to which it is a party in any material respect; (iii) to the Knowledge of the Company, no event has occurred or circumstance has existed that (with or without notice or lapse of time), will or would reasonably be expected to, (A) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any Material Contract; or (B) permit the Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Material Contract; (iv) neither the Company nor any of its Subsidiaries has received written notice of any proposed cancellation, revocation or termination of any Material Contract to which it is a party; and (v) there are no current renegotiations of, or current attempts by the Company to renegotiate, any material terms of any Material Contract. Since September 30, 2014, neither the Company nor any of its Subsidiaries has received any written notice regarding any actual or possible violation or breach of, or default under, any Material Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The Company is not a party to any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries which remains in effect as of the date of this Agreement.

3.17 Compliance with Applicable Laws. The Company and its Subsidiaries are in compliance with all applicable Laws, including those relating to occupational health and safety and the Environment, except for instances of noncompliance that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has received any written communication during the past two (2) years from a Governmental Entity alleging that the Company or any such Subsidiary is not in compliance with any applicable Laws that has not been cured as of the date hereof, except for such noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. This Section 3.17 does not relate to matters with respect to Taxes, which are the subject of Section 3.12.

3.18 Foreign Corrupt Practices. Neither the Company, any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective Representatives, has, in the course of its actions for and on behalf of the Company or any of its Subsidiaries, directly or indirectly, (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any Governmental Entity or any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder that are applicable to the Company or its Subsidiaries; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment in connection with the operations of the Company or any such Subsidiary to any foreign or domestic government official or employee. To the Knowledge of the Company, neither the Company nor any of its directors, officers, or employees is in violation of any applicable Law that is intended to prevent or deter bribery or corrupt business practices, including Section 385 of the PRC Criminal Law, which would subject the Company or the relevant directors, officers, or employees to a criminal offense under such applicable Law.

3.19 Money Laundering Laws. During the past five (5) years, the Company and its Subsidiaries have conducted their business at all times in compliance in all material respects with applicable money laundering statutes in all applicable jurisdictions, rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”) and no proceeding involving the Company with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, is threatened.

3.20 Brokers; Schedule of Fees and Expenses. Except as set forth in Section 3.20 of the Company Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

3.21 Business Relationships. To the Knowledge of the Company, as of the date of this Agreement, none of the Company’s end customers or distributors which individually accounted for at least 5% of the Company’s net revenue for the first three fiscal quarters of fiscal year 2015 has provided written notice to the Company of its intention to cancel a Material Contract with the Company as a result of the execution of this Agreement and the Transaction Documents and the consummation of the Transactions contemplated hereby and thereby.

3.22 OFAC. None of the Company, any director or officer of the Company, or, to the Knowledge of the Company, any agent, employee, Affiliate or Person acting on behalf of the Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

3.23 Additional PRC Representations and Warranties.

(a) All Consents, approvals, authorizations or licenses requisite under PRC Law for the due and proper establishment and operation of the Company and its Subsidiaries have been duly obtained from the relevant PRC Governmental Entity and are in full force and effect, except those that would not be reasonably expected to have a Material Adverse Effect on the Company.

(b) All filings and registrations with the PRC Governmental Entities required in respect of the Company and its Subsidiaries and their respective operations have been duly completed in accordance with the relevant PRC rules and regulations, except where the failure to complete such filings and registrations does not, and would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

(c) The Company and its Subsidiaries have complied with all material relevant PRC Laws and regulations regarding the contribution and payment of their registered share capital, the payment schedules of which have been approved by the relevant PRC Governmental Entity.

(d) During the two (2)-year period immediately preceding the date of this Agreement, neither the Company nor any of its Subsidiaries is in receipt of any written notice from any relevant PRC Governmental Entity notifying it of the revocation or suspension of any licenses or authorizations issued to it or any subsidy granted to it by any PRC Governmental Entity as a result of non-compliance with the terms thereof or with applicable PRC Laws, except for matters contemplated by such written notice(s) which have been cured as of the date hereof, or that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(e) With regard to employment and staff or labor, the Company and its Subsidiaries are in compliance with all applicable PRC Laws and regulations, including without limitation, Laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, pensions or the like, except for instances of noncompliance that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

3.24 Environmental Matters. Except for such matters as would not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, to the Knowledge of the Company, each of the Company and its Subsidiaries is, and during the past seven (7) years has been, in substantial compliance with, and has not been and is not in material violation of or subject to any material liability under, any applicable Environmental Law, and neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other Person for whose conduct they are or may be held to be responsible, received any written order or notice from (a) any Governmental Entity or private citizen acting in the public interest, or (b) the current or prior owner or operator of any Facilities, of any actual or potential material violation by the Company or any of its Subsidiaries, or failure by the Company or any of its Subsidiaries to comply with, any Environmental Law, or of any actual or threatened material obligation by the Company or any of its Subsidiaries to undertake or bear the cost of any liabilities under the Environmental Laws with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company or any of its Subsidiaries has or has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by the Company or any other Person for whose conduct the Company is or may be held legally responsible, or from any such Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

3.25 Conflict Minerals. The Company and its Subsidiaries are, and since May 31, 2014 have been, in compliance in all material respects with all applicable U.S. federal securities Laws regarding Conflict Minerals, including Rule 13p-1 under the Exchange Act and any applicable written standards, requirements, directives or policies of the SEC or any other Governmental Entity relating thereto (the “Conflict Minerals Rule”). Neither the Company nor any of its Subsidiaries has received any written communication from any Governmental Entity or any third person that alleges that the Company or any of its Subsidiaries has failed to perform the due diligence or make the reports or disclosures required by the Conflict Minerals Rule or has submitted any false and misleading statements in its Form SD or Conflict Minerals Report. The Company has no Knowledge that Conflict Minerals necessary to the functionality or production of products it manufactures or contracts to manufacture originated from the Democratic Republic of the Congo or an adjoining country that would require the Company to file a Conflict Minerals Report as an Exhibit to a Form SD on the date hereof.

3.26 Information Supplied. The information relating to the Company and its Subsidiaries to be contained in the proxy statement in preliminary and definitive form relating to the Company Shareholder Meeting (together with any amendments or supplements thereto, the “Proxy Statement”), will not, on the date the Proxy Statement (and any amendment or supplement thereto) is first mailed to the shareholders of the Company, or at the time of the Company Shareholder Meeting (as it may be adjourned or postponed in accordance with the terms hereof), contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, and any other applicable federal securities Laws. Notwithstanding the foregoing provisions of this Section 3.26, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Proxy Statement which were based on information supplied by or on behalf of Parent or Merger Sub, or otherwise were not supplied by or on behalf of the Company.

3.27 Opinion of Financial Advisor. The Company Board has received the opinion of the Company Financial Advisor to the effect that, subject to the assumptions and limitations set forth therein, as of the date of such opinion, the Merger Consideration to be received by the shareholders of the Company in the Merger is fair, from a financial point of view, to such shareholders.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Except (x) as may be disclosed in the forms, statements, certifications, reports and documents required to be filed or furnished by Parent with the SEC pursuant to the Exchange Act or the Securities Act since the Applicable Date and the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of the Agreement, including any amendments or supplements thereto, but excluding, in each case, any nonspecific disclosures set forth in any “Risk Factor” or “Forward Looking Statements” sections and any other similar disclosures contained therein to the extent they are general, nonspecific and forward-looking statements) or (y) as may be disclosed in the corresponding sections or subsections of the disclosure schedule delivered to the Company by Parent on the date of the Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub hereby represent and warrant to the Company that:

4.1 Organization and Good Standing. Each of Parent and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of the Parent and its Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted under the Laws of the place of its establishment or incorporation and is qualified to do business and in good standing as a foreign corporation or other legal entity under the Laws of the places where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in the case of any of the foregoing, where the failure to be so qualified or in good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

4.2 Corporate Authority and Approval. Each of Parent and Merger Sub has full corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the Transactions contemplated hereby in accordance with the terms hereof. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a valid and binding agreement of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

4.3 Non-Contravention. The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by the Merger Sub of the Merger and the other Transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, any provision (x) of the certificate of incorporation and bylaws of Parent and (y) the articles of incorporation or bylaws of Merger Sub,

(B) a breach or violation of, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other Transactions contemplated hereby) that the matters referred to in Section 4.4 are complied with, any Law to which Parent or Merger Sub is subject, (C) a default under any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub is a party, or an acceleration of Parent’s or, if applicable, Merger Sub’s, obligations under any such Contract or require any Consent under any such Contract, (D) the creation of any Lien (other than a Permitted Lien) on any properties or assets of Parent or Merger Sub, except, in the case of clause (B), clause (C) or clause (D) above, for any such breach, violation, default, creation or acceleration that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

4.4 Government Approvals. Except for (A) compliance with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder or any other applicable U.S. state or federal securities, takeover or “blue sky” Laws, (B) compliance with any applicable rules of NASDAQ, (C) the filing of the Agreement of Merger with the Secretary of State of the State of California pursuant to the California Law, and (D) if applicable, any required Consent or approval of, or filing with any applicable Governmental Antitrust Entity, no Consent or approval of, or filing, license, Permit or authorization, declaration or registration with, any Governmental Entity necessary for the execution and delivery of this Agreement by Parent or Merger Sub, the performance by Parent and Merger Sub of their obligations hereunder and the consummation by Parent and Merger Sub of the Transactions, except for those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to affect adversely the ability of Parent and Merger Sub to consummate the Transactions.

4.5 Litigation. To the Knowledge of Parent, there is no Action pending or threatened in writing against or affecting Parent or Merger Sub, any of their officers or directors (in their capacities as such), any of their Subsidiaries or any of their properties, before or by any Governmental Entity which (a) challenges the legality, validity or enforceability of this Agreement or (b) would, if there were an unfavorable decision, have or reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on Parent. To the Knowledge of Parent and Merger Sub, there is no Judgment imposed upon Parent or Merger Sub, any of their officers or directors (in their capacities as such), any of their Subsidiaries or any of their respective properties, that would prevent, enjoin, alter or materially delay any of the Transactions, or that would reasonably be expected to have a Material Adverse Effect on Parent or affect adversely the ability of Parent and Merger Sub to consummate the Transactions. To the Knowledge of Parent, as of the date of the Agreement, neither Parent, any of its Subsidiaries nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under the securities Laws of any Governmental Entity or a claim of breach of fiduciary duty.

4.6 Information Supplied. The information relating to Parent and its Subsidiaries to be contained in the Proxy Statement will not, on the date the Proxy Statement (and any amendment or supplement thereto) is first mailed to the shareholders of the Company, or at the time of the Company Shareholder Meeting (as it may be adjourned or postponed in accordance with the terms hereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in the light of the circumstances under which they were made, not misleading. The Proxy Statement (other than the portions thereof relating solely to the meeting of the shareholders of the Company) will comply as to form in all material respects with the provisions of the Exchange Act, the rules and regulations promulgated thereunder and any other applicable federal securities Laws. Notwithstanding the foregoing provisions of this Section 4.6, no representation or warranty is made by Parent or Merger Sub with respect to information or statements made or incorporated by reference in the Proxy Statement which were based on information supplied by or on behalf of the Company, or otherwise not supplied by or on behalf of Parent.

4.7 Credit Agreement. Parent has provided to the Company a fully executed copy of that certain Amendment No. 3 to Credit Agreement, Incremental Term Assumption Agreement, Limited Waiver and Consent, dated as of the date hereof (the “Credit Agreement Amendment”, and the credit facilities thereby amended, the “Credit Agreement”), by and among Parent, the other borrower and guarantors identified therein, the lenders identified therein and the administrative agent identified therein. The Third Amendment Effective Date (as defined in the Credit Agreement) has occurred. There are no conditions to the availability of Loans under the Credit Agreement or Credit Agreement Amendment except as referred to therein. The Credit Agreement Amendment has been duly executed and delivered by Parent and its Subsidiaries party thereto (the “Specified Subsidiaries”) and, assuming the due authorization, execution and delivery thereof by the other parties thereto, constitutes a valid and binding agreement of Parent and the Specified Subsidiaries enforceable against Parent and the Specified Subsidiaries in accordance with its terms, subject to the Enforceability Exceptions. For the avoidance of doubt, Parent’s receipt of financing contemplated by the Credit Agreement Amendment and the Credit Agreement or otherwise shall not be a condition to the Closing.

4.8 Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries owns (beneficially or otherwise) any Shares or other equity interests in the Company or any options, warrants or other rights to acquire Company Common Stock or other equity interests in the Company (or any other economic interest through derivative securities or otherwise in the Company).

4.9 Management Arrangements. As of the date hereof, except as previously disclosed to the Company, none of Parent or Merger Sub, or, to the Knowledge of Parent, their respective executive officers, directors or Affiliates, has entered into any agreement, arrangement or understanding with any of the executive officers, directors or Affiliates of the Company that is currently in effect or would become effective in the future (upon consummation of the Merger or otherwise) and that would be required to be disclosed under Item 1005(d) of Regulation M-A under the Exchange Act.

4.10 WARN Act. Parent and Merger Sub are neither planning nor contemplating, and Parent and Merger Sub have neither made nor taken, any decisions or actions concerning the employees of the Company or any of its Subsidiaries after the Closing that would require, prior to the Effective Time, the service of notice under the Worker Adjustment and Retraining Notification Act or similar local Laws.

4.11 Brokers. Other than Bank of America Merrill Lynch, neither Parent, Merger Sub nor any of their respective stockholders, directors, officers, employees or affiliates, has incurred or will incur on behalf of Parent, Merger Sub or any Parent Subsidiary, any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement.

4.12 Operations of Merger Sub. Parent is the sole shareholder of Merger Sub, which was formed solely for the purpose of engaging in the Merger. Since its date of formation, Merger Sub has not carried on any business or conducted any other operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

ARTICLE V

Covenants of the Parties

5.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with the terms set forth in ARTICLE IX of this Agreement or the Closing Date, the Company agrees that the Company and its Subsidiaries shall use commercially reasonable efforts to (except to the extent expressly contemplated by this Agreement, set forth in Section 5.1 of the Company Disclosure Schedule or as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed)), (i) in all material respects, carry on their businesses in the ordinary course in substantially the same manner as heretofore conducted and use commercially reasonable efforts consistent with past practice and policies to preserve substantially intact their present business organizations, and (ii) use their commercially reasonable efforts consistent with past practice to keep available the services of their present executive officers and directors and use their commercially reasonable efforts consistent with past practice to, in all material aspects, preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them. The Company agrees to promptly notify Parent of any material event or occurrence not in the ordinary course of business consistent with past practice that would have or reasonably be expected to have a Material Adverse Effect on the Company. Without limiting the generality of the foregoing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with the terms set forth in ARTICLE IX of this Agreement or the Closing Date, except as otherwise expressly permitted by or provided for in this Agreement, set forth in Section 5.1 of the Company Disclosure Schedule, required by any Legal Requirement or Law or as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not do, allow, cause or permit any of the following actions to occur with respect to the Company without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that Parent and Merger Sub acknowledge and agree that this Section 5.1 shall not give Parent the right, directly or indirectly, to control or direct the operations of the Company prior to the Closing to the extent prohibited by applicable Antitrust Laws:

(a) Charter Documents. Cause or permit any amendments to any of the Company Articles or Company Bylaws, except for such amendments made pursuant to a Legal Requirement or as contemplated by this Agreement;

(b) Dividends; Changes in Share Capital. Except for payment of the $0.06 per share regular quarterly cash dividend declared by the Company’s Board of Directors prior to the date hereof, which is payable on September 3, 2015 to shareholders of record at the close of business on August 20, 2015 (the “August 2015 Dividend”), declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its share capital, or split, combine or reclassify any of its share capital;

(c) Material Contracts. Enter into any new Material Contract, or materially violate, amend or otherwise modify or waive any of the terms of any existing Material Contract, in each case, other than in the ordinary course of business consistent with past practice;

(d) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, (including, for the avoidance of doubt, Company Equity Awards), or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, in each case, other than (i) the issuance of Company Shares upon the settlement of Company Equity Awards outstanding as of the date of this Agreement or granted hereafter in accordance with the terms of this Agreement, (ii) the award of up to 220,000 Company Shares underlying Company Equity Awards pursuant to the Company’s stock plans, (iii) distributions of Company Shares under the Company ESPP in accordance with its terms and the terms of this Agreement, or (iv) pursuant to the exercise or conversion of rights to acquire such securities outstanding as of the date of the Agreement and set forth on the Company Disclosure Schedule;

(e) Intellectual Property. Transfer or license to any Person or entity any Intellectual Property Rights other than in the ordinary course of business consistent with past practice;

(f) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its business, taken as a whole, except for transactions with an aggregate amount of less than $1,000,000, or in the ordinary course of business consistent with past practice;

(g) Indebtedness. Except in its ordinary course of business, issue or sell any debt securities or guarantee any debt securities of others in excess of $500,000 in the aggregate;

(h) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $100,000 in any one case, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than (i) in the ordinary course of business, and (ii) the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company Financial Statements, as applicable;

(i) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements except (x) those that do not exceed $500,000 in the aggregate, or (y) those set forth in the Company’s capital expenditure budget attached as Section 5.1(i) of the Company Disclosure Schedule;

(j) Employment. Except as set forth on Section 5.1(j) of the Company Disclosure Schedule, or required under the Legal Requirements or agreements or pursuant to plans or arrangements existing on the date of the Agreement, (i) take any action with respect to, adopt, enter into, terminate or amend any employment, severance, retirement, retention, incentive or similar agreement, arrangement or benefit plan for the benefit or welfare of any current or former director, executive officer or any collective bargaining agreement, (ii) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director or executive officer, (iii) materially amend or accelerate the payment, right to payment or vesting of any compensation or benefits, (iv) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, or (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, excluding the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock (which shall be governed by Section 5.1(d));

(k) Facilities. Open or close any Facilities or office except in the ordinary course of business or as otherwise set forth on Section 5.1(k) of the Company Disclosure Schedule;

(l) Litigation. Initiate, compromise or settle any material litigation or arbitration proceedings in an amount in excess of $100,000 in any one case or $500,000 in the aggregate;

(m) Tax Matters. Except as required by applicable Law or by a Governmental Entity, make, change or revoke any material Tax election (including any entity classification election under Treasury Regulations Section 301.7701-3), file any amended material Tax Return, adopt or change any material accounting method or period in respect of Taxes, enter into any closing agreement with respect to or otherwise settle any material Tax claim or assessment, or consent to any extension or waiver of any statute of limitations applicable to any material claim or assessment in respect of Taxes;

(n) Corporate Organization. Transfer the ownership or control of any Subsidiary, dissolve or wind up any Subsidiary or create any new Subsidiary; and

(o) Other. Agree in writing or otherwise to take any of the actions described in Sections 5.1(a)-(n) above.

If the Company desires to take an action which would be prohibited pursuant to this Section 5.1 without the prior written consent of Parent, prior to taking such action the Company may request such written consent by sending an e-mail or facsimile to each of the individuals listed on Section 5.1 of the Parent Disclosure Schedule (which such list of individuals may be updated by Parent from time to time by delivering notice thereof to the Company in accordance with Section 10.3), and Parent shall, and shall cause such individuals to, promptly respond to such requests.

5.2 Access to Information; Confidentiality.

(a) From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in ARTICLE IX of this Agreement, the Company shall, and shall cause its Subsidiaries to, afford to Parent and Parent’s Representatives reasonable access, at reasonable times during normal operating hours, upon prior notice and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof, to the officers, employees, accountants, properties, offices and other Facilities and to all books, records, Contracts and other assets of the Company and its Subsidiaries, and the Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent such other information concerning the business and properties of the Company and its Subsidiaries as Parent may reasonably request from time to time. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would be reasonably likely to jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the Parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No investigation shall affect the Company’s representations and warranties contained herein, or limit or otherwise affect the remedies available to Parent or Merger Sub pursuant to this Agreement.

(b) Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth in ARTICLE IX of this Agreement in accordance with the terms set forth therein. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 5.2.

5.3 Insurance. Through the Closing Date, the Company and its Subsidiaries shall use commercially reasonable efforts consistent with past practices to maintain insurance policies existing as of the date of this Agreement providing insurance coverage for the businesses in which the Company and its Subsidiaries are engaged and the assets and properties of the Company and its Subsidiaries of the kinds, in the amounts and against the risks as are commercially reasonable for such businesses and risks covered and for the geographic areas where the Company and its Subsidiaries engage in such businesses.

5.4 Fulfillment of Conditions. The Company shall use its reasonable best efforts to fulfill the conditions specified in ARTICLE VIII to the extent that the fulfillment of such conditions is within its control. The foregoing obligation includes (a) executing and delivering documents necessary or desirable to consummate the Transactions contemplated hereby, and (b) taking or refraining from such actions as may be necessary or requested by Parent in order to fulfill such conditions.

5.5 Disclosure of Certain Matters. From the date of the Agreement through the Closing Date, the Company shall give Parent prompt written notice of any event or development that occurs that (a) is of a nature that would have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, or (b) would require any amendment or supplement to the Proxy Statement.

5.6 Regulatory and Other Authorizations; Notices and Consents.

(a) The Company shall use its commercially reasonable efforts to obtain all material Consents that are or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Transaction Documents to which it is a party and will reasonably cooperate with Parent in promptly seeking to obtain all such Consents, including, but not limited to any matters involving Government Antitrust Entities.

(b) The Company shall give promptly such notices to third parties and use its commercially reasonable efforts to obtain such third party Consents as are required to consummate the Transactions.

(c) The Company shall cooperate and use its commercially reasonable efforts to assist any other Party in giving such notices and obtaining such Consents as are required to consummate the Transactions.

(d) Notwithstanding the generality of the foregoing, and upon the terms and subject to the conditions of this Agreement, each Party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to cause the conditions to the obligations of the other parties hereunder to be satisfied and to consummate the Transactions, including making all necessary filings (including filings under the HSR Act) with any Government Antitrust Entity, and obtaining all necessary waivers, clearances, Consents and approvals from, and taking all steps to avoid any Action or proceeding by, any Government Antitrust Entity.

(e) To the extent required, each of the Parties will use its commercially reasonable efforts to promptly prepare and file, or cause to be promptly prepared and filed, with the appropriate Government Antitrust Entity not later than ten (10) Business Days after the date of this Agreement (unless otherwise mutually agreed among the Parties) a notification with respect to the Transactions pursuant to the HSR Act in which each requests early termination of the waiting period thereunder. Each of the Parties shall respond, as promptly as reasonably practicable to all information requests from a Government Antitrust Entity under the HSR Act, and shall reasonably cooperate with each other in responding to any such request. Each of the Parties will furnish to the other (or its outside counsel) and, upon request, to any Government Antitrust Entity, such information and assistance as may be reasonably requested in connection with the foregoing, including by responding promptly to and complying fully with any request for additional information or documents under the HSR Act; provided, that in no event shall a Party be obligated to provide the other Parties any portion of the information and materials it furnishes to a Government Antitrust Entity in connection with its HSR filing that is not customarily furnished to the other Parties to a transaction in connection with HSR Act filings. Each of the Parties will use its commercially reasonable efforts to resolve favorably any review or consideration of the antitrust aspects of the Transactions by any Government Antitrust Entity with jurisdiction over the enforcement of any applicable Antitrust Laws. Each of the Parties shall promptly inform the other Parties of any communication to or from the Federal Trade Commission (“FTC”), the Antitrust Division of the United States Department of Justice (“DOJ”), or any other Governmental Entity regarding the Transactions. Each of the Parties will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any communication, analysis, appearance, presentation, memorandum, brief, argument, opinion, proposal, or other submission made to a Government Antitrust Entity in connection with any investigation or proceeding under the HSR Act relating to the Transactions. Except as may be prohibited by any Government Antitrust Entity, in connection with any investigation or proceeding under the HSR Act concerning the Transactions, each of the Parties shall permit Representatives of the other Parties to be present and participate in all meetings, conferences, or other communications with a Government Antitrust Entity relating to any such proceeding or investigation.

(f) In furtherance and not in limitation of the efforts referred to above in this Section 5.6, if any objections are asserted with respect to the Transactions under the HSR Act, or if any Action, suit or proceeding is instituted (or threatened to be instituted) by the FTC, the DOJ or any other Governmental Entity or any third party challenging the Transactions or that would otherwise prohibit or materially impair or materially delay the consummation of the Transactions, each Party shall use its commercially reasonable efforts to resolve any such objections or actions, suits or proceedings so as to permit the consummation of the transactions contemplated by this Agreement as expeditiously as possible.

(g) Notwithstanding the foregoing in this Section 5.6, none of Parent or its Affiliates shall be obligated to: (i) offer, negotiate, commit to or effect, by consent decree, hold separate order, trust or otherwise, the sale, divestiture, license or other disposition of any material portion of its capital stock, assets, rights, products or businesses; (ii) agree to any material restrictions on the activities of Parent or its Affiliates (including, after the Closing, the Company); (iii) waive any material rights to which they are entitled; (iv) defend, commence or prosecute any Action; or (v) take any other action to prevent, effect the dissolution of, vacate, or lift any decree, order, judgment, injunction, temporary restraining order, or other order in any suit or proceeding that would otherwise have the effect of preventing or delaying the consummation of the Transactions.

(h) The Company shall cooperate and use its commercially reasonable efforts to assist the Parent and its Affiliates in the preparation of a notification for submission to the appropriate PRC Governmental Entity as provided in SAT Notice [2015] No. 7 in connection with indirect transfer of any PRC Subsidiary of the Company that would occur as a result of the Merger (the “Announcement 7 Notification”). The Parties contemplate that Parent will cause the Announcement 7 Notification to be filed with the appropriate PRC Governmental Entity within thirty (30) days following the Closing.

5.7 No Solicitation.

(a) Subject to Section 5.7(c), Section 5.7(e) and Section 5.7(f), from the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in ARTICLE IX of this Agreement (the “Exclusivity Period”), the Company shall not, and shall cause its Subsidiaries not to, and shall not authorize or knowingly permit its employees, directors, officers or Representatives to, directly or indirectly, solicit, initiate or knowingly facilitate or knowingly encourage the submission of any Acquisition Proposal, or the making of any proposal that is reasonably expected to lead to any Acquisition Proposal, from any Person other than Parent, Merger Sub or their respective Affiliates or Representatives or (i) conduct or engage in any discussions (other than to describe its obligations under this Section 5.7(a)) or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or knowingly assist, participate in, facilitate or encourage any effort by, any third party (other than Parent, Merger Sub or their respective Affiliates or Representatives) in furtherance of or for the purpose of obtaining an Acquisition Proposal, or (ii) enter into any agreement or other Contract with any Person (other than Parent, Merger Sub or their respective Affiliates or Representatives) relating to any Acquisition Proposal (except for an Acceptable Confidentiality Agreement) (each, a “Company Acquisition Agreement”).

(b) Subject to Section 5.7(c), Section 5.7(e) and Section 5.7(f), during the Exclusivity Period, neither the Company Board nor any committee thereof shall (i) fail to include the Company Board Recommendation in the Proxy Statement, (ii) withdraw, amend, modify or materially qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (iii) publicly recommend an Acquisition Proposal to the Company’s shareholders, (iv) fail to recommend against acceptance of any tender offer or exchange offer for the Company Shares within five (5) Business Days after the commencement of such offer or fail to reaffirm the Company Board Recommendation within three (3) Business Days following Parent’s reasonable request therefor, or (v) resolve or agree to take any of the foregoing actions (any of the foregoing, a “Company Adverse Recommendation Change”). The Company shall, and shall cause its Subsidiaries to cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all discussions or negotiations, if any, with any third party (other than Parent, Merger Sub or their respective Affiliates or Representatives) ongoing as of the date of the Agreement with respect to any Acquisition Proposal and shall instruct any such third party (or its agents or advisors) that has in the twelve (12) months prior to the date of this Agreement executed a confidentiality agreement relating to an Acquisition Proposal with or for the benefit of the Company to promptly return or destroy, in accordance with the terms of such confidentiality agreement, all non-public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company and its Subsidiaries.

(c) Notwithstanding Section 5.7(a), at any time prior to receipt of the Company Shareholder Approval, the Company Board, directly or indirectly through any Representative, may, subject to Section 5.7(d), (i) participate in negotiations or discussions concerning an Acquisition Proposal with, and only with, a third party (or such third party’s Representatives) that has made (and not withdrawn) an Acquisition Proposal in writing that the Company Board believes in good faith, after consultation with outside legal counsel and the Company Financial Advisor, constitutes or could reasonably be expected to result in a Superior Proposal, (ii) thereafter furnish to such third party non-public information relating to the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement (a copy of which confidentiality agreement shall be promptly (in any event within one (1) Business Day) provided for informational purposes only to Parent), (iii) following receipt of and on account of a Superior Proposal, make a Company Adverse Recommendation Change, and/or (iv) take any action that any court of competent jurisdiction orders the Company to take (which order remains unstayed), but in each case referred to in the foregoing clauses (i) through (iii), only if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable Law. Nothing contained herein shall prevent the Company Board from (i) disclosing to the Company’s shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a)

promulgated under the Exchange Act with regard to an Acquisition Proposal or (ii) making any disclosure to the Company’s shareholders that the Company Board determines, after consultation with its outside legal counsel, is required in order to fulfill its fiduciary duties under, or in order to otherwise comply with, applicable Law; provided, however, that any such statement(s) shall be subject to the terms and conditions of this Agreement. For the avoidance of doubt, it shall not constitute a Company Adverse Recommendation Change for the Company Board to make a “stop, look and listen” communication pursuant to Rule 14d9-f or any statement to similar effect.

(d) The Company Board shall not take any of the actions referred to in clauses (i) through (iv) of Section 5.7(c) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. The Company shall notify Parent promptly (and in any event within one (1) Business Day) orally and in writing (which may be by email) after it obtains Knowledge of the receipt by the Company (or any of its Representatives) of any Acquisition Proposal or any request that is received after the date of this Agreement from any Person (other than Parent, Merger Sub or their respective Affiliates or Representatives) for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries, in each case, related to an Acquisition Proposal or, to the Knowledge of the Company, that is to be used for the purposes of making an Acquisition Proposal. In such notice, the Company shall identify the third party making, and details of the material terms and conditions of, any such Acquisition Proposal or request. The Company shall notify Parent promptly (and in any event within one (1) Business Day) of any material amendments or proposed amendments as to price and other material terms thereof. Furthermore, the Company shall promptly (and in any event within one (1) Business Day) after receipt or delivery thereof, provide Parent (or its outside counsel) with copies of all material transaction agreements accompanying such Acquisition Proposal or request (including any written, or electronic material to the extent such material contains any financial terms, conditions or other material terms relating to any Acquisition Proposal, including the financing thereof). The Company shall provide Parent with at least twenty-four (24) hours prior notice of any meeting of the Company Board (or such lesser notice as is provided to the members of the Company Board) at which the Company Board is reasonably expected to consider any Acquisition Proposal. The Company shall promptly provide Parent with copies of any non-public information concerning the Company’s business, present or future performance, financial condition or results of operations, provided by or on behalf of the Company to any third party in accordance with Section 5.7(c), to the extent such information has not been previously provided to Parent or its Representatives. The Company shall not, and shall cause its Subsidiaries not to, enter into any Contract with any Person subsequent to the date of this Agreement that prohibits the Company from providing the information described in Section 5.7(c) or this Section 5.7(d) to Parent.

(e) Notwithstanding anything to the contrary contained in Section 5.7(a) or Section 5.7(b), at any time prior to receipt of the Company Shareholder Approval, the Company Board may make a Company Adverse Recommendation Change for a reason unrelated to a Superior Proposal if the Company Board has determined in good faith, after consultation with its outside legal counsel, that, in light an Intervening Event and taking into account the results of any negotiations with, and any offer from, Parent as contemplated by Section 5.7(f) below, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable Law.

(f) Notwithstanding anything to the contrary in this Agreement, at any time prior to the receipt of the Company Shareholder Approval, the Company Board may make a Company Adverse Recommendation Change or terminate this Agreement in order to enter into (or permit any Subsidiary of the Company to enter into) a Company Acquisition Agreement, if:

(1) the Company promptly notifies Parent, in writing, at least three (3) Business Days (the “Notice Period”) before making a Company Adverse Recommendation Change (or, in the case of a Superior Proposal, entering into (or causing a Subsidiary of the Company to enter into) a Company Acquisition Agreement), of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that the Company has either (A) received an Acquisition Proposal that the Company

Board intends to declare a Superior Proposal or (B) recognized the occurrence of an Intervening Event, and that the Company Board intends to make a Company Adverse Recommendation Change and/or the Company intends to enter into a Company Acquisition Agreement with respect thereto, as applicable;

(2) with respect to a Superior Proposal, the Company attaches to such notice the most current version of any written proposed agreement providing for the transaction contemplated by such Superior Proposal (which version shall be updated on a prompt basis) and the identity of the third party making such Superior Proposal;

(3) the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ Representatives to, during the Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that (A) such Acquisition Proposal ceases to constitute a Superior Proposal if Parent, in its discretion, proposes to make such adjustments in a manner that would form a binding Contract if accepted by the Company (it being agreed that, with respect to a Superior Proposal, in the event that, after commencement of the Notice Period, there is any material revision to the material terms of such Acquisition Proposal, including, any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remain in the Notice Period subsequent to the time the Company notifies Parent of any such material revision (it being understood that there may be multiple extensions)) or (B) the Company Board’s fiduciary duty to make a Company Adverse Recommendation Change as a result of an Intervening Event would be obviated, as applicable; and

(4) the Company Board determines in good faith, after consulting with outside legal counsel and the Company Financial Advisor, that (A) such Acquisition Proposal continues to constitute a Superior Proposal or (B) the Company Board’s fiduciary duty to make a Company Adverse Recommendation Change as a result of an Intervening Event would remain, as applicable, after taking into account any adjustments made by Parent during the Notice Period in the terms and conditions of this Agreement.

(g) The Company shall keep confidential any proposals made by Parent to revise the terms of this Agreement, other than in the event of any amendment to this Agreement or to the extent required by applicable Law to be disclosed.

(h) The Company agrees that any action taken by a Company Representative that, if taken by the Company, would constitute a material breach of the restrictions set forth in this Section 5.7 shall be deemed to be a material breach of this Section 5.7 by the Company.

(i) No Company Adverse Recommendation Change shall change the approval of the Company Board for purposes of causing any takeover Law to be applicable to the Transactions.

5.8 Preparation of the Proxy Statement.

(a) Within ten (10) Business Days after the date of this Agreement, the Company shall prepare, in consultation with Parent, and cause to be filed with the SEC the Proxy Statement in preliminary form. Each of the Company and Parent shall furnish all information concerning itself, its Affiliates and the holders of its shares to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement. Notwithstanding the foregoing, the Company shall have no responsibility with respect to information or statements made or incorporated by reference in the Proxy Statement which were based on information supplied by or on behalf of Parent.

(b) The Company shall promptly notify Parent upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide Parent with copies of all correspondence between the Company and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Proxy Statement received by the Company from the SEC and advise Parent of any oral comments with respect to the Proxy Statement received from the SEC. The Company shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement. Parent shall and shall cause its Representatives to assist and cooperate with the Company and its Representatives in the resolution of any such comments from the SEC related thereto. Notwithstanding the foregoing, prior to filing the preliminary or definitive draft of the Proxy Statement with the SEC, mailing the Proxy Statement (or any amendment or supplement thereto), or responding to any comments of the SEC with respect thereto, the Company shall provide Parent a reasonable opportunity to review and comment on such document or response in advance (including the proposed final version of such document or response) and the Company shall consider in good faith any comments provided by Parent or any of its Representatives with respect thereto.

(c) If, at any time prior to the receipt of the Company Shareholder Approval, any information relating to the Company or Parent, respectively, or any of their respective Affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, respectively, should be set forth in an amendment of, or a supplement to, the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to shareholders of the Company. Nothing in this Section 5.8(c) shall limit the obligations of any Party under Section 5.8(b).

(d) For purposes of this Section 5.8, any information concerning or related to the Company, its Affiliates or the Company Shareholder Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent or its Affiliates will be deemed to have been provided by Parent.

(e) The Company shall bear all of all fees and expenses, other than attorneys’ fees, incurred by or on behalf of the Company in connection with the filing, printing and mailing of the Proxy Statement and any amendments or supplements thereto.

5.9 Company Shareholder Meeting.

(a) As promptly as practicable following the date of this Agreement, the Company shall, in accordance with applicable Law and the Company Articles and Company Bylaws, establish a record date for, duly call, give notice of, convene and hold the Company Shareholder Meeting. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the shareholders of the Company entitled to vote at the Company Shareholder Meeting and to hold the Company Shareholder Meeting as soon as practicable thereafter. The Company shall, through the Company Board of Directors, recommend to its shareholders that they give the Company Shareholder Approval, include such recommendation in the Proxy Statement and solicit and use its reasonable best efforts to obtain the Company Shareholder Approval, except in each case to the extent that the Company Board of Directors shall have made a Company Adverse Recommendation Change as permitted by Section 5.7. Notwithstanding the foregoing provisions of this Section 5.9, if:

(1) on a date for which the Company Shareholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock (A) to conduct business at the meeting or (B) to obtain the Company Shareholder Approval, whether or not a quorum is present;

(2) the Company is required to postpone or adjourn the Company Shareholder Meeting by applicable Law, order or a request from the SEC or its staff; or

(3) the Company Board (or any committee thereof) has determined in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Company Shareholder Meeting, including in order to give the Company’s shareholders sufficient time to evaluate any information or disclosure that the Company has sent to the shareholders of the Company or otherwise made available to the shareholders of the Company (including in connection with any Company Adverse Recommendation Change);

then, the Company shall have the right to make one or more successive postponements or adjournments of the Company Shareholder Meeting. Once the Company has established a record date for the Company Shareholder Meeting, the Company shall not change such record date or establish a different record date for the Company Stockholder Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), unless, following consultation with Parent, required to do so by applicable Law or the Company Articles or Company Bylaws. Without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the approval of this Agreement, the adjournment of the Company Shareholder Meeting, as necessary, to solicit additional proxies if there are insufficient votes in favor of approval of this Agreement, and the advisory vote required by Rule 14a-21(c) under the Exchange Act shall be the only matters (other than matters of procedure and matters required by applicable Law to be voted on by the Company’s shareholders in connection with the approval of this Agreement) that the Company shall propose to be acted on by the shareholders of the Company at the Company Shareholder Meeting.

(b) The Company will use reasonable best efforts to hold the Company Shareholder Meeting as soon as practicable after the Proxy Statement is mailed to the Company’s shareholders.

(c) Without limiting the generality of the foregoing, unless this Agreement has been previously terminated in full compliance with ARTICLE IX, the Company agrees that (i) its obligation to duly call, give notice of, convene and hold the Company Shareholder Meeting shall not be affected by any Change of Board Recommendation and (ii) its obligations pursuant to this Section 5.9 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal (whether or not a Superior Proposal). Unless this Agreement is terminated in accordance with ARTICLE IX, the Company agrees that it shall not submit to the vote of the shareholders of the Company any Acquisition Proposal (whether or not a Superior Proposal) prior to the vote of the shareholders of the Company with respect to the Merger at the Company Shareholder Meeting.

5.10 Disposition of Company Equity Awards. The Company Board, or a committee thereof consisting of Non-Employee Directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt resolutions in advance of the Effective Time providing that, in connection with the transactions contemplated by this Agreement, the disposition of any Company Common Stock or Company Equity Awards and/or receipt of Parent Stock by Exchange Act Section 16 reporting persons is intended to be exempt from Exchange Act Section 16(b) liability pursuant to Rule 16b-3 under the Exchange Act.

ARTICLE VI

Additional Covenants of Parent

6.1 Fulfillment of Conditions. From the date of the Agreement to the Closing Date, Parent shall use its reasonable best efforts to fulfill the conditions specified in ARTICLE VIII. The foregoing obligation includes, without limitation, (a) executing and delivering documents as are necessary or desirable to consummate the Transactions, (b) taking or refraining from such actions as may be necessary or reasonably requested by the Company to fulfill such conditions (including using its reasonable best efforts to conduct the business of Parent and the Merger Sub in such manner that on the Closing Date the representations and warranties of Parent contained herein shall be accurate as though then made).

6.2 Regulatory and Other Authorizations; Notices and Consents. Parent shall use its reasonable best efforts to obtain all authorizations, Consents, orders and approvals of all Governmental Entities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Transaction Documents to which it is a party and shall cooperate fully with the Company in promptly seeking to obtain all such authorizations, Consents, orders and approvals (and in such regard use reasonable best efforts to cause the relevant Government Entities to permit the Company and/or its counsel to participate in the conversation and correspondence with such Government Authorities together with Parent’s counsel). For the avoidance of doubt, this Section 6.2 shall be in furtherance of, and not in limitation of, any of Parent’s obligations under Section 5.6.

6.3 Directors’ and Officers’ Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by the Company or its Subsidiaries now existing in favor of each Person who is now, or has been at any time prior to the date of the Agreement or who becomes prior to the Effective Time an officer or director of the Company or its Subsidiaries (each an “Indemnified Party”) as provided in the Company Articles and Company Bylaws or similar governing documents of the Company’s Subsidiaries, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date of the Agreement and disclosed in Section 6.3(a) of the Company Disclosure Schedule (the “Indemnification Contracts”) (or with respect to Persons who become a director or officer of the Company prior to the Effective Time, in a form substantially similar the Indemnification Contracts) for acts or omissions occurring prior to the Effective Time (including acts or omissions occurring in connection with this Agreement and the consummation of the Merger) shall be honored by the Surviving Corporation and its Subsidiaries and shall survive the Merger and shall remain in full force and effect in accordance with their terms. Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and such Indemnification Contracts.

(b) For six years after the Effective Time, to the fullest extent permitted under applicable Law, Parent and the Surviving Corporation and any successor to the Surviving Corporation shall, and Parent shall cause the Surviving Corporation or its successor to indemnify, defend and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, Judgments and fines arising directly or indirectly, in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in connection with the Transactions contemplated by this Agreement), and shall advance and/or reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, Judgments and fines as the same are incurred, subject to the Surviving Corporation’s receipt of an undertaking by such Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable Judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified under applicable Law; provided, however, that the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation’s prior written Consent (which Consent shall not be unreasonably withheld, conditioned or delayed).

(c) Parent shall cause the Surviving Corporation to provide, for an aggregate period of not less than six (6) years from the Effective Time, the Company’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the Company’s existing policy as of the date of this Agreement or, if insurance coverage that is no less favorable is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement or, if less, the cost of a policy providing coverage on the same terms as the Company’s existing policy as of the date of this Agreement; provided, further, that the Company may prior to the Effective Time substitute therefor a single premium tail coverage with respect to D&O Insurance, in a form reasonably acceptable to Parent, with an annual cost not in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement.

(d) The obligations of Parent and the Surviving Corporation under this Section 6.3 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.3 applies without the Consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.3 applies shall be third party beneficiaries of this Section 6.3, each of whom may enforce the provisions of this Section 6.3).

(e) In the event the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers or licenses all or substantially all of its properties and assets (including Intellectual Property Rights) to any Person, then, and in either such case, proper provision shall be made so that each of such successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 6.3 to the extent of the assets transferred to such successor or assign. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.3 is not prior to, or in substitution for, any such claims under any such policies.

6.4 Employee Benefit Matters

(a) For a period of one year following the Effective Time, Parent will provide, or will cause to be provided, to those employees of the Company who continue to be employed by Parent and its Subsidiaries, including, following the Closing, the Company (individually, a “Continuing Employee” and collectively, “Continuing Employees”) with: (i) cash compensation, including base salary rate and commission and target bonus opportunity, no lower than the cash compensation provided to such Continuing Employee immediately prior to the Effective Time, (ii) equity awards set forth on Section 6.4(a) of the Company Disclosure Schedule, with respect to fiscal year 2016 awards previously approved by the Company, and (iii) health and welfare benefits on terms at least as favorable, in the aggregate, as the health and welfare benefits provided to such Continuing Employee by the Company immediately prior to the Effective Time.

(b) To the extent Parent elects to have Continuing Employees and their eligible dependents participate in its employee benefit plans, program or policies following the Effective Time, Parent shall use commercially reasonable efforts to, and shall cause the Surviving Corporation to use commercially reasonable efforts to, treat, and cause the applicable benefit plans in which Continuing Employees are entitled to participate to treat, the service of Continuing Employees with the Company or any Subsidiary of the Company or any of their predecessors to the extent previously recognized by the Company as of the date hereof attributable to any period before the Effective Time as service rendered to Parent, the Surviving Corporation, any Subsidiary of Parent for purposes of eligibility to participate, vesting and for other appropriate benefits including the applicability of minimum waiting periods for participation, but excluding benefit accrual (including minimum pension amount), equity incentive plans and eligibility for early retirement under any benefit plan of Parent or eligibility for retiree welfare benefit plans or as would otherwise result in a duplication of benefits. Without limiting the foregoing, Parent shall cause any actively at work or similar limitations, eligibility waiting periods, evidence of insurability requirements or required physical examinations under any health or similar plan of Parent to be waived with respect to Continuing Employees and their eligible dependents. Parent shall also use commercially reasonable efforts to cause any deductibles paid by Continuing Employees under any of the Company’s or its Subsidiaries’ health plans in the plan year in which Continuing Employees and their eligible dependents are transitioned to Parent’s health or similar plans to be credited towards deductibles under the health plans of Parent or any Subsidiary of Parent.

(c) For the terms of the agreements or arrangements, Parent shall cause the Company or the Surviving Corporation, as applicable, to honor, in accordance with their terms, the employment, severance and change in control agreements and arrangements that are listed on Section 6.4(c) of the Company Disclosure Schedule.

(d) Nothing in this Agreement will require the continued employment of any Person, and except as expressly set forth in this Section 6.4, no provision of this Agreement will prevent Parent or the Surviving Corporation from amending or terminating any benefit plans of the Company, the Surviving Corporation, Parent or any of their respective Subsidiaries.

(e) The Company and Parent acknowledge and agree that all provisions contained in this Section 6.4 with respect to employees are included for the sole benefit of the respective parties and will not create any right in any other Person, including any employees, former employees, any participant in any benefit plan or any beneficiary thereof, nor will require the Company to continue or amend any particular benefit plan after the consummation of the transactions contemplated by this Agreement for any employee or former employee of the Company, and any such plan may be amended or terminated in accordance with its terms and applicable Law.

ARTICLE VII

Additional Agreements and Covenants

7.1 Confidentiality. Parent and the Company hereby acknowledge and agree to continue to be bound by the Confidentiality Agreement dated as of May 18, 2015, by and between Parent and the Company (the “Confidentiality Agreement”), which shall survive the termination of this Agreement.

7.2 Public Announcements. The initial press release relating to this Agreement shall be a joint press release, mutually acceptable to each of Parent and the Company. From the date of this Agreement until the Closing or termination of this Agreement in accordance with the terms set forth in ARTICLE IX of this Agreement, Parent and the Company shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the Transactions governed by it, and none of the foregoing shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the Transactions without the prior Consent of Parent (in the case of the Company) or the Company (in the case of Parent), except as required by Law as determined after consultation with outside counsel or by the rules and regulations of, or pursuant to any agreement, rules or regulations of, the relevant stock exchange or trading system, or for information that has been publicly disclosed in accordance with the requirements of this Section 7.2 prior to such public announcement or communication. Each Party will not unreasonably withhold approval from the others with respect to any press release or public announcement. The restrictions set forth in this Section 7.2 shall not apply to any release, announcement or disclosure made or proposed to be made by any Party with respect to an Acquisition Proposal, Intervening Event, Company Adverse Recommendation Change or Superior Proposal.

ARTICLE VIII

Conditions to Closing

8.1 Mutual Conditions Precedent. The respective obligations of the Company, Parent and Merger Sub to enter into and complete the Closing are subject to the fulfillment, on or prior to the Closing Date, of the following conditions, any one or more of which may be waived by the Company and Parent in writing:

(a) Approval and Authorization by the Company’s Shareholders. This Agreement shall have been approved in a manner and by the holders of at least a sufficient number of shares of Company Common Stock required to constitute the Company Shareholder Approval.

(b) No Injunction or Illegality. No Specified Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any final and nonappealable Law or order making illegal, permanently enjoining or otherwise permanently prohibiting the consummation of the Transactions.

(c) Requisite Regulatory Approvals. All waiting periods (and extensions thereof) applicable to the Merger under the HSR Act shall have expired or been terminated.

8.2 Company’s Conditions Precedent. The obligations of the Company to enter into and complete the Closing are subject, at the option of the Company, to the fulfillment on or prior to the Closing Date of the following conditions by Parent and Merger Sub, any one or more of which may be waived by the Company in writing:

(a) Representations and Covenants. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct on and as of the Closing Date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct as of that date), except where the failure of such representations or warranties to be so true and correct has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, and Parent and Merger Sub shall each have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date, and Parent shall have delivered to the Company a certificate, dated the Closing Date, to the foregoing effect.

(b) Material Adverse Effect on Parent. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of the Agreement which has had or is reasonably likely to cause a Material Adverse Effect on Parent that is continuing.

(c) Agreement of Merger. The Agreement of Merger to be filed in accordance with the California Law on the Closing Date shall have been executed and delivered by Merger Sub.

8.3 Parent’s Conditions Precedent. The obligations of Parent and Merger Sub to enter into and complete the Closing are subject, at the option of Parent, to the fulfillment on or prior to the Closing Date of the following conditions by the Company, any one or more of which may be waived by Parent in writing:

(a) Representations and Covenants. The representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Closing Date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct as of that date), except where the failure of such representations or warranties to be so true and correct has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and the Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company shall have delivered to Parent a certificate, dated the Closing Date, to the foregoing effect.

(b) No Material Adverse Effect on the Company. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of the Agreement which has had or is reasonably likely to cause a Material Adverse Effect on the Company that is continuing.

(c) FIRPTA Certificate. The Company shall have furnished to Parent a certification in accordance with Treasury Regulation § 1.1445-2(c), and otherwise in form and substance reasonably satisfactory to Parent, certifying that an interest in the Company is not a real property interest because the Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code (a “FIRPTA Certificate”). Parent shall file such certification with the Internal Revenue Service on behalf of the Company.

ARTICLE IX

Termination, Amendment and Waiver

9.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company) by mutual written consent of Parent, Merger Sub and the Company.

9.2 Termination by either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Effective Time (notwithstanding any approval and authorization of this Agreement by the shareholders of the Company):

(a) if the Merger has not been consummated on or before March 2, 2016 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.2(a) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the End Date;

(b) if any Specified Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law that remains in effect (other than the application to the Transactions of applicable waiting periods under the HSR Act or other Antitrust Laws) or order making illegal, permanently enjoining or otherwise permanently prohibiting the consummation of the Transactions, and such Law or order (i) shall have or is reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole and (ii) shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.2(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Law or Order; or

(c) if this Agreement has been submitted to the shareholders of the Company for approval and authorization at a duly convened Company Shareholders Meeting and the Company Shareholder Approval shall not have been obtained at such meeting (including any adjournment or postponement thereof).

9.3 Termination By Parent. This Agreement may be terminated by Parent at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

(a) if, prior to the receipt of the Company Shareholder Approval at the Company Shareholder Meeting, (i) a Company Adverse Recommendation Change shall have occurred, (ii) the Company shall have entered into, or publicly announced its intention to enter into, a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement), or (iii) the Company shall have materially breached its obligations under Section 5.7; or

(b) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that the conditions set forth in Section 8.2(a) would not be satisfied and such breach is incapable of being cured by the End Date; provided that Parent shall have given the Company at least 30 days written notice prior to such termination stating Parent’ intention to terminate this Agreement pursuant to this Section 9.3(b).

9.4 Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Effective Time (notwithstanding, in the case of Section 9.4(b) immediately below, any approval and authorization of this Agreement by the shareholders of the Company):

(a) if prior to the receipt of the Company Shareholder Approval at the Company Shareholders Meeting, the Company Board authorizes the Company, in full compliance with the terms of this Agreement to enter into a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided that the Company shall have paid the full amount due pursuant to Section 9.6(b) hereof prior to or concurrently with the termination of this Agreement pursuant to this Section 9.4(a); and provided further that any attempted termination of this Agreement pursuant to this Section 9.4(a) shall become effective no earlier than upon payment to Parent of the full amount due pursuant to Section 9.6(b) hereof; or

(b) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement such that the conditions set forth in Section 8.1(a) would not be satisfied and such breach is incapable of being cured by the End Date; provided that the Company shall have given Parent at least 30 days written notice prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 9.4(b); or

(c) if (i) all of the conditions set forth in Sections 8.1 and 8.3 (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied or waived, (ii) Parent shall have failed to consummate the Merger by the time set forth in Section 1.2, and (iii) the Company shall have given Parent written notice at least five (5) Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 9.4(c).

9.5 Notice of Termination; Effect of Termination. The Party desiring to terminate this Agreement pursuant to this ARTICLE IX (other than pursuant to Section 9.1) shall deliver written notice of such termination to each other Party specifying with particularity the reason for such termination, and any such termination in accordance with this Section 9.5 shall be effective immediately upon delivery of such written notice to the other Parties; provided, however, that any purported termination of this Agreement by the Company pursuant to Section 9.4(a) shall be effective solely upon payment by the Company to Parent of the full amount due pursuant to Section 9.6(b). If this Agreement is terminated pursuant to this ARTICLE IX, it will become void and of no further force and effect, with no liability on the part of any Party (or any stockholder, director, officer, employee, agent or Representative of such Party) to any other Party hereto, except (i) with respect to Section 5.2(b), this Section 9.5, Section 9.6 and ARTICLE X (and any related definitions contained in any such Sections or ARTICLE X), which shall remain in full force and effect and (ii) a Party shall remain liable for any liabilities or damages caused by such Party to the extent such liabilities or damages were the result of fraud or the willful and material breach of this Agreement by such Party.

9.6 Fees and Expenses Following Termination.

(a) If this Agreement is terminated by Parent pursuant to Section 9.3(a), then the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to the Termination Fee.

(b) If this Agreement is terminated by the Company pursuant to Section 9.4(a), then the Company shall pay to Parent (by wire transfer of immediately available funds), at or prior to such termination, the Termination Fee.

(c) If this Agreement is terminated by the Company or Parent pursuant to (i) Section 9.2(a) hereof and provided that the Company Shareholder Approval shall not have been obtained at the Company Shareholders Meeting (including any adjournment or postponement thereof) or (ii) Section 9.2(c) hereof and, in the case of clauses (i) and (ii) immediately above, (A) prior to such termination (in the case of termination pursuant to Section 9.2(a)) or the Company Shareholders Meeting (in the case of termination pursuant to Section 9.2(c)), an Acquisition Proposal shall have been publicly disclosed and not withdrawn and (B) within twelve (12) months following the date of such termination of this Agreement the Company shall have entered into a definitive agreement with respect to any Acquisition Proposal, or any Acquisition Proposal shall have been consummated (in each case whether or not such Acquisition Proposal is the same as the original Acquisition Proposal publicly disclosed), then in any such event the Company shall pay to Parent (by wire transfer of immediately available funds), no later than two (2) Business Days following the consummation of such transaction, the Termination Fee, (it being understood for all purposes of this Section 9.6(c), all references in the definition of Acquisition Proposal to 15% shall be deemed to be references to “more than 50%” instead). If a Person (other than Parent or its Affiliates) makes an Acquisition Proposal that has been publicly disclosed and subsequently withdrawn prior to such termination or the Company Shareholders Meeting, as applicable, and, within twelve (12) months following the date of the termination of this Agreement, such Person or any of its controlled Affiliates makes an Acquisition Proposal that is publicly disclosed, such initial Acquisition Proposal shall be deemed to have been “not withdrawn” for purposes of clauses (1) and (2) of this paragraph (c).

(d) The Company acknowledges and hereby agrees that the provisions of this Section 9.6 are an integral part of the Transactions contemplated by this Agreement (including the Merger), and that, without such provisions, Parent and Merger Sub would not have entered into this Agreement. If the Company shall fail to pay in a timely manner the amounts due pursuant to this Section 9.6, and, in order to obtain such payment, Parent makes a claim against the Company therefor that results in a Judgment against the Company, the Company shall pay to Parent the reasonable and documented costs and expenses of Parent (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 9.6 at the prime lending rate prevailing during such period as published in The Wall Street Journal. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment. The Parties acknowledge and agree that in no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

(e) Notwithstanding anything to the contrary in this Agreement, Parent and Merger Sub agree that, upon any termination of this Agreement under circumstances where the Termination Fee is payable by the Company pursuant to this Section 9.6 and such Termination Fee is paid in full, such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent or Merger Sub or any of their respective Affiliates in connection with this Agreement and the negotiation, execution and performance thereof, and Parent and Merger Sub shall be precluded from any other remedy against the Company or its Subsidiaries, at law or in equity or otherwise, and neither Parent nor Merger Sub shall seek to obtain any recovery, Judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of the Company’s Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders or Affiliates or their respective Representatives in connection with this Agreement or the Transactions contemplated hereby.

(f) Except as expressly set forth in this Section 9.6, all Expenses incurred in connection with this Agreement and the Transactions contemplated hereby will be paid by the Party incurring such Expenses.

9.7 Amendment. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Shareholder Approval, by written agreement signed by each of the Parties hereto; provided, however, that following the receipt of the Company Shareholder Approval, there shall be no amendment or supplement to the provisions of this Agreement which by Law or in accordance with the rules of any relevant self-regulatory organization would require further approval by the holders of the Company Shares without such approval.

9.8 Extension; Waiver. At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, or the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other Party(ies), (b) waive any inaccuracies in the representations and warranties of the other Party(ies) contained in this Agreement or in any document delivered under this Agreement, or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. The failure or delay of any Party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE X

Miscellaneous

10.1 Non-Survival and Representations and Warranties. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 10.1 does not limit any covenant of the Parties to this Agreement which, by its terms, contemplates performance after the Effective Time.

10.2 Disclosure Schedule References. The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule or Parent Disclosure Schedule, as the case may be, shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant Party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such Party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to an individual who has read that reference and such representations and warranties.

10.3 Notices. All notices, requests, claims, demands and other communications required or permitted under, or otherwise made in connection with, this Agreement, shall be in writing (including e-mail) and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt when transmitted by facsimile transmission, (c) upon receipt after dispatch by registered or certified mail, postage prepaid, (d) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery) or (e) on the date delivered if sent by e-mail (with confirmation of delivery), in each case, addressed as follows:

if to Parent or Merger Sub, to:

Diodes Incorporated

4949 Hedgcoxe Road, Suite 200

Plano, TX 75024

Attention: Keh-Shew Lu, Chief Executive Officer

Facsimile No.: (972) 731-3510

Email: KS_Lu@diodes.com

with a copy to (which shall not constitute notice):

Sheppard, Mullin, Richter & Hampton, LLP

333 South Hope Street

Forty-Third Floor

Los Angeles, CA 90071

Attention: Peter M. Menard, Esq.

Facsimile No.: (213) 443-2860

Email: pmenard@sheppardmullin.com

if to the Company, to:

Pericom Semiconductor Corporation

1545 Barber Lane

Milpitas, California 95035

Attention: Alex Hui

Facsimile No.: (408) 434-1040

Email: AHui@PERICOM.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attention:       Tad J. Freese

Facsimile No.:(650) 463-2600

Email:             tad.freese@lw.com

or to such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Parties hereto.

10.4 Interpretation.

(a) When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

(b) The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(d) Unless otherwise specifically provided for herein, the terms “or” will not be deemed to be exclusive.

(e) The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(f) Unless otherwise indicated, all references herein to dollars or “$” shall mean and refer to U.S. denominated dollars.

(g) The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.

(h) All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(i) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(j) A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation.

(k) The parties hereto acknowledge that they have participated in the drafting of this Agreement and have been represented by counsel during the negotiation and execution of this Agreement and, therefore, agree to waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(l) A reference to any “willful breach” or any breach committed “willfully” shall mean a breach that is a consequence of an act undertaken, or inaction by, the breaching Party with the actual Knowledge and intent that the taking of such act or inaction would constitute or cause a breach of this Agreement.

(m) Although the same or similar subject matters may be addressed in different provisions, the parties intend that each such provision shall be read separately, be given independent legal significance and not be construed as limiting any other provision in this Agreement (whether or not more general or more specific in scope, substance or content).

10.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

10.6 Entire Agreement; Third Party Beneficiaries. This Agreement, taken together with all Exhibits, Annexes and Schedules and the other documents delivered pursuant hereto (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions (except the Confidentiality Agreement, which shall survive the execution of this Agreement and continue to be binding pursuant to its terms) and (b) nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement except for (i) each Indemnified Party as set forth in Section 6.3, (ii) the Company on behalf of the Company’s equityholders to pursue damages (including claims for damages based on loss of the economic benefits of the Transactions to the Company’s equityholders) in the event of the breach of this Agreement prior to the Closing Date by Parent or Merger Sub (whether or not this Agreement has been terminated pursuant to ARTICLE IX), which right is hereby expressly acknowledged and agreed by Parent and Merger Sub, and (iii) as expressly set forth in this Agreement. The third-party beneficiary rights referenced in clause (ii) of the preceding sentence may be exercised only by the Company (on behalf of the Company’s equityholders as their agent) through actions expressly approved by the Company Board, and no Company equityholder whether purporting to act in its capacity as a Company equityholder or purporting to assert any right (derivatively or otherwise) on behalf of the Company, will have any right or ability to exercise or cause the exercise of any such right.

10.7 Counterparts; Facsimile Execution. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile or .pdf execution and delivery of this Agreement is legal, valid and binding for all purposes.

10.8 Governing Law; Jurisdiction.

(a) This Agreement and all disputes, controversies, cross-claims, third-party claims or other Proceedings of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, arising out of or in connection with or relating to any matter which is the subject of this Agreement or any of the transactions contemplated by this Agreement will be governed by, and construed in accordance with, the Laws of the State of California, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of California or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of California.

(b) Each of the parties hereto (i) consents to submit itself to the exclusive personal jurisdiction and exclusive venue of any United States federal court or California state court located in the City and County of Los Angeles, California with respect to any dispute arising out of, relating to or in connection with this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement or any of the transactions contemplated by this Agreement in a United States federal or state court sitting in the City and County of Los Angeles,, California, as described above. Nothing in this Section 10.8 shall prevent any Party from bringing an action or proceeding in any jurisdiction to enforce any Judgment entered by any United States federal court or California state court located in the City and County of Los Angeles,, California, as applicable. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth on the signature page hereof shall be effective service of process for any suit or proceeding in connection with this Agreement or any of the transactions contemplated hereby.

10.9 Specific Performance. The Company, Parent and Merger Sub acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement required to be performed by any of the Parties were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, in the event of any breach or threatened breach by any Party of any covenant or obligation contained in this Agreement, the

Company or Parent shall be entitled to obtain, without proof of actual damages (and in addition to any other remedy to which such Party may be entitled at law or in equity): (a) a decree or order from a court of competent jurisdiction of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction from a court of competent jurisdiction restraining such breach or threatened breach. Each Party hereby waives any requirement for the securing or posting of any bond in connection with any such remedy.

10.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

DIODES INCORPORATED

By:	/s/ Keh-Shew Lu
Name:	Keh-Shew Lu
Title:	Chief Executive Officer

PSI MERGER SUB, INC.

By:	/s/ Keh-Shew Lu
Name:	Keh-Shew Lu
Title:	Chief Executive Officer

PERICOM SEMICONDUCTOR CORPORATION

By:	/s/ Alex Chiming Hui
Name:	Alex Chiming Hui
Title:	Chief Executive Officer

ANNEX A TO THE AGREEMENT AND PLAN OF MERGER

Definitions

“$” or “Dollars” means the lawful currency of the United States of America.

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement.

“Acquisition Proposal” means a proposal or offer from, or indication of interest in making a proposal or offer by, any Person (other than Parent and its Affiliates, including Merger Sub) concerning any (a) direct or indirect acquisition of assets of the Company or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to fifteen percent (15%) or more of the fair market value of the Company’s consolidated assets or to which fifteen percent (15%) or more of the Company’s net revenues or net income on a consolidated basis are attributable, (b) direct or indirect acquisition of fifteen percent (15%) or more of the voting equity interests of the Company, (c) tender offer or exchange offer that if consummated would result in any Person beneficially owning (within the meaning of Section 13(d) of the Exchange Act) fifteen percent (15%) or more of the voting equity interests of the Company, (d) merger, consolidation, other business combination or similar transaction involving the Company or any of its Subsidiaries, pursuant to which such Person would own fifteen percent (15%) or more of the outstanding voting equity, consolidated assets, net revenues or net income of the Company, or (e) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of the Company or the declaration or payment of an extraordinary dividend (whether in cash or other property) by the Company.

“Action” has the meaning set forth in Section 3.8 of the Agreement.

“Affiliates” means any Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning fifty percent (50%) or more of the voting securities of a second Person shall be deemed to control that second Person. For the purposes of this definition, a Person shall be deemed to control any of his or her immediate family members.

“Agreement” has the meaning set forth in the preamble to the Agreement.

“Agreement of Merger” has the meaning set forth in Section 1.3 of the Agreement.

“Announcement 7 Notification” has the meaning set forth in Section 5.6(h) of the Agreement.

“Antitrust Laws” means any Laws that are designed or intended to prohibit, retrain or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediment or lessening of competition or strengthening of dominant positions through merger or acquisition.

“Applicable Date” has the meaning set forth in Section 3.5(a) of the Agreement.

“August 2015 Dividend” has the meaning set forth in Section 5.1(b) of the Agreement.

“Book-Entry Shares” has the meaning set forth in Section 2.2(b) of the Agreement.

“Business Day” means a day (excluding Saturdays, Sundays and public holidays) on which commercial banks are generally open for banking business in Los Angeles, California.

“California Law” has the meaning set forth in the Background section of the Agreement.

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“Capitalization Date” has the meaning set forth in Section 3.2(a) of the Agreement.

“Certificates” has the meaning set forth in Section 2.2(b) of the Agreement.

“Change” has the meaning set forth in the definition of Material Adverse Effect in this Annex A.

“Chapter 13” has the meaning set forth in Section 2.3(a) of the Agreement.

“Closing” has the meaning set forth in Section 1.2 of the Agreement.

“Closing Date” has the meaning set forth in Section 1.2 of the Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations issued pursuant thereto.

“Company” has the meaning set forth in the preamble to the Agreement.

“Company Acquisition Agreement” has the meaning set forth in Section 5.7(a) of the Agreement.

“Company Adverse Recommendation Change” has the meaning set forth in Section 5.7(b) of the Agreement.

“Company Articles” means the Articles of Incorporation of the Company as amended, amended and restated and supplemented an in effect on the date hereof.

“Company Balance Sheet” means the unaudited balance sheet of the Company as of March 28, 2015, included in the Company Reports.

“Company Benefit Plan” means any material “employee benefit plan” within the meaning of Section 3(3) of ERISA, and any other material written or oral plan, agreement or arrangement involving compensation or benefits, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of fringe benefits, perquisites, incentive compensation or post-retirement compensation or post-employment compensation and all material employment, management, consulting, relocation, repatriation, expatriation, change in control, severance or similar agreements, written or otherwise, which is or has been maintained, contributed to or required to be contributed to for the benefit of, or relating to, any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries or any of their respective ERISA Affiliates, or with respect to which any such party has or may have any liability.

“Company Board” means the Board of Directors of the Company.

“Company Board Recommendation” has the meaning set forth in Section 3.3(b) of the Agreement.

“Company Bylaws” means the bylaws of the Company, as amended and restated as of the date of the Agreement.

“Company Common Stock” has the meaning set forth in the Background section of the Agreement.

“Company Disclosure Schedule” has the meaning set forth in ARTICLE III of the Agreement.

“Company Equity Awards” has the meaning set forth in Section 2.4(a) of the Agreement.

“Company ESPP” has the meaning set forth in Section 2.4(g) of the Agreement.

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“Company Financial Advisor” means Cowen and Company, or another financial advisor of nationally recognized reputation engaged by the Company to provide advice related to the Transactions provided that notice of the engagement is given to Parent prior to the engagement of such other financial advisor.

“Company Financial Statements” means the financial statements of the Company included in the Company Reports.

“Company Insurance Policies” has the meaning set forth in Section 3.15 of the Agreement.

“Company Material Permits” means all Permits other than such franchises, licenses, permits, authorizations and approvals the lack of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

“Company Non-U.S. Employee Plans” has the meaning set forth in Section 3.13(a)(16) of the Agreement.

“Company Options” has the meaning set forth in Section 2.4(a) to the Agreement.

“Company Reports” has the meaning set forth in Section 3.5(a) to the Agreement.

“Company RSUs” has the meaning set forth in Section 2.4(c) to the Agreement.

“Company Shareholder Approval” has the meaning set forth in Section 3.3(a) of the Agreement.

“Company Shareholder Meeting” means a special meeting of the stockholders of the Company to be held pursuant to the California Law to consider the approval of this Agreement.

“Company Shares” has the meaning set forth in the Background section of the Agreement.

“Company Stock Plans” has the meaning set forth in Section 2.4(a) of the Agreement.

“Confidentiality Agreement” has the meaning set forth in Section 7.1 of the Agreement.

“Conflict Minerals” means columbite-tantalite (coltan), cassiterite, gold, wolframite or their derivatives, tantalum, tin and tungsten and any other minerals or derivatives that the United States Secretary of State determines after the date of this Agreement to be financing conflict in a Covered Country.

“Conflict Mineral Rule” has the meaning set forth in Section 3.25 of the Agreement.

“Consent” means the consent, approval, order or authorization of, or registration, declaration or filing with any Person.

“Continuing Employee” has the meaning set forth in Section 6.4(a) of the Agreement.

“Contract” means a legally binding contract, lease, license, indenture, note, bond, agreement, Permit, concession, franchise or other instrument.

“Covered Countries” means the Democratic Republic of the Congo and its adjoining countries, including, as of the date of this Agreement, Angola, Burundi, Central African Republic, the Republic of the Congo, Rwanda, South Sudan, Tanzania, Uganda and Zambia.

“Credit Agreement” has the meaning set forth in Section 4.7 of the Agreement.

“Credit Agreement Amendment” has the meaning set forth in Section 4.7 of the Agreement.

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“D&O Insurance” has the meaning set forth in Section 6.3(c) of the Agreement.

“DOJ” has the meaning set forth in Section 5.6(e) of the Agreement

“Dissenting Shares” has the meaning set forth in Section 2.3(a) of the Agreement.

“Effective Time” has the meaning set forth in Section 1.3 of the Agreement.

“Enforceability Exceptions” has the meaning set forth in Section 9.2(a) of the Agreement.

“End Date” has the meaning set forth in Section 9.2(a) of the Agreement.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental Law” means any Legal Requirement that requires or relates to: (a) releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment; (b) protecting resources, species, or ecological amenities; (c) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or (d) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” of an entity means any Person which is, or at any applicable time was, a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the entity.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or otherwise modified from time to time.

“Exclusivity Period” has the meaning set forth in Section 5.7(a) of the Agreement.

“Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party on its behalf in connection with or related to the authorization, preparation, diligence, negotiation, execution and performance of this Agreement and the Transaction Documents.

“Facilities” means any Real Property owned or leased by the Company or any of its Subsidiaries and any buildings, plants and structures thereon owned or leased by the Company or any of its Subsidiaries.

“Final Exercise Date” has the meaning set forth in Section 2.4(f) of the Agreement.

“FIRPTA Certificate” has the meaning set forth in Section 8.3(c) of the Agreement.

“FTC” has the meaning set forth in Section 5.6(e) of the Agreement.

“Government Antitrust Entity” means any Government Entity with jurisdiction over Antitrust Laws.

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“Governmental Entity” means any national, federal, state, provincial, local or foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body of competent jurisdiction, or other governmental authority or instrumentality, domestic or foreign, of competent jurisdiction.

“Hazardous Material” means any chemical, material or substance defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” or “toxic substances” or words of similar import under any applicable Law or regulations, including Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976

“Indemnified Party” has the meaning set forth in Section 6.3(a) of the Agreement.

“Indemnification Contracts” has the meaning set forth in Section 6.3(a) of the Agreement.

“Intellectual Property Rights” shall have the meaning set forth in Section 3.11 of the Agreement.

“Intervening Event” means a material development or material change in circumstances with respect to the Company and its Subsidiaries, taken as a whole, occurring after the date of this Agreement, that is (i) materially more favorable to the recurring financial condition and results of operations of the Company and its Subsidiaries, taken as a whole, relative to other businesses operating in the same industry, (ii) was neither known to the Company Board nor reasonably foreseeable as of or prior to the date of this Agreement and (iii) does not relate to (A) any Acquisition Proposal, (B) the fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement (provided that the exception in this clause (B) shall not prevent or otherwise affect any such development or change underlying the Company meeting or exceeding such metrics from being taken into account in determining whether an Intervening Event has occurred), or (C) any changes after the date of this Agreement in the market price or trading volume of the shares of Company Common Stock (provided that the exception in this clause (C) shall not prevent or otherwise affect any such development or change underlying such change in market price or trading value from being taken into account in determining whether an Intervening Event occurred).

“IRS” means the United States Internal Revenue Service or any successor thereto.

“Judgment” means any judgment, order or decree.

“Knowledge”, (i) with respect to the Company, means the actual knowledge of each of Alex Chiming Hui, Chi-Hung (John) Hui, and Kevin Bauer, or any fact or matter which any such individuals reasonably would be expected to learn from such individual’s direct reports in the ordinary course of customary performance of such individuals’ and such direct reports’ duties consistent with their respective title and responsibilities and (ii) with respect to Parent or the Merger Subs, means the actual knowledge, after due inquiry, of each of Keh-Shew Lu and Richard D. White or any fact or matter which any such individuals reasonably would be expected to learn from such individual’s direct reports in the ordinary course of customary performance of such individuals’ and such direct reports’ duties consistent with their respective title and responsibilities.

“Law(s)” means any law, statute, ordinance, rule, regulation, order, writ, injunction or decree.

“Legal Requirement” means any federal, state, local, municipal, provincial, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the

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authority of any Governmental Entities (or under the authority of any national securities exchange upon which securities of Parent and the Company are then listed or traded).

“Liens” means any liens, security interests, pledges, equities and claims of any kind, voting trusts, stockholder agreements and other encumbrances. Liens excludes licenses of Intellectual Property Rights.

“Material Adverse Effect” means, with respect to a Person, any event, change or effect (collectively, a “Change”) that, considered with all Changes, had a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of such Person and its Subsidiaries, taken as a whole, provided, however, that a Change shall not be deemed a Material Adverse Effect or considered in determining whether there has occurred (or would reasonably be expected to occur) a Material Adverse Effect, if (i) such Change results from (A) general economic, regulatory or political conditions in the U.S., the PRC, the Republic of China (Taiwan) or any other nation or jurisdiction in which such Person conducts material business operations, (B) conditions generally affecting the other companies in such Person’s industry, (C) any Change caused by the announcement, pendency or performance of this Agreement, including any cancellation of or delays in customer orders, failure to obtain new customer orders, disruption in supplier, partnership, distributor, reseller or similar relationships, or loss of employees, (D) shareholder action or derivative litigation alleging (1) a breach of fiduciary duty by the Company Board relating to the negotiation, execution, delivery or performance (or disclosure with respect thereto) of this Agreement or the proposed consummation of the Merger or the other Transactions, or (2) that the Proxy Statement violates the disclosure requirements of the Exchange Act or other applicable Law (provided, however, that for this exception to apply, the Company must have complied with its obligations in Section 5.7), (E) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or natural disasters in any locations where such Person conducts material business operations, (F) the failure of such Person to meet internal or analysts’ financial expectations or projections (it being understood that the underlying causes of any such failure may be taken into account in determining whether a Material Adverse Effect has occurred), (G) changes in trading volume or a decline in such Person’s stock price (it being understood that the underlying causes of any such change or decline may be taken into account in determining whether a Material Adverse Effect has occurred), (H) any facts, events or circumstances that the other Parties or their respective Representatives knew or should have known prior to the date of this Agreement, (I) any actions taken or failure to take action, in each case, which (1) is required by the terms of this Agreement or (2) which Parent, with respect to the Company, or the Company, with respect to Parent, has approved, consented to or requested, or the failure to take or avoid any such action as a result of any failure to so approve, consent or request, in each case in writing and in compliance with the terms of this Agreement; (J) general financial, credit or capital market conditions, including interest rates or exchange rates; (K) any Changes resulting from a change in Law or U.S. GAAP after the date hereof; or (L) any matter expressly set forth on the Company Disclosure Schedule, with respect to the Company, or the Parent Disclosure Schedule, with respect to Parent, and (ii) with respect to clauses (A), (B), and (E), the conditions or circumstances that caused such Change do not have an impact on the Company and its Subsidiaries, taken as a whole, that is materially disproportionate to the impact such conditions or circumstances have on the other companies in the Company’s industry.

“Material Contract” means (a) a contract required to be filed with the Company Reports pursuant to Item 601 of Regulation S-K, and (b) a written Contract, as amended and supplemented to which the Company or any of its Subsidiaries is a party or by which any of their respective assets and properties is currently bound, which involve annual obligations of payment by, or annual payments to, the Company or its Subsidiaries in excess of $500,000.

“Merger” has the meaning set forth in the Background section of the Agreement.

“Merger Consideration” has the meaning set forth in Section 2.1(a) of the Agreement.

“Merger Sub” has the meaning set forth in the preamble to the Agreement.

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“Money Laundering Laws” has the meaning set forth in Section 3.19 of the Agreement.

“NASDAQ” means The NASDAQ Stock Market LLC.

“Notice Period” has the meaning set forth in Section 5.7(d) of the Agreement.

“OFAC” has the meaning set forth in Section 3.22 of the Agreement.

“Option Payments” has the meaning set forth in Section 2.4(b) of the Agreement.

“Parent” has the meaning set forth in the preamble to the Agreement.

“Parent Disclosure Schedule” has the meaning set forth in ARTICLE IV of the Agreement.

“Parent Stock” means the common stock, par value $0.66 2/3 per share, of Parent.

“Parent Stock Plan” means the Parent’s 2013 Equity Incentive Plan.

“Party” or “Parties” has the meaning set forth in the preamble to the Agreement.

“Paying Agent” has the meaning set forth in Section 2.2(a) of the Agreement.

“Paying Agent Fund” has the meaning set forth in Section 2.2(1) of the Agreement.

“Permits” means all governmental franchises, licenses, permits, authorizations and approvals necessary to enable a Person to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted. Permits excludes licenses of Intellectual Property Rights.

“Permitted Lien” means (a) any restriction on transfer arising under applicable securities law; (b) any Liens for Taxes not yet delinquent or being contested in good faith by appropriate proceedings for which reserves have been established if required by U.S. GAAP; (c) any statutory Liens arising in the ordinary course of business by operation of Law with respect to a liability that is not yet due and delinquent and which are not, individually or in the aggregate, significant or any statutory Liens to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations; (d) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Real Property which are not violated by the current use and operation of the Real Property; (e) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Real Property which do not materially impair the occupancy or use of the Real Property for the purposes for which it is currently used or proposed to be used in connection with the such relevant Person’s business; (f) Liens identified on title policies, title opinions or preliminary title reports or other documents or writings included in the public records; (g) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (h) Liens of lessors and licensors arising under lease agreements or license arrangements; and (i) those Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company Reports filed prior to the date of this Agreement or those Liens set forth in the Company Disclosure Schedule.

“Person” means an individual, partnership, corporation, joint venture, unincorporated organization, cooperative or a Governmental Entity or agency thereof.

“PRC” means the People’s Republic of China, for the purposes of this Agreement, excluding the Hong Kong Special Administrative Region and the Macao Special Administrative Region and Taiwan.

“Preferred Stock” has the meaning set forth in Section 3.2(a) of the Agreement.

A-Annex A-7

“Proxy Statement” has the meaning set forth in Section 3.26 of the Agreement.

“Real Estate Leases” has the meaning set forth in Section 3.10(a) of the Agreement.

“Real Property” has the meaning set forth in Section 3.10(a) of the Agreement.

“Regulation S-X” means Regulation S-X promulgated under the Securities Act.

“Representatives” of any Party means such Party’s employees, accountants, auditors, actuaries, counsel, financial advisors, bankers, investment bankers and consultants and any other Person acting on behalf of such Party.

“RSU Payments” has the meaning set forth in Section 2.4(c) of the Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or otherwise modified from time to time.

“Specified Governmental Entity” means (i) any state or federal court in the State of California; (ii) any United States federal regulatory or administrative agency (including, without limitation, the DOJ and the FTC); (iii) the Ministry of Commerce of the PRC, the National Development and Reform Commission of the PRC and the State Administration of Foreign Exchange of the PRC; and (iv) any federal or national Governmental Entity in Taiwan.

“Specified Subsidiaries” has the meaning set forth in Section 4.7 of the Agreement.

“Subsidiary” means with respect to a Person an entity if (a) such Person directly or indirectly owns, beneficially or of record, an amount of voting securities or other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such entity such that its financial results are consolidated with such other Person.

“Superior Proposal” means a bona fide written Acquisition Proposal (with all references to “fifteen percent (15%)” in the definition of Acquisition Proposal being treated as references to “fifty percent (50%)” for these purposes) that the Company Board determines in good faith (after consultation with outside legal counsel and the Company Financial Advisor) is more favorable from a financial point of view to the holders of the Company Shares than the Transactions contemplated by this Agreement, taking into account any revisions to the terms of this Agreement and the Merger agreed to by Parent during the Notice Period set forth in Section 5.7(f)(1).

“Surviving Corporation” has the meaning set forth in Section 1.1 of the Agreement.

“Tangible Personal Property” has the meaning set forth in Section 3.10(b) of the Agreement.

“Tax(es)” includes any and all federal, state, local and foreign taxes and other charges in the nature of a Tax imposed by any Governmental Entity, including taxes that are or are based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, unemployment, insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means any report, return, information statement or other form or document (including all schedules, exhibits and other attachments thereto and amendments thereof) filed or required to be filed with any Governmental Entity in connection with any Tax (including estimated Taxes).

A-Annex A-8

“Termination Fee” means $15,000,000.

“Trade Secrets” means all trade secrets under applicable Law and other rights in know-how and confidential or proprietary information, processing, manufacturing or marketing information, including new developments, inventions, processes, ideas or other proprietary information, in each case, that provides advantages over competitors who do not know or use it, derives independent economic value from not being generally known and not being easily ascertainable by proper means by others, and are subject to commercially efforts to maintain their secrecy.

“Transaction Documents” means this Agreement and any other agreement or document to be delivered by the Parties on the Closing Date.

“Transactions” means any transactions contemplated by this Agreement or any Transaction Document.

“U.S.” or “United States” means the United States of America.

“U.S. GAAP” means generally accepted accounting principles of the United States.

“Unvested Options” has the meaning set forth in Section 2.4(b) of the Agreement.

“Unvested Company RSUs” has the meaning set forth in Section 2.4(c) of the Agreement.

“Unvested RSU Payments” has the meaning set forth in Section 2.4(c) of the Agreement.

“Unvested Unexercised Shares” has the meaning set forth in Section 2.4(b) of the Agreement.

“Vested Company RSUs” has the meaning set forth in Section 2.4(c) of the Agreement.

“Vested Options” has the meaning set forth in Section 2.4(b) of the Agreement.

“Vested RSU Payments” has the meaning set forth in Section 2.4(c) of the Agreement.

“Vested Unexercised Shares” has the meaning set forth in Section 2.4(b) of the Agreement.

“Voting Agreement” means an agreement in the form of Exhibit C to this Agreement.

“VWAP of Parent Stock” means the volume weighted average price of Parent Stock on Nasdaq for a twenty (20) trading day period, starting with the opening of trading on the twenty-first (21st) trading day prior to the Closing Date to the closing of trading on the second to last trading day prior to the Closing Date, as reported by Bloomberg and determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

A-Annex A-9

ANNEX B

FORM OF VOTING AGREEMENT

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is entered into as of September 2, 2015, by and between DIODES INCORPORATED, a corporation incorporated in the State of Delaware (“Parent”), and the undersigned shareholder (“Shareholder”) of PERICOM SEMICONDUCTOR CORPORATION, a corporation incorporated in the State of California (the “Company”).

RECITALS

A. Shareholder Owns certain securities of the Company.

B. Parent, PSI MERGER SUB, INC., a corporation incorporated in the State of California (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger of even date herewith (as it may be amended from time to time, the “Merger Agreement”), which provides (subject to the conditions set forth therein) for the merger of Merger Sub with and into the Company (the “Merger”).

C. In the Merger, each outstanding share of common stock of the Company is to be converted into the right to receive the consideration set forth in the Merger Agreement.

D. Shareholder is entering into this Agreement in order to induce Parent to enter into the Merger Agreement.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. CERTAIN DEFINITIONS

For purposes of this Agreement:

(a) “Company Common Stock” shall mean the common stock, without par value, of the Company.

(b) Shareholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Shareholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of such security.

(c) “Specified Period” shall mean the period commencing on the date of this Agreement and ending on the Termination Date.

(d) “Subject Securities” shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options, restricted stock units, warrants and other rights to acquire shares of Company Common Stock) Owned by Shareholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, restricted stock units, warrants and other rights to acquire shares of Company Common Stock) of which Shareholder acquires Ownership during the Specified Period; provided, that any Subject Securities transferred as permitted by this Agreement shall from and after such transfer cease to be Subject Securities of Shareholder (but shall thereafter be “Subject Securities” under the similar Voting Agreement entered into by the transferee of such securities; provided, such Subject Securities were transferred during the Specified Period).

(e) “Termination Date” shall mean the earliest of (i) the date upon which the Merger Agreement is validly terminated in accordance with its terms, (ii) the Effective Time, (iii) the End Date, (iv) the date of any material modification, waiver or amendment to any provision of the Merger Agreement that reduces the amount, changes the form or otherwise adversely affects, in any material respect, the consideration payable to the holders of Company Shares pursuant to the Merger Agreement as in effect on the date hereof and (v) the mutual consent of Parent and Shareholder.

(f) A Person shall be deemed to have a effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Parent (provided that the exercise by Shareholder of any Company Option held by Shareholder shall not be deemed a Transfer hereunder); or (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Parent.

(g) Capitalized terms used but not otherwise defined in this Agreement have the meanings assigned to such terms in the Merger Agreement.

SECTION 2. TRANSFER OF SUBJECT SECURITIES AND VOTING RIGHTS

2.1 Restriction on Transfer of Subject Securities. Subject to Section 2.3, during the Specified Period, Shareholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected.

2.2 Restriction on Transfer of Voting Rights. During the Specified Period, Shareholder shall not: (a) deposit any Subject Securities into a voting trust; or (b) grant a proxy or enter into a voting agreement or similar agreement (other than this Agreement) with respect to any of the Subject Securities, in each case in a manner which would or would reasonably be expected to (i) prevent or materially hinder the ability of Shareholder to perform any of Shareholder’s obligations hereunder, (ii) limit or reduce any of the rights of Parent hereunder or (iii) be inconsistent with any of the terms of this Agreement.

2.3 Permitted Transfers. Section 2.1 shall not prohibit a Transfer of Subject Securities by Shareholder (a) to any member of Shareholder’s immediate family, or to a trust for the benefit of Shareholder or any member of Shareholder’s immediate family, (b) by will or operation of law or upon the death of Shareholder, (c) in connection with or for the purpose of personal tax-planning or estate-planning, (d) to Affiliates of Shareholder, or (e) for charitable purposes or as charitable gifts or donations; provided, however, that a Transfer referred to in this Section 2.3 shall be permitted only if, as a precondition to such transfer, the transferee agrees in writing to be bound by all of the terms of this Agreement. In addition, notwithstanding anything in this Agreement to the contrary, Shareholder may make: (A) with respect to Shareholder’s Company Options, Transfers of the underlying Subject Securities to the Company (or cancellations) in payment of the exercise price of the Shareholder’s Company Options, [and] (B) with respect to Shareholder’s Company Options or Company RSUs, Transfers or cancellations of the underlying Subject Securities to the Company in order to satisfy taxes applicable to the exercise of the Shareholder’s Company Options or receipt of such Company RSUs, [and (C) Transfers not for value of up to 40% of the Subject Securities then held by Shareholder; provided that such Transfer is consummated no earlier than 10 Business Days prior to the date for which the Company Shareholder Meeting is scheduled,]1 [and (D) Transfers not for value of up to 5% of the Subject Securities then held by Shareholder].2

SECTION 3. VOTING OF SHARES; PROXY

3.1 Voting Covenant. Shareholder hereby agrees that, during the Specified Period, at every meeting of the Shareholders of the Company, however called, and at every adjournment or postponement thereof, and in any written action by consent of shareholders of the Company, unless otherwise directed in writing by Parent and to the extent not voted by the Person(s) appointed pursuant to Section 3.2 hereof, Shareholder shall vote all shares of Company Common Stock owned of record by Shareholder and, subject to Section 3.3, all other Subject Securities (to the fullest extent of Shareholder’s right to do so):

(a) in favor of the approval and adoption of the Merger Agreement, the Merger, the Agreement of Merger and the Transactions; and

[1]	For Alex Hui and John Hui.
[2]	For Alex Hui.

(b) against the following actions (other than the Merger and the Transactions): (A) any Acquisition Proposal (including any Superior Proposal) or (B) any other proposal or transaction involving the Company or any of its Subsidiaries that would reasonably be expected to result in any of the conditions to the Company’s obligations to consummate the Merger set forth in Article VIII of the Merger Agreement not being fulfilled.

During the Specified Period, Shareholder shall not enter into any Contract or understanding with any Person to vote or give instructions in any manner inconsistent with clause “(a)” or clause “(b)” of the preceding sentence. Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit or restrict Shareholder from (i) acting in Shareholder’s capacity as a director, officer or employee of the Company or in Shareholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust, to the extent applicable, it being understood that this Agreement shall apply to Shareholder solely in Shareholder’s capacity as a shareholder of the Company; or (ii) voting (including by proxy or written consent) in Shareholder’s sole discretion on any matter other than the matters referred to in this Section 3.1.

3.2 Irrevocable Proxy.

(a) Concurrently with the execution and delivery of this Agreement Shareholder shall deliver to Parent a duly executed proxy in the form attached to this Agreement as Exhibit A, which proxy is coupled with an interest sufficient to support an irrevocable proxy and which shall be irrevocable to the fullest extent permitted by law until the Termination Date with respect to each and every meeting of shareholders of the Company or action or approval by written resolution or consent of shareholders of the Company solely with respect to the matters contemplated in Section 3.1 (at all times prior to the Termination Date) with respect to the shares of Company Common Stock and other Subject Securities referred to therein (the “Proxy”); provided that the Proxy shall automatically terminate upon the termination of this Agreement.

(b) Shareholder hereby revokes any and all prior proxies or powers of attorney given by the Shareholder with respect to the voting of any shares of Company Common Stock or other Subject Securities inconsistent with the terms of Section 3.1 hereof and agrees not to grant any subsequent proxies or powers of attorney with respect to the voting of any shares of Company Common Stock or other Subject Securities inconsistent with the terms of Section 3.1 prior to the Termination Date.

3.3 Conversion or Exercise. Nothing contained in this Agreement shall require Shareholder (or shall entitle any proxy of Shareholder) to (i) convert, exercise or exchange any option, warrants or convertible securities in order to obtain any underlying Subject Securities or (ii) vote, or execute any consent with respect to, any Subject Securities underlying such options, warrants or convertible securities that have not yet been issued as of the applicable record date for that vote or consent.

SECTION 4. WAIVER OF DISSENTERS’ RIGHTS

Shareholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, with respect to any shares of Company Common Stock or Subject Securities Owned by Shareholder, any rights of appraisal, any dissenters’ rights, any rights to demand payment of fair value for Subject Securities held by Shareholder under Chapter 13, and any similar rights relating to the Merger that Shareholder or any other Person who is the record owner of such shares of Company Common Stock or Subject Securities Owned by Shareholder may have by virtue of any shares of Company Common Stock or Subject Securities. Furthermore, Shareholder agrees not to exercise any rights of appraisal or dissenters’ rights that Shareholder may have (whether under applicable Law or otherwise) or could possibly have or acquire in connection with the Merger.

SECTION 5. NO SOLICITATION

Shareholder agrees that, during the Specified Period, Shareholder shall not knowingly, without limiting the last sentence of Section 3.1, directly or indirectly, take or authorize to be taken any action that the Company is prohibited from taking or authorizing to be taken pursuant to Section 5.7 of the Merger Agreement.

SECTION 6. REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

Shareholder hereby represents, warrants and covenants to Parent as follows as of the date hereof:

6.1 Authorization, etc. Shareholder has all requisite power, capacity and authority to execute and deliver this Agreement and the Proxy and, with respect to the Subject Securities not Transferred in accordance with Section 2.3 hereof, to grant the rights to Parent set forth herein and therein and to perform Shareholder’s obligations hereunder and thereunder. This Agreement and the Proxy have been duly executed and delivered by Shareholder and, assuming the due authorization, execution and delivery of this Agreement by Parent, constitute legal, valid and binding obligations of Shareholder, enforceable against Shareholder in accordance with their terms, subject to the Enforceability Exceptions.

6.2 No Conflicts or Consents.

(a) The execution and delivery of this Agreement and the Proxy by Shareholder do not, and the performance of this Agreement and the Proxy by Shareholder will not: (i) conflict with, result in a breach or violation of or default under (with or without notice or lapse of time or both), or violate any Law, order, or Contract applicable to Shareholder or by which Shareholder or any of Shareholder’s assets or properties is or may be bound or affected; or (ii) result in the creation of any Lien (other than Liens created by this Agreement) or restriction on any of the shares of Company Common Stock or Subject Securities Owned by Shareholder, in each case except for any conflict, violation, breach, default or Lien that would not, individually or in the aggregate, adversely affect Shareholder’s ability to exercise his, her or its voting power under Section 3.1 or grant the Proxy pursuant to Section 3.2 or otherwise grant to Parent the rights granted hereby.

(b) The execution and delivery of this Agreement and the Proxy by Shareholder do not, and the performance of this Agreement and the Proxy by Shareholder will not, require any approval or other consent of, or notice to, any Person other than pursuant to the applicable requirements, if any, under the Exchange Act and any other applicable U.S. state or federal securities laws, including any reports under Section 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

6.3 Title to Securities. As of the date of this Agreement: (a) Shareholder holds of record (free and clear of any Liens (other than: (i) Liens created by this Agreement, or (ii) transfer restrictions provided under the Securities Act and the “blue sky” laws of the various states of the United States (the “Permitted Liens”)) that would adversely affect Shareholder’s ability to exercise his, her or its voting power under Section 3.1, grant the Proxy pursuant to Section 3.2 or otherwise grant to Parent the rights granted hereby and thereby and comply with all of the terms hereof and thereof) the number of outstanding shares of Company Common Stock set forth under the heading “Shares Held of Record” on the signature page hereof; (b) Shareholder holds the Company Options, Company RSUs, warrants and other rights to acquire shares of Company Common Stock set forth under the heading “Options and Other Rights” on the signature page hereof; (c) Shareholder owns beneficially and not of record (free and clear of any Liens (other than Permitted Liens) that would adversely affect Shareholder’s ability to exercise his, her or its voting power under Section 3.1, grant the Proxy pursuant to Section 3.2 or otherwise grant to Parent the rights granted hereby and thereby and comply with all of the terms hereof and thereof) the additional securities of the Company set forth under the heading “Additional Securities Beneficially Owned” on the signature page hereof; and (d) Shareholder does not directly or indirectly Own any shares of capital stock or other securities of the Company or any of its Subsidiaries, or any Company Options, Company RSUs, restricted shares, warrants or other rights to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company or any of its Subsidiaries, other than the shares and Company Options, Company RSUs, warrants and other rights set forth on the signature page hereof. Shareholder’s principal residence or place of business is set forth on the signature page hereto. If Shareholder is a married individual, he or she shall concurrently with the execution and delivery of this Agreement, cause his or her spouse to execute and deliver to Parent a consent of spouse in the form attached hereto as Exhibit B.

6.4 Due Incorporation. If Shareholder is a corporation, limited partnership or limited liability company, Shareholder is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or constituted.

6.5 No Litigation. Shareholder agrees that Shareholder will not in Shareholder’s capacity as a shareholder of the Company bring, commence, institute, maintain, prosecute or voluntary aid any Action, claim, suit or cause of action, in law or in equity, in any court or before any Governmental Entity, which (i) challenges the validity or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this Agreement by Shareholder, either alone or together with the other Company voting agreements and proxies to be delivered in connection with the execution of the Merger Agreement, or the adoption and approval of the Merger Agreement by the Company’s Board of Directors, breaches any fiduciary duty of the Company’s Board of Directors or any member thereof.

SECTION 7. TERMINATION

This Agreement shall terminate automatically without any notice or other action by any party upon the Termination Date. Upon termination of this Agreement, no party hereto shall have any further obligations or liabilities under this Agreement and the Proxy shall be automatically revoked, terminated and of no further force and effect; provided, however, that the provisions of Section 8 shall survive any termination of this Agreement.

SECTION 8. MISCELLANEOUS

8.1 Further Assurances. During the Specified Period, Parent and Shareholder shall execute and deliver such additional transfers, assignments, endorsements, proxies, consents and other instruments as the other party may reasonably request to carry out the express terms of this Agreement.

8.2 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

8.3 Notices. Any notice or other communication required or permitted to be delivered to either party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when received at the address or facsimile telephone number set forth beneath the name of such party below (or at such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

if to Shareholder:

at the address set forth on the signature page hereof; and

if to Parent:

Diodes Incorporated

4949 Hedgcoxe Road, Suite 200

Plano, TX 75024

Attention: Keh-Shew Lu, Chief Executive Officer

Facsimile No.: (972) 731-3510

with a copy to:

Sheppard, Mullin, Richter & Hampton, LLP

333 South Hope Street

Forty-Third Floor

Los Angeles, CA 90071

Attention: Peter M. Menard, Esq.

Telephone No.: (213) 617-5483

Facsimile No.: (213) 443-2860

8.4 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

8.5 Entire Agreement. This Agreement, the Proxy and any other documents referred to herein or delivered pursuant hereto constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto and are not intended to confer, and shall not be construed as conferring, upon any person other than the parties hereto any rights or remedies hereunder. No addition to or modification of any provision of this Agreement shall be binding upon either party unless made in writing and signed by both parties.

8.6 Assignment; Binding Effect. Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by either party, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon Shareholder and Shareholder’s heirs, estate, executors, successors and permitted assigns, and shall inure to the benefit of Parent and its successors and permitted assigns. Without limiting any of the restrictions set forth in Section 2, Section 3 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Agreement is intended to confer on any Person (other than the parties hereto and their respective successors and permitted assigns) any rights or remedies of any nature.

8.7 Independence of Obligations. The covenants and obligations of Shareholder set forth in this Agreement shall be construed as independent of any other Contract or arrangement between Shareholder, on the one hand, and the Company or Parent, on the other. The existence of any claim or cause of action by Shareholder against the Company or Parent shall not constitute a defense to the enforcement of any of covenants or obligations of Shareholder under this Agreement. Nothing in this Agreement shall be construed as limiting any of the rights or remedies of any party under the Merger Agreement or any of the rights or remedies of the Company or Parent or any of the obligations of Shareholder under any Contract between Shareholder and Parent or any certificate or instrument executed by Shareholder in favor of Parent; and nothing in the Merger Agreement or in any other such Contract, certificate or instrument shall limit any of Shareholder’s obligations, or any of the rights or remedies of Parent, under this Agreement.

8.8 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by the other party of any covenant or obligation contained in this Agreement, such party shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order from a court of competent jurisdiction of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or overtly threatened breach. Each party further agrees that neither the other party nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.8, and each party irrevocably waives any right he or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

8.9 Non-Exclusivity. The rights and remedies of Parent and the Shareholder under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

8.10 Governing Law; Jurisdiction.

(a) This Agreement and all disputes, controversies, cross-claims, third-party claims or other Proceedings of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, arising out of or in connection with or relating to any matter which is the subject of this Agreement or any of the transactions contemplated by this Agreement will be governed by, and construed in accordance with, the Laws of the State of California, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of California or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of California.

(b) Each of the parties hereto (i) consents to submit itself to the exclusive personal jurisdiction and exclusive venue of any United States federal court or California state court located in the City and County of San Francisco, California with respect to any dispute arising out of, relating to or in connection with this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement or any of the transactions contemplated by this Agreement in a United States federal or state court sitting in the City and County of San Francisco, California, as described above. Nothing in this Section 8.10(b) shall prevent any party from bringing an action or proceeding in any jurisdiction to enforce any judgment entered by any United States federal court or California state court located in the City and County of San Francisco, California, as applicable. Each of the parties hereto hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth on the signature page hereof shall be effective service of process for any suit or proceeding in connection with this Agreement or any of the transactions contemplated hereby.

8.11 Counterparts; Electronic Transmission. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery shall be sufficient to bind the parties to the terms of this Agreement.

8.12 Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.13 Waiver. No failure on the part of any party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party hereto in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party hereto shall be deemed to have waived any claim available to such party arising out of this Agreement, or any power, right, privilege or remedy of such party under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.14 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

8.15 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in any of Parent, Merger Sub, the Company or any of their respective Affiliates any direct or indirect ownership or incidence of ownership of or with respect to any Subject Securities. All rights, ownership and economic benefits of and relating to the Subject Securities shall remain vested in and belong to Shareholder and none of Parent, Merger Sub, the Company or any of their respective Affiliates shall have any authority to exercise any power or authority to direct Shareholder in the voting of any of the Subject Securities except as expressly provided in this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Parent and Shareholder have caused this Agreement to be executed as of the date first written above.

DIODES INCORPORATED

By

Title

SHAREHOLDER

Signature

Printed Name

Address:

Facsimile:

Shares Held of Record	Options and Other Rights	Additional Securities Beneficially Owned

Signature Page to Voting Agreement

EXHIBIT A

FORM OF IRREVOCABLE PROXY

The undersigned shareholder (the “Shareholder”) of PERICOM SEMICONDUCTOR CORPORATION, a corporation incorporated in the State of California (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes [        ] and DIODES INCORPORATED, a corporation incorporated in the State of Delaware (“Parent”), the sole and exclusive attorneys and proxies of the Shareholder, with full power of substitution and resubstitution, to vote and exercise all voting rights (to the fullest extent of the Shareholder’s rights to do so) solely with respect to the matters expressly set forth in this proxy and with respect to: (i) the outstanding shares of capital stock of the Company owned of record by the Shareholder as of the record date of any meeting of the shareholders of the Company at which such shares will be voted; and (ii) any and all other shares of capital stock of the Company which the Shareholder may acquire of record on or after the date hereof. (The shares of the capital stock of the Company referred to in clauses “(i)” and “(ii)” of the immediately preceding sentence are collectively referred to as the “Shares.”) Upon the execution hereof, all prior proxies given by the Shareholder with respect to the voting of any Shares inconsistent with the terms of this proxy and Section 3.1 of the Voting Agreement (as defined below) are hereby revoked, and the Shareholder agrees that no subsequent proxies will be given with respect to the voting of any Shares inconsistent with the terms of this proxy and Section 3.1 of the Voting Agreement until after the Termination Date.

This proxy is irrevocable, is coupled with an interest and is granted in connection with, and as security for Shareholder’s performance under, the Voting Agreement, dated as of the date hereof, between Parent and the Shareholder (the “Voting Agreement”), and is granted in consideration of Parent entering into the Agreement and Plan of Merger, dated as of the date hereof, among Parent, PSI MERGER SUB, INC., a corporation incorporated in the State of California and a wholly-owned subsidiary of Parent, and the Company (as it may be amended from time to time, the “Merger Agreement”). This proxy will automatically terminate without any notice or other action by any party on the Termination Date (as defined in the Voting Agreement). Capitalized terms used in this Proxy and not defined in this Proxy have the meanings set forth in the Voting Agreement.

Each of the attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Shares at any time until the Termination Date at any meeting of the shareholders of the Company, however called, and in connection with any written action by consent of shareholders of the Company:

(a) in favor of the approval and adoption of the Merger Agreement, the Merger, the Agreement of Merger and the Transactions; and

(b) against the following actions (other than the Merger and the Transactions): (A) any Acquisition Proposal (including any Superior Proposal) or (B) any other proposal or transaction involving the Company or any of its Subsidiaries that would reasonably be expected to result in any of the conditions to the Company’s obligations to consummate the Merger set forth in Article VIII of the Merger Agreement not being fulfilled.

The Shareholder may vote the Shares on all other matters not referred to in this proxy, and Parent or any of the attorneys and proxies named above shall not exercise this proxy for any purpose other than the purposes expressly set forth in this proxy.

All authority herein conferred shall survive the death or incapacity of the Shareholder and this proxy shall be binding upon the heirs, estate, executors, successors and assigns of the Shareholder (including any transferee of any of the Shares).

Any term or provision of this proxy that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this proxy or the validity or enforceability of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this proxy is invalid or unenforceable, the court making such determination shall have the power to limit such term or provision, to

B-EXA-1

delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this proxy shall be valid and enforceable as so modified.

Dated: September     , 2015

SHAREHOLDER

Signature

Printed Name

Number of shares of common stock of the Company owned of record as of the date of this proxy:

Signature Page to Proxy

B-EXA-2

EXHIBIT B

FORM OF CONSENT OF SPOUSE

The undersigned, being the spouse of              (“Shareholder”), who has become a signatory to the Voting Agreement (the “Agreement”) dated as of September [    ], 2015, by and between DIODES INCORPORATED, a corporation incorporated in the State of Delaware (“Parent”), and Shareholder, hereby acknowledges that the undersigned has read the Agreement and knows its contents; that the undersigned is aware that by the provisions of the Agreement his or her spouse agrees to certain voting, transfer and other restrictions regard his or her direct and indirect interests in PERICOM SEMICONDUCTOR CORPORATION, a corporation incorporated in the State of California (the “Company”), either in his or her individual capacity or as trustee of a trust that holds such interests, including the community property interest thereof of the undersigned; that the undersigned hereby consents to and approves of the provisions of the Agreement and, to the extent of such community property interest, agrees to abide by the provisions of the Agreement.

To the extent the undersigned shall succeed to any or all of the interest of the undersigned’s spouse in the direct and indirect interests in the Company or the consideration to be received by the undersigned’s spouse in respect of the direct and indirect interests in the Company, whether by voluntary transfer or transfer by operation of law, property settlement agreement or pursuant to a dissolution of marriage proceeding, or by decree or order of court, or in any other manner, such interest shall be subject to all terms of the Agreement.

This Consent of Spouse shall be binding on the undersigned and on the undersigned’s successors, assigns, representatives, heirs and legatees.

This Consent of Spouse is not intended to alter and shall not alter the community property, separate property or quasi-community property status of any property of the undersigned or the spouse of the undersigned.

The undersigned understands and agrees that (i) he or she has carefully read and fully understands all of the terms of this Consent of Spouse; and (ii) he or she is under no disability or impairment that affects his or her decision to sign this Consent of Spouse and knowingly and voluntarily intends to be legally bound by this Consent of Spouse.

Print Name:
Spouse of:

Signature Page to Consent of Spouse

B-EXB-1

ANNEX C

OPINION OF COWEN AND COMPANY, LLC

September 2, 2015

Board of Directors

Pericom Semiconductor Corporation

1545 Barber Lane

Milpitas, CA 95035

Members of the Board:

In your capacity as members of the Board of Directors (the “Board of Directors”) of Pericom Semiconductor Corporation (the “Company”), you have requested our opinion (the “Opinion”), as investment bankers, as to the fairness, from a financial point of view, to the holders of the common stock, without par value, of the Company of the Consideration (as defined below) to be received by the shareholders of the Company pursuant to the terms of that certain Agreement and Plan of Merger (the “Agreement”), by and among Diodes Incorporated (“Acquirer”), PSI Merger Sub, Inc. (“Merger Sub”) and the Company.

As more specifically set forth in the Agreement, and subject to the terms, conditions and adjustments set forth in the Agreement, Merger Sub will be merged with and into the Company (the “Transaction”), and each share of the common stock of the Company issued and outstanding immediately prior to the effective time of the Transaction, other than those shares of the common stock of the Company which are not being converted into the right to receive the Consideration under the Agreement, will be converted into the right to receive $17.00 per share in cash (the “Consideration”).

Cowen and Company, LLC (“we” or “Cowen”), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we and our affiliates may actively trade the securities of the Company and Acquirer for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

We are acting as financial advisor to the Company in connection with the Transaction and will receive a fee from the Company for our services pursuant to the terms of our engagement letter with the Company (the “Engagement Letter”), dated as of June 17, 2015, a significant portion of which is contingent upon the consummation of the Transaction. We will also receive a fee for providing this Opinion. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. In the two years preceding the date of this Opinion, Cowen has not had a material relationship with the Company or any other party to the Transaction. Cowen and its affiliates may in the future provide commercial and investment banking services to the Company or Acquirer and may receive fees for the rendering of such services.

In connection with our Opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

•	a draft of the Agreement dated September 2, 2015;

•	certain publicly available financial and other information for the Company and certain other relevant financial and operating data furnished to Cowen by management of the Company;

•	certain internal financial analyses, financial forecasts, reports and other information concerning the Company prepared by the management of the Company (the “Company Forecasts”);

•	discussions we have had with certain members of the management of the Company concerning the historical and current business operations, financial condition and prospects of the Company and such other matters we deemed relevant;

•	certain operating results of the Company as compared to the operating results of certain publicly traded companies we deemed relevant;

•	the reported price and trading histories of the shares of the common stock of the Company as compared to the reported price and trading histories of certain publicly traded companies we deemed relevant;

•	certain financial terms of the Transaction as compared to the financial terms of certain selected business combinations we deemed relevant; and

•	such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this Opinion.

In conducting our review and arriving at our Opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Company or which is publicly available or was otherwise reviewed by us. We have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independent verification of, such information. We have relied upon, without independent verifications, the assessment of the management of the Company as to the existing products and services of the Company and the viability of, and risks associated with, the future products and services of the Company. In addition, we have not conducted nor have assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or Acquirer. We have further relied upon the Company’s representation that all information provided to us by the Company is accurate and complete in all material respects. We have, with your consent, assumed that the Company Forecasts were reasonably prepared by the management of the Company on bases reflecting the best currently available estimates and good faith judgments of such management as to the future performance of the Company, and such Company Forecasts provide a reasonable basis for our Opinion. We express no opinion as to the Company Forecasts or the assumptions on which they were made.

We assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of the Company since the date of the last financial statements made available to us. We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities of the

Company, nor have we been furnished with such materials. In addition, we have not evaluated the solvency or fair value of the Company, Acquirer or Merger Sub under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our Opinion does not address any legal, tax or accounting matters related to the Agreement or the Transaction, as to which we have assumed that the Company and the Board of Directors of the Company have received such advice from legal, tax and accounting advisors as each has determined appropriate. Our Opinion addresses only the fairness of the Consideration, from a financial point of view to the shareholders of the Company. We express no view as to any other aspect or implication of the Transaction or any other agreement, arrangement or understanding entered into in connection with the Transaction or otherwise. Our Opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our Opinion, we do not have any obligation to update, revise or reaffirm our Opinion and we expressly disclaim any responsibility to do so.

We have not considered any potential legislative or regulatory changes currently being considered or recently enacted by the United States or any foreign government, or any domestic or foreign regulatory body, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the Securities and Exchange Commission, the Financial Accounting Standards Board, or any similar foreign regulatory body or board.

For purposes of rendering our Opinion we have assumed in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof. We have assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Transaction. We have assumed that the Transaction will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable state or federal statutes, rules and regulations.

It is understood that this letter is intended for the benefit and use of the Board of Directors of the Company in its consideration of the financial terms of the Transaction and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent, except as set forth in the Engagement Letter. This letter does not constitute a recommendation to any shareholder or any other person as to how to vote with respect to the Transaction or to take any other action in connection with the Transaction or otherwise. We have not been requested to opine as to, and our Opinion does not in any manner address, the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to other business strategies or transactions that might be available to the Company. In addition, we have not been requested to opine as to, and our Opinion does not in any manner address, (i) the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or class of such persons, relative to the Consideration to be received by the public shareholders of the Company or (ii) whether the Acquirer has sufficient cash, available lines of credit or other sources of funds to enable it to pay the Consideration at the closing of the Transaction.

This Opinion was reviewed and approved by Cowen’s Fairness Opinion Review Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Consideration to be received by the shareholders of the Company in the Transaction is fair, from a financial point of view, to the shareholders of the Company.

Very truly yours,

/s/ Cowen and Company, LLC

Cowen and Company, LLC

ANNEX D

CHAPTER 13 OF THE GENERAL CORPORATION LAW OF THE STATE OF CALIFORNIA

1300. (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day of, and immediately prior to, the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed reorganization or short-form merger, as adjusted for any stock split, reverse stock split, or share dividend that becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares to which all of the following apply:

(1) That were not, immediately prior to the reorganization or short-form merger, listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any shares where the holder of those shares is required, by the terms of the reorganization or short-form merger, to accept for the shares anything except: (A) shares of any other corporation, which shares, at the time the reorganization or short-form merger is effective, are listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100; (B) cash in lieu of fractional shares described in the foregoing subparagraph (A); or (C) any combination of the shares and cash in lieu of fractional shares described in the foregoing subparagraphs (A) and (B).

(2) That were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) That the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) That the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

1301. (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each of those shareholders a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in subdivision (b) of Section 1300, not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case, within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder. (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what the shareholder claims to be the fair market value of those shares as determined pursuant to subdivision (a) of Section 1300. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

1302. Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

1303. (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

1304. (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

1305. (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

1306. To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

1307. Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

1308. Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

1309. Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

1310. If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

1311. This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

1312. (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

1313. A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

IMPORTANT SPECIAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Special Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.

	For	Against	Abstain

1.    Approval of the Agreement and Plan of Merger, dated as of September 2, 2015 (the “Merger Agreement”) by and among Pericom Semiconductor Corporation, Diodes Incorporated, a Delaware corporation, and PSI Merger Sub, Inc., a California corporation and a wholly owned subsidiary of Diodes Incorporated, and the merger of PSI Merger Sub, Inc. with and into Pericom Semiconductor Corporation (the “Merger”) with Pericom Semiconductor Corporation surviving the Merger as a direct wholly owned subsidiary of Diodes pursuant thereto (the “Merger Proposal”).

	☐	☐	☐

2. Approval to adjourn the special meeting to solicit additional votes to approve the Merger Proposal, if necessary or appropriate.	☐	☐	☐

3. Approval, on a non-binding, advisory basis, certain compensation that will or may become payable to our named executive officers that is based on or otherwise relates to the Merger.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and
Sign Below

Please sign exactly as your name(s) appear(s) on the books of Pericom Semiconductor Corporation. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

                                             01WRIB

Dear Shareholder,

Please take note of the important information enclosed with this proxy card. There are a number of issues related to the Merger Agreement and the Merger that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted. Then, sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Special Meeting of Shareholders on November 20, 2015.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Pericom Semiconductor Corporation

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — PERICOM SEMICONDUCTOR CORPORATION

1545 BARBER LANE, MILPITAS, CALIFORNIA 95035

Special Meeting of Shareholders – November 20, 2015

Proxy Solicited on Behalf of the Board of Directors

The undersigned, revoking all prior proxies, hereby appoints Alex Chiming Hui and Chi-Hung (John) Hui, Ph.D. as Proxies, with full power of substitution to each, to vote for and on behalf of the undersigned at the November 20, 2015 Special Meeting of Shareholders of Pericom Semiconductor Corporation to be held at the Company’s premises, 1545 Barber Lane, Milpitas, California 95035 at 9:00 am, California time, and at any adjournment or adjournments thereof. The undersigned hereby directs the said proxies to vote in accordance with their judgment on any matters which may properly come before the Special Meeting, all as indicated in the Notice of Special Meeting, receipt of which is hereby acknowledged, and to act on the following matters set forth in such notice as specified by the undersigned.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3.

CONTINUED AND TO BE VOTED ON REVERSE SIDE.